Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179518

The information in this Prospectus Supplement and the accompanying Prospectus is not complete and may be changed or supplemented. This Prospectus Supplement and the accompanying Prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where an offer or sale is not permitted.

Subject to Completion, Dated March 26, 2012

Prospectus Supplement

(To Prospectus dated March 26, 2012)

16,700,000 Shares

Common Stock

We are selling 16,700,000 shares of our common stock in this offering.

You should read carefully this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “HEK.” On March 23, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $4.50 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 4 of the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters an option to purchase, within a period of 30 days beginning with the date of this prospectus supplement, up to an additional 2,505,000 shares solely to cover over-allotments.

The underwriters expect to deliver shares to purchasers on or about                     , 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	Jefferies	Roth Capital Partners

The date of this prospectus supplement is March     , 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering. The second part consists of the accompanying prospectus, which gives more general information about securities that we may offer from time to time, some of which may not be applicable to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. For more information about our common stock offered in this offering, see “Description of Common Stock” in this prospectus supplement and “Description of Capital Securities—Common Stock” in the accompanying prospectus.

Before you invest in our common stock, you should read the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You should also read the exhibits to that registration statement, as well as this prospectus supplement, the accompanying prospectus, any free writing prospectus we may file and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference are described in this prospectus supplement under “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document that we have incorporated by reference into this prospectus supplement, you should rely on the information in the more recent document.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may file. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may file and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise specified or the context requires otherwise, we use the terms “Heckmann,” the “Company,” “we,” “us” and “our” to refer to Heckmann Corporation and its subsidiaries, including Thermo Fluids Inc., and the term “TFI” to refer to TFI Holdings, Inc., together with Thermo Fluids Inc.

The term “TFI Acquisition” refers to our purchase of Thermo Fluids Inc. through the purchase of all of the issued and outstanding common stock of its parent corporation TFI Holdings, Inc. and the related financing transactions as described in “The Transactions” in this prospectus supplement. The term “combined company” refers to Heckmann and its subsidiaries (including TFI) after the completion of the TFI Acquisition.

MARKET AND INDUSTRY DATA

This prospectus supplement includes market and industry data and forecasts that we have derived from a variety of sources, including independent reports, publicly available information, various industry publications, other published industry sources and internal data and estimates. Third-party publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

USE OF NON-GAAP FINANCIAL MEASURES

This prospectus supplement contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of Heckmann Corporation and TFI Holdings, Inc.; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in this prospectus supplement.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets and stock-based compensation, among other items that are inconsistent in amount and frequency (as with acquisition and earn-out expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, and adjusted EBITDA, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP; moreover, other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents we incorporate by reference in this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments;

•	the benefits of our completed and future acquisition and disposition transactions, including our recently announced TFI Acquisition and any future acquisitions; and

•

plans to increase operational capacity, including additional trucks, saltwater disposal and underground injection wells, frac tanks, rail cars, processing facilities and pipeline construction or expansion.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this prospectus supplement and our current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

financial results that may be volatile and may not reflect historical trends due to, among other things, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate;

•	difficulties encountered in integrating acquired assets, businesses and management teams, including the TFI Acquisition;

•	our ability to attract, motivate and retain key executives and qualified employees in key areas of our business;

•	fluctuations in prices and demand for commodities such as natural gas and oil;

•	availability of supplies of used motor oil and demand for recycled fuel oil, and prices thereof;

•	changes in customer drilling activities and capital expenditure plans, including impacts due to lower natural gas prices;

•	difficulties in identifying and completing acquisitions and differences in the type and availability to us of consideration or financing for such acquisitions;

•

risks associated with the operation, construction and development of salt water disposal wells and pipelines, including access to additional disposal well locations and pipeline rights-of-way, and unscheduled delays or inefficiencies;

•	the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets;

•	changes in economic conditions in the markets in which we operate or in the world generally;

•	reduced demand for our services, including due to regulatory or other influences related to extraction methods such as hydrofracturing, or the loss of key customers;

•	control of costs and expenses;

•	present and possible future claims, litigation or enforcement actions or investigations;

•

natural disasters, such as hurricanes, earthquakes and floods, or acts of terrorism that may impact our corporate headquarters or our assets, including our wells or pipelines, our distribution channels, or which otherwise disrupt the markets we serve;

•	the threat or occurrence of international armed conflict and terrorist activities;

•	the unknown future impact on our business from the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules to be promulgated under it;

•

risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and gas extraction and re-refining businesses, particularly relating to water usage and water and waste disposal, transportation and treatment, uses of recycled fuel oil, collection of used motor oil, and transportation of oil; and

•	other risks referenced from time to time in our past and future filings with the SEC and those factors listed in this prospectus supplement under “Risk Factors” beginning on page S-16.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus supplement. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

v

PROSPECTUS SUPPLEMENT SUMMARY

The following summary should be read together with the information contained or incorporated by reference in other parts of this prospectus supplement. This summary does not contain all of the information you should consider before investing in the common stock. You should read carefully the rest of this prospectus supplement, the accompanying prospectus and other referenced documents and should consider, among other things, the matters set forth under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heckmann Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TFI Holdings, Inc.,” and our combined financial statements and related notes to those statements and other financial data included elsewhere in this prospectus supplement and referenced documents. Some of the statements in the following summary are forward-looking statements. See the section titled “Forward-Looking Statements.” Unless the context requires otherwise, references in this prospectus supplement to the “Company,” “we,” “us,” “our” or “ours” refer to Heckmann Corporation, together with its subsidiaries and predecessor entities. Unless the context requires otherwise, references in this prospectus supplement to TFI refer to TFI Holdings, Inc., together with Thermo Fluids Inc. All historical financial data is for continuing operations after giving effect to our disposition of China Water and Drinks, Inc. (“China Water”) in September 2011. Unless otherwise indicated, all statistical information concerning the Company and TFI relating to quantity, location and character of assets and number of employees is as of December 31, 2011.

Company Overview

We offer a “one-stop” shop for energy-related water solutions to customers in the oil and gas exploration and production (“E&P”) industry across the United States. We provide these services utilizing our scaled infrastructure and asset base, which includes 25 disposal wells, more than 500 trucks, and approximately 1,100 frac tanks, 50 miles of permanent pipeline and 200 miles of temporary pipeline operating in key unconventional resource basins such as the Haynesville, Eagle Ford, Utica, Marcellus, Barnett and Tuscaloosa Marine Shales.

Advances in drilling technology and development of unconventional North American hydrocarbon resources—oil and gas shale fields—allow previously inaccessible or non-economical formations in the earth’s crust to be exploited by utilizing high water pressure methods (or the process known as hydraulic fracturing, or fracking) combined with proppant fluids (containing sand grains or microscopic ceramic beads) to crack open new perforation depths and fissures to extract large quantities of natural gas, oil, and other hydrocarbon condensates. Complex water flows represent the largest waste stream from these methods of hydrocarbon exploration and production. We provide, and continue to develop, total water service solutions for the effective and efficient delivery, treatment and disposal of fresh water, flowback and produced water flows resulting from increased exploration in these unconventional oil and gas fields, which are often referred to as “shale” or “unconventional” resource areas or plays.

In addition, through our March 8, 2012 announced acquisition of TFI (the “TFI Acquisition”), we will expand our operations to include the collection of used motor oil (“UMO”), which we process and sell as reprocessed fuel oil (“RFO”), as well as providing complementary environmental services for a diverse commercial and industrial customer base. TFI operates 35 processing facilities and 290 tanker trucks, vacuum trucks, trailers and other vehicles and serves more than 20,000 commercial and industrial customer locations, which significantly enhances our existing asset base and positions us for further growth across the environmental services spectrum. TFI will form our new operating segment, Heckmann Environmental Services.

We believe this acquisition will:

•	increase the scale of our operations;

•	diversify our revenue sources by service offering, commodity exposure, geographic footprint and customer base;

•	further leverage our business model to complex environmental regulations; and

•	enhance cash flow with minimal capital expenditure requirements.

For the year ended December 31, 2011, we generated pro forma revenues and Adjusted EBITDA of $270.6 million and $59.4 million, respectively, compared to the 2011 net loss of $0.1 million from continuing operations for Heckmann and 2011 net income of $8.3 million for TFI.

Upon completion of the TFI Acquisition, we will conduct our operations through two business segments:

Heckmann Water Resources (“HWR”)—58% of total 2011 pro forma revenue

Through our Heckmann Water Resources segment, we address the pervasive demand for diverse water solutions required for the production of shale oil and gas in an integrated and efficient manner through our broad array of service and product offerings. Water issues are critical to the development of the unconventional energy industry. Millions of gallons of fresh water are typically required for each fracked well. We expect companies to drill and frac thousands of wells to retrieve the trapped natural gas, oil and other natural resources. The water must be delivered to the well site, by truck or pipeline, stored on site (generally in temporary ponds or frac tanks), and then delivered to the well head for hydrofracturing operations. Water is then injected at extremely high pressures, breaking the shale and releasing the oil and/or natural gas. Subsequently, water returns to the surface over time: approximately 15%—20% of the water is returned as flowback water generally within the first two to three weeks after the hydrofracturing has commenced, and water from the formation is produced alongside oil and/or natural gas over the life of the well. These waters are generally re-used, recycled or treated and disposed off-site.

We focus on providing total water solutions. We currently conduct multi-modal water disposal, treatment, trucking and pipeline transportation operations in key unconventional basins such as the Haynesville, Eagle Ford, Utica, Marcellus, Barnett and Tuscaloosa Marine Shale areas in the United States, and are extending our businesses and operations into other oil- and liquids-rich shale areas and repositioning assets into those areas. We serve customers seeking sourcing and delivery, transmission, storage, transportation, treatment or disposal of fresh water and complex wastewater flows, such as flowback from shale oil and gas hydraulic fracturing drilling operations, as well as produced brine water, recycling and fluids recovery. We generally expect to assist customers with their produced water recovery requirements for the life of wells, which enhances visibility in our financial performance.

We place great emphasis on health, safety and the environment (“HSE”), which our customers often value as a critical characteristic of their service providers, particularly larger companies that have invested billions of dollars in unconventional oil and gas assets over the past several years. Our large customers, including Chesapeake Energy Corporation, Encana Corporation, Chief Oil & Gas, LLC, EXCO Resources, Inc. and Goodrich Petroleum Corporation, understand the importance of proper disposal and treatment of water waste. We believe our HSE focus, our suite of services and scale across unconventional basins provides a competitive advantage relative to many smaller competitors.

HWR’s assets include a substantially completed 50-mile underground pipeline network in the Haynesville Shale area for the efficient delivery of fresh water and removal of produced water. We also have approximately 200 miles of portable poly and aluminum pipe and associated pumps and other equipment that are used above ground for pumping and transporting water. We also own and operate a fleet of more than 500 trucks for water transportation and approximately 1,100 frac tanks, which can generally be moved to meet customer demand and market conditions. In addition, we have 25 operating salt water disposal or underground injection wells in the Haynesville and Eagle Ford Shale areas, which have a combined permitted salt water disposal capacity of more than 400,000 barrels per day, and we are also in various stages of acquiring, developing and permitting additional salt water disposal wells in our operating markets. We believe our collection of assets and their diversity within and across various shale areas is a competitive strength.

Heckmann Environmental Services (“HES”)—42% of total 2011 pro forma revenue

Our HES segment will initially consist of TFI’s operations and assets. TFI provides route-based environmental services and waste recycling solutions. Founded in 1993, TFI today operates a highly scalable network infrastructure of 35 processing facilities and 290 tanker trucks, vacuum trucks, trailers and other vehicles. Serving customers in 19 states stretching from Washington to Texas, we provide a full suite of essential services to a diverse range of more than 20,000 commercial and industrial customer facilities that collectively generate high volumes of regulated non-hazardous waste on a daily basis.

TFI offers customers a reliable, high-quality and environmentally responsible solution through TFI’s “one-stop” shop of collection and recycling services for waste products, including UMO, wastewater, spent antifreeze, used oil filters and parts washers. Currently, TFI collects more than 50 million gallons of UMO annually, making it one of the largest used oil collection and recycling firms in the Western United States. TFI collects UMO and reprocesses it to be sold in the form of RFO to industrial customers as a lower cost, higher British Thermal Unit (“BTU”) alternative to diesel fuel and increasingly to re-refiners as a critical feedstock for the production of base lubricants. TFI also provides essential environmental services that assist customers with the removal and safe disposal and/or recycling of non-UMO waste products such as oily wastewater, industrial waste, antifreeze, oil filters and parts washers solvent. These highly complementary environmental services leverage TFI’s existing route-based infrastructure, deepen relationships with its customer base, and enhance revenue and profit diversity.

Approximately 55% of TFI’s UMO volume is sourced from participants within the automotive service industry (e.g., quick lube shops, auto dealerships, retail automotive service providers, etc.). The remaining UMO volumes are generally collected from a diverse array of commercial and industrial operations across the trucking, railroad, manufacturing and mining industries. TFI also sells RFO to more than 250 customer facilities in the Western United States typically associated with energy-intensive industries that require the use of a boiler or furnace, such as the asphalt, pulp, paper and bunker fuel markets. Since 2008, TFI has increased its volume to the re-refining market, which has experienced significant growth due to the value proposition of processed products relative to virgin alternatives (such as crude oil or diesel fuel) and a continued trend toward sustainable manufacturing and purchasing initiatives.

Our Strengths

Large Scale and Range of Services in Highly Fragmented Sectors. Our size and breadth of services allow us to more effectively and efficiently serve our customers than many of our smaller local and regional competitors. We believe that we are the leading provider of total water and wastewater solutions in the Haynesville Shale area, with a growing presence in other unconventional basins in which we operate. We are a “one-stop” shop for integrated water solutions in our markets, with many of our competitors offering selected water services which are secondary to their broader oilfield service offerings. We believe that TFI is a leading vertically-integrated provider in the Western United States of environmental waste collection services specializing in UMO collection and RFO production. Many of our large customers are focused on utilizing larger, more qualified service providers, such as ourselves, which offer comprehensive services, highly qualified employees and high standards of regulatory compliance.

Visible Cash Flows from Stable Demand Drivers and Contractual Agreements. We believe the demand drivers from many of our services and our contractual agreements produce cash flow visibility and reduce the impact of volatile commodity prices. Our HWR segment derives a significant portion of its revenue from long-term, stable produced water flows, and we have existing long-term contracts with several industry leaders such as our recent five-year take-or-pay agreement with a large oil and gas exploration company for our LNG truck services. Our HES segment benefits from the correlation of UMO and RFO prices, which increases margin and cash flow visibility. In addition, in 2011, a significant majority of TFI’s UMO and RFO volumes were subject to indexed or fixed price contracts that limit margin and cash flow volatility associated with changes in commodity prices. We intend to maintain similar percentages of our UMO and RFO volumes under fixed or indexed price contracts going forward.

Diversified Revenue Sources and Customer Base. Our service offerings cover the unconventional oil and gas development market and, following the TFI Acquisition, the environmental services and used oil collection and recycling markets. The additional service offerings from the TFI Acquisition provide a large, new customer base and when combined with our growth in oil- and liquids-rich unconventional basins will further balance our exposure between crude oil and natural gas demand and activity. Over the past year, we have expanded our services and repositioned assets to the Eagle Ford, Utica, Tuscaloosa Marine and Permian Basin areas, which are characterized by oil and liquids production. Between our HWR and HES segments we have the ability to offer our services across the United States, with operations in multiple shale areas from Texas and Louisiana to Pennsylvania and Ohio and customers in more than 19 states in the Western United States. Our diversified revenue sources and high quality customer base include integrated majors, independent oil and gas producers and more than 20,000 commercial and industrial facilities.

Customer Demand Enhanced by Complex Environmental Regulations. We believe we are well positioned as a water and environmental services provider in a period of increasing regulations governing water and UMO processing, disposal and treatment. As shale drilling has rapidly increased, many new regulations are addressing all aspects of these operations and much of the new regulatory focus centers around the source, disposal and recycling of water. HWR is well positioned as a large-scale water service company providing leading edge practices for managing E&P companies’ water issues. Through its comprehensive Green Shield ServicesTM program, our HES segment offers a full-service waste stream management solution. The collection of UMO is subject to stringent regulatory requirements and facility permitting processes that, depending on the type of facility, can take several years to complete. We provide customers in both segments the ability to effectively outsource many of the regulatory issues surrounding their business, including frequent regulatory changes and developments, and allow them the ability to focus on their respective core competencies.

Executive Team with Extensive Experience in Water and Environmental Services. Our senior management has decades of combined global water and environmental services industry experience with an emphasis on acquiring and building sustainable businesses, driving operational excellence, developing regulatory acumen, and utilizing financial discipline. Our CEO, Richard Heckmann, COO, Charles Gordon, CFO, Chris Chisholm, and CLO, Damian Georgino, have extensive experience building and managing water and environmental services companies and TFI’s James Devlin and other senior team members are also experienced environmental industry executives. We believe our collective experience provides a key strength in managing and driving our growth.

Our Strategy

We plan to build upon our competitive strengths to grow our business through the following strategies:

Capitalize on Our Operational, Environmental and Regulatory Expertise. We believe our management team and employees have developed significant expertise regarding the issues surrounding water solutions and waste products, and can efficiently and safely provide services to our customers to manage this aspect of their business. We plan to use this ability to provide superior service and identify new service offerings, customers or geographies. We expect demand for our services to increase as regulations increase the financial and operational burdens on our customers.

Focus on Consistent and Analytical Operational Improvement. We aggressively integrate and develop best practices that are implemented across the business. Our customers require high levels of service with regard to regulatory and environmental compliance, which we emphasize through extensive employee training, routine maintenance of our asset base and consistent analysis of our operating performance. Our offices and assets are standardized to facilitate training, maintenance efficiency and optimize costs. Within our HWR segment, we are currently taking delivery of new trucks (including LNG trucks) to reduce fuel costs, and implementing new accounting, invoicing, and fleet management systems to reduce costs and paperwork, improve data collection and increase operating efficiency.

Pursue Disciplined Growth in Core Segments. Our strategy is to grow our operating footprint, strategically reposition our assets and increase our service offerings in our core areas of competency. Specifically, in our HWR segment we are opportunistically growing our geographic footprint and strategically repositioning assets into new shale and unconventional areas, leveraging existing customer relationships in new operating regions. Additionally, while our UMO environmental services revenue has grown to nearly 20% of TFI’s total revenue in 2011, only one half of TFI’s customers utilize non-UMO environmental services. We plan to strategically expand the operating footprint of our HWR and HES segments through selective strategic acquisitions, increasing the scale and operating efficiency of our water solutions, oil collection and recycling operations and environmental services.

Industry Overview

Unconventional Oil and Gas Exploration

Over the past decade, E&P companies have focused on exploiting the vast resource potential available across many of North America’s unconventional resource areas through the application of horizontal drilling and completion technologies, including multi-stage hydraulic fracturing technologies that are highly water-intensive. We believe long-term capital for the continued development in new and existing basins will be provided in part by the large, well-capitalized domestic and international oil and natural gas companies that have made and continue to make significant capital commitments through joint ventures and direct investments in North America’s unconventional basins. We believe these companies are more likely to focus on environmental regulatory issues and prefer to work with large, highly qualified service providers.

While falling natural gas prices have resulted in a decline in drilling in natural gas unconventional areas, there continues to be increasing drilling activity in oil- and liquids-rich formations in the United States, such as the Eagle Ford, Utica, Bakken, Cana Woodford, Granite Wash, Niobrara and Permian Basin resource areas. According to Baker Hughes Incorporated, the oil- and liquids-focused rig count increased from a low of 20.9% of 876 total active rigs in June 2009 to 66.4% of 1,984 total active rigs as of March 16, 2012. We believe ongoing drilling activity and resulting increased water production from wells in these resource areas will continue to support sustained growth in demand for comprehensive water management services and further balance our exposure between oil and natural gas drilling activity and production as we make acquisitions and strategically position our assets in response to market demand and customer requirements.

Used Oil Collection and Recycling

The used oil collection and recycling industry is comprised of companies that provide routine and event based collections of UMO and other used oil (and other related waste) from a broad range of commercial and industrial businesses. As a result of environmental regulations that prohibit the disposal of used oil into sewers or landfills, generators of used oil must arrange to have their waste picked up periodically in order to avoid their storage tanks getting full. Following collection, the UMO is reprocessed into RFO, a commercial-grade fuel product, and typically sold into energy-intensive industries as an inexpensive and efficient alternative source to crude oil or diesel fuel. In recent years, the U.S. re-refining industry has grown significantly as an alternative end market for RFO, driving increased demand.

Used Motor Oil

An estimated 1.4 billion gallons of used oil are generated in the U.S. every year, of which approximately 1.0 billion gallons are collected. The balance of 0.4 billion gallons is lost due to improper management, on-site reuse and disposal. Approximately two-thirds of the overall market volume is generated by automotive service providers as a result of performing oil changes on passenger cars and trucks. The remaining one-third of market volume is generated by industrial plants as a result of changing lubricants used in heavy machinery or cutting oils used in manufacturing production processes. A relatively mature market, the amount of UMO volumes generated in any given year is typically driven by a number of factors, including annual vehicle miles driven, consumer preference for “do-it-for-me” oil change services (vs. “do-it-yourself”) and population growth.

Reprocessed Fuel Oil

Approximately 80% of the RFO produced in the U.S. is sold to asphalt plants, pulp and paper mills, commercial shipping and other energy-intensive industries in which it can be burned as a fuel source. RFO has historically sold at a substantial discount to diesel fuel, which is the primary alternative to RFO for these industries. On a per-gallon basis, the discount of RFO to diesel has typically ranged between 30% and 50% of the cost of diesel fuel. In addition to its cost advantage, RFO’s value proposition is further enhanced by its higher BTU content than diesel fuel. As a result, at December 2011, RFO could be obtained for less than half of the cost of diesel while also generating more than twice the energy output on a per-dollar basis.

The remaining 20% of RFO production is sold to the re-refining industry. Re-refining is the process by which a plant converts RFO feedstock into vacuum gas oil, marine diesel oil, and Group 1, 2 and 3 base lube, which is used to as the primary constituent of motor oil and other industrial lubricants. The growing re-refining sector is estimated to have nearly doubled over the last decade due to the value propositions of processed products relative to virgin alternatives and an increased awareness of “green” energy trends, which is expected to continue driving re-refining capacity growth going forward. As a result, U.S. re-refining capacity is expected to grow from 210 million gallons in 2010 to over 300 million gallons of capacity in 2013. In addition, there are four known capacity additions expected to be announced over the next two years which are not included in these estimates. Re-refiners generally lack the regional presence and required scale to self-source a reliable and economically feasible supply of feedstock. As a result, re-refiners are expected to continue to seek reliable UMO supplies from companies such as TFI.

Recent Developments

TFI Acquisition

On March 8, 2012, we announced that we entered into a definitive agreement to purchase TFI. The purchase price for the TFI Acquisition is $245.0 million, subject to purchase price adjustments, of which $227.5 million is payable in cash and $17.5 million is payable in our common stock, which will be placed into escrow for approximately one year at the closing date. We expect that the TFI Acquisition will close in the second quarter of fiscal 2012.

We intend to finance a portion of the consideration with the net proceeds from this offering. The consummation of the TFI Acquisition is subject to customary closing conditions. See “Use of Proceeds.” The closing of the TFI Acquisition is not a condition to the closing of this offering.

New Senior Credit Facility

On March 20, 2012, we entered into a Commitment Letter (the “Commitment Letter”) for a new senior secured credit facility (our “New Credit Facility”) with Wells Fargo Securities, LLC and Regions Capital Markets, a division of Regions Bank, as joint bookrunners and joint lead arrangers, and Wells Fargo Bank, National Association, as Administrative Agent and as a Lender. Under the terms of the Commitment Letter, upon our entry into definitive documentation and satisfaction of the other conditions to effectiveness, we expect our New Credit Facility will establish a revolving credit facility with a five-year term that may be used for revolving credit loans up to an aggregate principal amount of $150.0 million, including up to $10.0 million available for letters of credit. In addition, the New Credit Facility has an uncommitted accordion feature that permits us to increase the aggregate principal amount of the New Credit Facility to $250.0 million, subject to certain conditions. The New Credit Facility will be secured by substantially all of our assets, including substantially all of our tangible and intangible personal property, material real property and other assets, as well as the capital stock of our domestic subsidiaries, including TFI. Borrowings under our New Credit Facility will bear interest ranging from a base rate plus a margin of 1.75% to 3.00% on base rate borrowings and LIBOR plus a margin of 2.75% to 4.00% on LIBOR borrowings. Our New Credit Facility will be deemed effective when all conditions precedent have been met, including the termination of our existing credit facility, the receipt of gross proceeds of not less than $250.0 million from an offering of debt securities, and the closing of the TFI Acquisition. Effectiveness of our New Credit Facility is also subject to other customary closing conditions. See “Description of the New Credit Facility” for additional information regarding our New Credit Facility and our existing credit facility. The closing of the New Credit Facility is not a condition to this offering.

Asset Repositioning

The decline in natural gas prices has resulted in a shift away from, and has adversely affected our business in, those shale areas that produce primarily dry gas, including the Haynesville Shale, where our fixed pipeline and most of our disposal wells are located and the majority of our trucks and frac trucks were historically located. With the significant decline in active rig count in the Haynesville Shale, beginning in the fourth quarter of 2011, we began to redeploy a portion of our truck fleet and frac tanks from the Haynesville Shale area, to more active shale areas where we have existing operations, such as the Eagle Ford, Utica and Marcellus Shale areas, as well as the Permian Basin and Tuscaloosa Marine Shale areas where we have recently established operations. These shale areas include oil- and liquids-rich hydrocarbon zones where drilling activity has been increasing. We continue to maintain a meaningful presence in the Haynesville Shale area to service existing customers and we believe that we will continue to have a competitive advantage in that shale area.

Corporate Structure

We present below a summary corporate structure chart of our continuing operations, including TFI:

General Corporate Information

Headquartered in Pittsburgh, Pennsylvania, Heckmann Corporation was incorporated in Delaware on May 29, 2007. Our address is 300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108 and our website is http://www.heckmanncorp.com. The contents of our website are not a part of this prospectus supplement.

THE OFFERING

The following summary contains basic information about the common stock and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the common stock, please refer to the section of this document entitled “Description of the Common Stock” and “Description of Capital Stock—Common Stock” in the accompanying prospectus. For purposes of the description of the common stock included in this prospectus supplement, references to the “Company,” “issuer,” “us,” “we” and “our” refer only to Heckmann Corporation and do not include its subsidiaries.

Issuer	Heckmann Corporation

Shares of our common stock offered	16,700,000 shares(1)

Option to purchase additional shares	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 2,505,000 shares of our common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Common stock to be outstanding after this offering	147,315,013 shares(2)

Use of proceeds	Assuming an offering price of $4.50 per share, the last reported sales price of our common stock on the NYSE on March 23, 2012, we estimate that the net proceeds from this offering will be approximately $71.0 million (or approximately $81.7 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and estimated fees and expenses. We expect to use the net proceeds of this offering to finance a portion of the cash consideration for the TFI Acquisition; additional funding will be required to consummate the TFI Acquisition and to repay all borrowings under our existing credit facility. If the TFI Acquisition is not completed, we intend to use the net proceeds from this offering to repay debt under our existing credit facility. See “Use of Proceeds” and “Unaudited Pro Forma Combined Financial Information.”

(1)	If the underwriters exercise their option to purchase such additional shares in full, the total number of shares of common stock offered will be 19,205,000.
(2)	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding on March 5, 2012, and assumes no exercise of the underwriters’ over-allotment option. 126,726,124 shares of our common stock were outstanding as of March 5, 2012. The number of issued shares of our common stock as of March 5, 2012, excludes an aggregate of approximately 2.7 million shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2011 at a weighted average exercise price of $4.67 per share and an aggregate of approximately 400,000 shares of our common stock issuable upon vesting of certain restricted stock awards that we have issued to our executive officers. The number of outstanding shares of our common stock as of March 5, 2012, has also been adjusted to include the 3,888,889 unregistered shares (assuming a value of $4.50 per share, which was the share price assumed in the preparation of our pro forma financial information) to be issued into escrow pursuant to the TFI Acquisition.

Risk factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

NYSE symbol	HEK

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following table sets forth the summary historical consolidated financial data of Heckmann as of and for the fiscal years ended December 31, 2009, 2010 and 2011. The summary historical consolidated financial data of Heckmann as of and for the fiscal years ended December 31, 2009, 2010 and 2011 have been derived from Heckmann’s audited consolidated financial statements as of such dates and for such periods. Heckmann’s audited consolidated financial statements as of December 31, 2009, 2010 and 2011 and for each of the years ended December 31, 2009, 2010 and 2011 are included elsewhere in this prospectus supplement. On September 30, 2011, we completed the disposition, through sale and abandonment, of all of our China Water business. Accordingly, the China Water business is reported as a discontinued operation for financial reporting purposes for all relevant reporting periods. See Note 12 to our 2011 Consolidated Financial Statements included and incorporated by reference in this prospectus supplement.

The following table also sets forth the summary historical consolidated financial data of TFI as of and for the fiscal year ended December 31, 2011 which have been derived from TFI’s audited consolidated financial statements as of such date and for such period, included and incorporated by reference in this prospectus supplement.

The following table also sets forth the summary pro forma combined financial statements presenting the pro forma combined financial position and results of operations of TFI and Heckmann Corporation. The unaudited pro forma combined financial statements are prepared with Heckmann Corporation treated as the acquiror and as if the TFI Acquisition had been consummated on December 31, 2011, for purposes of the unaudited combined balance sheet as of December 31, 2011, and on January 1, 2011, for purposes of the unaudited combined statement of operations for year ended December 31, 2011.

You should read the following information together with “Unaudited Pro Forma Combined Financial Information of Heckmann,” “Selected Consolidated Financial Data of Heckmann,” “Selected Consolidated Financial Data of TFI Holdings, Inc.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heckmann Corporation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TFI Holdings, Inc.” and our audited consolidated financial statements, including the accompanying notes, included and incorporated by reference in this prospectus supplement.

As described in the footnotes to the following table, the pro forma information does not include adjustments for all of the transactions that are contemplated in connection with the TFI Acquisition and the transactions described under the caption “The Transactions” herein. See “Capitalization.”

	Heckmann Corporation			TFI Holdings, Inc.	Pro Forma(1)
	Fiscal Year Ended December 31,
	2009	2010	2011	2011	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue	$3,820	$15,208	$156,837	$113,798	$270,635
Cost of sales	2,100	11,337	123,509	72,127	195,636

Gross profit	1,720	3,871	33,328	41,671	74,999

Operating expenses	9,194	23,384	38,740	19,254	59,876

Income (loss) from operations	(7,474)	(19,513)	(5,412)	22,417	15,123

Interest income (expense), net	3,928	2,087	(4,243)	(8,691)	(18,708)
Loss from equity investment	—	(689)	(462)	—	(462)
Other income (expense), net	149	4,411	6,232	—	6,232

Income (loss) before income taxes	(3,397)	(13,704)	(3,885)	13,726	2,185

Income tax benefit (expense)	80	3,404	3,777	(5,390)	14,326

Income (loss) from continuing operations	(3,317)	(10,300)	(108)	8,336	16,511
Loss from discontinued operations	(392,078)	(4,393)	(22,898)	—	(22,898)

Net income (loss)	$(395,395)	$(14,693)	$(23,006)	$8,336	$(6,387)

Balance Sheet Data (at period end):
Cash and cash equivalents			$80,194	$2,857	$82,739
Marketable securities			5,169	—	5,169
Property and equipment, net			270,054	18,842	288,896
Total assets			539,681	170,431	816,142
Long-term debt(2)			144,070	71,075	310,570
Total shareholders’ equity			341,810	69,516	440,912

Other Financial Data:
Adjusted EBITDA(3)	$(2,519)	$1,659	$28,546	$30,948	$59,417
Capital expenditures (excludes acquisitions)	19,970	17,443	150,921	2,570	153,491

(1)	Does not fully incorporate the impact of all of the transactions described in the “Transactions” section of this prospectus supplement, including our planned offering of debt securities, repayment of existing bank debt and the use of cash from our balance sheet. It also does not reflect fees and expenses associated with these Transactions.
(2)	Includes both current and long-term portions.
(3)	EBITDA represents net income before interest expense, net, tax expense (benefit) provision, depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for items that management does not consider reflective of our core operating performance. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service debt that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See “Use of Non-GAAP Financial Measures.”

The following table reconciles net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the Company for the periods presented:

	Heckmann Corporation			TFI Holdings, Inc.	Pro Forma
	Fiscal Year Ended December 31,
	2009	2010	2011	2011	2011
	(dollars in millions)
Income (loss) from continuing operations	$(3.3)	$(10.3)	$(0.1)	$8.3	$16.5
Income tax expense (benefit)	(0.1)	(3.4)	(3.8)	5.4	(14.3)
Interest expense (income)	(3.9)	(2.1)	4.2	8.7	18.7
Depreciation	0.6	3.4	21.4	2.9	24.3
Amortization	0.1	1.2	3.9	5.0	8.9

EBITDA	(6.6)	(11.2)	25.6	30.3	54.1

Adjustments:
Transaction costs(1)	0.3	2.1	2.6	—	5.0
Stock-based compensation(2)	2.1	0.9	2.0	—	2.0
Earn-out adjustments(3)	—	(4.1)	(5.8)	—	(5.8)
Pipeline start-up(4)	—	11.2	2.1	—	2.1
China Water litigation(5)	1.7	2.8	2.0	—	2.0
Management / consulting fees(6)	—	—	—	0.6	—

Adjusted EBITDA	$(2.5)	$1.7	$28.5	$30.9	$59.4

(1)	Legal, advisory, diligence and other non-capitalized transaction expenses associated with the TFI Acquisition ($2.4 million reflected in pro forma income from continuing operations) and other completed and potential acquisitions, credit facilities, other financing activities and loss on a dissolved joint venture.
(2)	Reflects non-cash stock-based compensation pursuant to the Company’s 2009 Equity Compensation Plan.
(3)	We typically include equity compensation in the form of earn-out payments as a portion of the consideration for acquisitions we have made. These payments have business performance targets associated with them and may vary in size over time depending on actual business results until the balance of the earn-out consideration has been paid. Adjustments reflect performance-related reductions in our earn-out liabilities.
(4)	Expenses associated with commissioning and start-up of our Haynesville fresh and waste water pipeline, including repair and remediation resulting from leaks and breakages.
(5)	As described in greater detail in Note 11, Commitments and Contingencies, to our 2011 consolidated financial statements included and incorporated by reference in the prospectus supplement, we and certain of our directors and officers are involved in litigation arising from or relating to our China Water acquisition in October 2008, including a purported class action and a derivative action. In addition, on June 10, 2011, we received a subpoena from the Denver Regional Office of the SEC seeking information and documents concerning China Water. The litigation and the SEC inquiry have resulted in substantial legal fees and expenses.
(6)	Includes management and consulting fees paid by TFI that will not continue after closing of the TFI Acquisition. Pro forma income from continuing operations in 2011 already reflects adjustment for removal of $0.6 million of management fees.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF TFI HOLDINGS, INC.

The following table sets forth the summary historical consolidated financial data of TFI Holdings, Inc. as of and for the fiscal years ended December 31, 2009, 2010 and 2011 which have been derived from TFI Holdings, Inc.’s audited consolidated financial statements as of such dates and for such periods, included and incorporated by reference in this prospectus supplement.

The historical results presented below are not necessarily indicative of results that can be expected for any future period and you should read the following information in conjunction with the sections entitled “Selected Consolidated Financial Data of TFI Holdings, Inc.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TFI Holdings, Inc.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heckmann Corporation,” and our and TFI Holdings, Inc.’s audited consolidated financial statements, including the accompanying notes, included and incorporated by reference in this prospectus supplement.

	Fiscal Year Ended December 31,
	2009	2010	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue	$73,192	$80,778	$113,798
Cost of sales	52,465	54,645	72,127

Gross profit	20,727	26,134	41,671
Operating expenses:
Sales and marketing	1,076	1,976	2,663
General and administrative	3,638	4,631	8,125
Goodwill impairment	11,128	—	—
Depreciation and amortization	7,875	7,634	7,907
Loss (gain) on sale of property, plant and equipment	(8)	—	—
Consulting fees to related parties	441	400	408
Management fees	117	117	152

Income (loss) from operations	(3,540)	11,376	22,417
Other income (expense):
Interest income, net	7	16	24
Interest expense	(8,430)	(7,778)	(8,715)

Income before income taxes	(11,963)	3,614	13,726

Income tax (expense) benefit	298	(339)	(5,390)

Net income (loss)	$(11,665)	$3,275	$8,336

Balance Sheet Data (at period end):
Cash and cash equivalents	$1,749	$230	$2,857
Property and equipment, net	18,968	18,439	18,842
Total assets	172,123	166,713	170,431
Long-term debt (1)	85,314	76,042	71,075
Total shareholders’ equity	57,916	61,190	69,516

Other Financial Data:
Adjusted EBITDA (2)	16,038	19,578	30,948
Capital expenditures (excludes acquisitions)	1,577	2,641	2,570

(1)	Includes current and long-term portions.
(2)	EBITDA represents net income before interest expense, net, income tax expense (benefit), depreciation and amortization. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service debt that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See “Use of Non-GAAP Financial Measures.”

The following table reconciles net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for TFI Holdings, Inc. and pro forma to reflect the TFI Acquisition for the periods presented:

	Fiscal Year Ended December 31,
	2009	2010	2011
	(dollars in millions)
Net income (loss)	$(11.7)	$3.3	$8.3
Income tax expense (benefit)	(0.3)	0.3	5.4
Interest expense	8.4	7.8	8.7
Depreciation	2.9	2.8	2.9
Amortization	5.0	4.8	5.0

EBITDA	4.3	19.0	30.3

Adjustments:
Goodwill impairment (1)	11.1	—	—
Management / consulting fees (2)	0.6	0.5	0.6
Transaction costs (3)	0.0	0.0	—

Adjusted EBITDA	$16.0	$19.6	$30.9

(1)	Reflects a goodwill impairment based on an annual impairment analysis due primarily to economic conditions.
(2)	Includes management and consulting fees paid by TFI that will not continue after closing of the TFI Acquisition.
(3)	Non-capitalized expenses associated with completed and potential acquisitions, credit facilities and other transactions.

RISK FACTORS

Investing in the common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement and in documents that we incorporate by reference, you should carefully consider the risks discussed below before making a decision about investing in our securities. The risks and uncertainties discussed below, which assume that the acquisition of TFI has been consummated, are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the market value of the common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering

We may issue a substantial number of shares of our common stock in the future and stockholders may be adversely affected by the issuance of those shares.

In this offering, we expect to issue 16,700,000 shares of our common stock (or 19,205,000 shares of our common stock if the underwriter exercise their over-allotment option in full), which may result in dilution to the equity interest of our current stockholders and may adversely affect the market price of our common stock. We may raise additional capital by issuing shares of common stock, which will further increase the number of shares of common stock outstanding and may result in dilution in the equity interest of our current stockholders and may adversely affect the market price of our common stock. We have filed a registration statement on Form S-4 with the SEC, which allows us, in connection with acquisitions, to issue up to 13.4 million additional shares of common stock. We have also filed a shelf registration statement on Form S-3 that allows us to issue up to an additional $400.0 million minus the proceeds of this offering in debt, equity and hybrid securities following this offering. In addition, upon closing of the TFI Acquisition, we will issue $17.5 million worth of shares into escrow under a private placement exemption from Securities Act registration requirements, and may issue unregistered securities again in the future in connection with acquisitions. The issuance, and the resale or potential resale, of shares of our common stock in connection with acquisitions or otherwise could adversely affect the market price of our common stock, and could be dilutive to our stockholders depending on the performance of the acquired business and other factors.

Future sales of a substantial number of shares of our common stock in the public market (or the perception that such sales may occur) could reduce the market price of our common stock and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, 147,315,013 shares of our common stock will be outstanding. All of the shares that are being sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates. We have outstanding privately-placed warrants exercisable for 941,176 shares of our common stock at an exercise price of $6.38 per share that expire on January 24, 2013, and privately-placed warrants exercisable for 626,866 shares of our common stock at an exercise price of $2.02 per share that expire on August 22, 2012. All such warrant shares may be freely transferable upon exercise if held by a non-affiliate.

In addition, subject to certain exceptions and extensions described under the heading “Underwriting” in this prospectus supplement, we and our directors and named executive officers have agreed that they will not offer, sell or agree to sell, directly or indirectly, any shares of our common stock for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions. Sales of a substantial number of such shares upon expiration, or early release, of the lock-up (or the perception that such sales may occur) could cause our share price to fall.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the merger.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of our financial condition or results of operations following this offering for several reasons. Our actual financial condition and results of operations following this equity offering and the TFI Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the offering and TFI Acquisition. The pro forma financial statements do not fully incorporate the impact of all of the transactions described in the “Transactions” section, herein, including our planned offering of debt securities, repayment of existing bank debt and the use of cash from our balance sheet. Additionally, the information contained in “Note 3—Business Acquisitions” in our Annual Report on Form 10-K, dated March 8, 2012, is based on unaudited historical information for companies we acquired in 2011. Investors should not place any undue reliance on the pro forma information.

Following the TFI Acquisition we will have a substantial amount of debt, which will limit our flexibility and impose restrictions on us that may materially affect our ability to meet our future financial commitments and liquidity needs.

After this offering and the proposed issuance of debt securities to fund the TFI Acquisition, we will have a significant amount of indebtedness. As of December 31, 2011, after giving effect to the Transactions (see “The Transactions”), we would have had consolidated indebtedness of approximately $253.9 million outstanding, representing approximately 36.7% of our total expected capitalization. Our ability to satisfy our debt obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	limiting our ability to obtain additional financing to fund growth, mergers and acquisitions, working capital, capital expenditures, debt service requirements or other cash requirements;

•	exposing us to the risk of increased interest costs if the underlying interest rates rise;

•	limiting our ability to invest operating cash flow in our business due to existing debt service requirements;

•	limiting our ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

•	limiting our ability to make capital expenditures needed to conduct operations; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we compete and general economic and market conditions.

If we further increase our indebtedness, the related risks that we now face, including those described above, could intensify. In addition to the principal repayments on our outstanding debt, we have other demands on our cash resources, including capital expenditures and operating expenses. Our ability to pay our debt depends upon our operating performance. In particular, economic conditions could cause our revenues to decline, and hamper our ability to repay our indebtedness. If we do not have enough cash to satisfy our debt service obligations, we may be required to refinance all or part of our debt, sell assets or reduce our spending. We may not be able to, at any given time, refinance our debt or sell assets on terms acceptable to us or at all.

We may be unable to comply with restrictions imposed by our credit facilities and other existing or proposed financing arrangements.

The agreements governing our outstanding and proposed financing arrangements impose a number of restrictions on us. For example, the terms of our credit facilities and other financing arrangements contain financial and other covenants that create limitations on our ability to borrow the full amount under our credit facilities, effect acquisitions or dispositions and incur additional debt and require us to maintain various financial ratios and comply with various other financial covenants. Our ability to comply with these restrictions may be affected by events beyond our control. A failure to comply with these restrictions could adversely affect our ability to borrow under our credit facilities or result in an event of default under these agreements. In the event of a default, our lenders and the counterparties to our other financing arrangements could terminate their commitments to us and declare all amounts borrowed, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts, or we might be forced to seek an amendment to our financing arrangements which could make the terms of these arrangements more onerous for us. As a result, a default under one or more of our existing or future financing arrangements could have significant consequences for us.

Risks Related to Our Company

We cannot assure you that the TFI Acquisition will be consummated.

Although we plan to use the proceeds of this offering to fund in part the cash portion of the TFI Acquisition consideration, this offering is not conditioned on the consummation of the TFI Acquisition, and we cannot assure you that the acquisition will close. If the TFI Acquisition fails to close, our plans to diversify our business through a new HES segment as described in this prospectus supplement will likely be realized, if at all, only when an alternative acquisition transaction or transactions are identified and consummated. The offering of debt securities we plan to use to fund the remaining portion of the cash consideration, as described in “The Transactions” is not expected to commence until after this offering, and we cannot assure you that the debt securities offering will be successful or that the proceeds thereof will be available to finance the consummation of the TFI Acquisition. If the TFI Acquisition fails to close for any reason, we plan to use the proceeds of this offering to repay indebtedness under our existing credit facility, which would remain in place. If the purchase agreement for the TFI Acquisition is terminated or the TFI Acquisition otherwise fails to close, we could become involved in litigation with the sellers of TFI that, if adversely determined, could materially adversely affect us.

We may not be able to grow successfully through future acquisitions or successfully manage future growth, and we may not be able to effectively integrate the businesses we do acquire.

Our business strategy includes growth through the acquisitions of other businesses in both our HWR and HES segments. We may not be able to continue to identify attractive acquisition opportunities or successfully acquire those opportunities identified. In order to complete acquisitions, we would expect to require additional debt and/or equity financing, which could increase our interest expense, leverage and shares outstanding. In addition, we may not be successful in integrating current or future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention.

Even if we are successful in integrating our current or future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Also, competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions.

Additional risks related to our acquisition strategy include, but are not limited to:

•	the potential disruption of our existing businesses;

•	entering new markets or industries in which we have limited prior experience;

•	difficulties integrating and retaining key management, sales, research and development, production and other personnel;

•	difficulties integrating or expanding information technology systems and other business processes to accommodate the acquired businesses;

•	risks associated with integrating financial reporting and internal control systems; and

•	whether any necessary additional debt or equity financing will be available on terms acceptable to us, or at all, and the impact of such financing on our operating performance and earnings per share.

We may not be able to successfully integrate or realize the anticipated benefits of our acquisition of TFI and may not be able to maintain or achieve profitability of the acquired businesses or overall.

Although we have completed seven other acquisitions since mid-2010, including that of CVR, TFI represents, by far, our largest acquisition to date. The integration and consolidation of TFI will require substantial management, financial and logistical and other resources. While we believe that we have sufficient resources to integrate TFI successfully, such integration involves a number of significant risks, including diversion of management’s attention and resources. Moreover, there can be no assurance as to the extent to which the anticipated benefits of the acquisition will be realized, if at all, or that significant time and cost beyond that anticipated will not be required in connection with the integration of TFI and the continuing operation of the TFI business. If we are unable to integrate and manage TFI successfully, or to achieve a substantial portion of the anticipated benefits of the acquisition within the time frame anticipated by management and within budget, it could have a material adverse effect on our business, financial condition or results of operations.

Our acquisition of TFI makes evaluating our operating results difficult given the significance of this acquisition, and the historical and unaudited pro forma financial information may not give you an accurate indication of how we will perform in the future.

Our acquisition of TFI may make it more difficult for us to evaluate and predict our future operating performance. Neither our historical results of operations, nor the separate pre-acquisition financial information of TFI, give effect to the acquisition; accordingly, such historical financial information does not necessarily reflect what our or TFI’s financial position, operating results and cash flows will be in the future on a consolidated basis following consummation of the acquisition. While we have included and incorporated by reference into this prospectus supplement unaudited pro forma financial information giving effect to the acquisition, including the offering of the common stock and the use of proceeds thereof, such pro forma information does not purport to represent, and should not be relied upon as reflecting, what our financial position, results of operations or cash flows actually would have been if the transactions referred to therein had been consummated on the dates or for the periods indicated, or what such results will be for any future date or any future period.

We are vulnerable to the potential difficulties associated with rapid growth.

We believe that our future success depends on our ability to manage rapid growth that we expect to experience organically and through acquisitions, and the demands and additional responsibilities that our growth will place on our management. The following factors could present difficulties to us: lack of sufficient executive-level personnel, increased administrative burden, long lead times associated with acquiring additional equipment; availability of suitable acquisition candidates and of additional capacity of trucks, saltwater disposal and underground injection wells, frac tanks, rail cars, processing facilities and pipeline right-of-way; and the ability to provide focused service attention to our customers in the areas of fracking, oil collection, tank storage, antifreeze collection, antifreeze re-manufacturing, industrial waste management and oil and water filtration, among others. In addition, the planned expansion of our LNG truck fleet, and the anticipated cost savings, are dependent on available infrastructure for LNG refueling, which is currently limited to Haynesville, and the lack of available infrastructure may significantly restrict this planned expansion and the expected benefits of this growth.

Future charges due to possible impairments of assets may have a material adverse effect on our financial condition and results of operations, and stock price.

A portion of our assets is comprised of goodwill and other intangible assets, which may be subject to future impairment that would result in financial statement write-offs. Goodwill and other intangible assets represent approximately 43.5% of our total assets as of December 31, 2011 on a pro forma basis, the majority of which relates to the TFI Acquisition. If there is a material change in our business operations or prospects, the value of our intangible assets, or those we may acquire in the future, could decrease significantly.

On an ongoing basis and at least annually, we will evaluate whether the carrying value of our intangible assets may no longer be recoverable, in which case a charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition, results of operations and stock price.

We depend on our senior management.

Our success is largely dependent on the skills, experience and efforts of our people. In particular, the continued services of Richard Heckmann, our Chairman and Chief Executive Officer, and of James Devlin, the Chief Executive Officer of TFI, Ted Sinclair, the Chief Operating Officer of TFI, Mark Kuleck, the Chief Financial Officer of TFI, and Greg Guard, the Chief Marketing Officer of TFI, who will be instrumental in integrating TFI’s business, will be important to our ability to successfully achieve our business objectives. The loss of the services of Mr. Heckmann and Mr. Devlin or any of the other members of our senior management could have a negative effect on our business, financial condition and results of operations and future growth if we were unable to replace them.

Even though we believe that our success depends largely on the continued services of Mr. Heckmann, we have not entered into an employment agreement with Mr. Heckmann, nor obtained “key man” life insurance. Accordingly, we cannot be sure that Mr. Heckmann will remain with the Company for the immediate or foreseeable future. In addition, though Mr. Heckmann has expressed a commitment of his full time efforts to our success, he is not required to commit any specified amount of time to the Company’s affairs and, as a result, he may have conflicts of interest in allocating management time among various business activities, including identifying potential business acquisitions.

We have had, and may have in the future, material weaknesses in our internal control over financial reporting that could cause investors to lose confidence in our reported financial information and thereby cause a decline in our stock price.

As of December 31, 2011, our management concluded that our internal control over financial reporting was effective to provide reasonable assurance that the information required to be disclosed in our reports filed with the SEC under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and are accumulated and communicated to our management, including our Chief Executive Officer, as appropriate to allow timely decisions regarding required disclosure. However, we have had in the past and may have in the future material weaknesses in our internal control over financial reporting.

If we are unable to address any material weaknesses in our internal control over financial reporting, we may have errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting deadlines, and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

We are engaged in litigation and subject to an SEC inquiry relating to China Water, and a negative outcome in any of these proceedings could materially adversely affect us.

As described in greater detail in Note 11, Commitments and Contingencies, to our 2011 consolidated financial statements included and incorporated by reference in this prospectus supplement, we and certain of our directors and officers are involved in litigation arising from or relating to our China Water acquisition in October 2008, including a purported class action and a derivative action. In addition, on June 10, 2011, we received a subpoena from the Denver Regional Office of the SEC seeking information and documents concerning China Water. We are cooperating and intend to continue to cooperate fully with the SEC with respect to its requests. A negative outcome of the SEC inquiry could result in the SEC imposing fines or penalties on us, or requiring us to satisfy other remedies including modifications to business practices and implementing compliance programs.

The litigation and the SEC inquiry are also causing us to incur substantial legal fees and expenses as well as requiring management time and involvement. The outcome of the litigation and the SEC inquiry are uncertain and, if adversely decided or settled against us or any of our officers or directors, could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Changes to the fair market or carrying value of our investments in UGSI could result in a write down.

As of December 31, 2011, we own approximately 7% of Underground Solutions, Inc., or “UGSI,” a supplier of water infrastructure pipeline products, which we acquired in 2009 for a total investment of $7.2 million dollars. There is no or limited liquidity in the stock of either company. Changes to the fair market or carrying value of our investments in UGSI could result in a substantial write down.

Significant capital expenditures are required to conduct our business.

The development of our business and services, excluding acquisition activities, requires substantial capital expenditures, particularly in our HWR segment. During the year ended December 31, 2011, we made capital expenditures of approximately $150.9 million, including an expansion of our fleet of trucks and trailers, additional salt water disposal wells and construction of a pipeline in the Haynesville Shale area. We fund our capital expenditures through a combination of cash flows from operations and borrowings under our bank credit facilities and, to the extent those sources are not sufficient, we may fund capital expenditures from the proceeds of debt and equity issuances. Future cash flows from operations are subject to a number of risks and variables, such as the level of drilling activity and oil and natural gas production of our customers, prices of natural gas and oil, ability to source UMO, demand for RFO, and the other risk factors discussed herein. Our ability to obtain capital from other sources, such as the capital markets, is dependent upon many of those same factors as well as the orderly functioning of credit and capital markets. To the extent we fail to have adequate funds, we could be required to reduce our capital spending, or pursue other funding alternatives, which in turn could adversely affect our business and results of operations.

Increases in costs relating to our large fleet of trucks, including driver compensation or difficulty in attracting and retaining qualified drivers as well as increases in fuel costs, could adversely affect our profitability.

During 2011, we increased the number of truck drivers employed in our HWR segment to approximately 670 as of December 31, 2011, compared to approximately 200 as of December 31, 2010, and are adding approximately 125 additional drivers with the acquisition of TFI’s environmental services business. Maintaining a staff of qualified truck drivers is critical to the success of our operations. We have in the past experienced difficulty in attracting and retaining sufficient numbers of qualified drivers in some of the markets in which we operate, which difficulty is due in part to our high standards for retention of drivers. A shortage of qualified drivers and intense competition for drivers from other companies may create difficulties in some regions. The compensation we offer our drivers is subject to market conditions, and we may find it necessary to increase driver compensation and /or modify the benefits provided to our employees in future periods. In relation to our HWR segment, we and other companies in the oil and gas industry suffer from a high turnover rate of drivers. The high turnover rate requires us to continually recruit a substantial number of drivers in order to operate existing equipment. If we are unable to continue to attract and retain a sufficient number of qualified drivers, we could be forced to, among other things, adjust our compensation packages, increase the number of our trucks without drivers, or operate with fewer trucks and face difficulty meeting customer demands, any of which could adversely affect our growth and profitability. Additionally, in anticipation of or in response to geographical and market-related fluctuations in the demand for our services, we strategically relocate our equipment and personnel from one area to another, which results in operating inefficiencies, increased labor, fuel and other operating costs and could adversely affect our growth and profitability. As a result, our driver and employee training and orientation costs could be negatively impacted.

In addition, increases in oil, natural gas and diesel prices have a significant impact on our operating expenses. The price and supply of oil and fuel is unpredictable and fluctuates based on events beyond our control, including geopolitical developments, supply and demand for oil, natural gas and LNG, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Continued increases in diesel costs throughout 2011, especially in the fourth quarter of the year, reduced profit margins in our HWR segment. Fuel prices may continue to increase significantly in 2012 and beyond, which could adversely affect the operating results of our HWR segment.

We depend on certain key customers for a significant portion of our revenues. The loss of any of these key customers or the loss of any contracted volumes could result in a decline in our business.

We rely on a limited number of customers for a significant portion of our revenues. Chesapeake Energy Corp. represented 25% of our total HWR revenues for the year ended December 31, 2011. El Paso E&P Company, L.P. and Exco Production Company, L.P. represented 16% and 12% of our HWR revenues for the year ended December 31, 2010, respectively. Additionally, Omega Holdings Company, LLC accounted for approximately 37% of TFI’s sales of RFO for the year ended December 31, 2011. The loss of all, or even a portion of, the revenues from these customers, as a result of competition, market conditions, or otherwise could have a material adverse effect on our business, results of operations, financial condition, and cash flows. For example, our 2011 results of operations were adversely affected by Chesapeake Energy’s reduced natural gas drilling activity.

The loss of key contracts could adversely impact our financial condition and results of operations.

Contracts with customers of our environmental solutions business generally have initial terms of one to three years, with renewal options and early termination clauses. Although we have experienced growth in the number of companies using our services during 2011, the loss or material reduction of business could adversely affect our financial condition and results of operations. We cannot assure you that our existing contracts will continue or be extended or renewed, that existing customers will continue to use our services at current levels or that we will be successful in obtaining new contracts.

Our ability to utilize net operating loss carryforwards in the future maybe subject to substantial limitations.

Under Section 382 of Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss (“NOL”) carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have issued, and expect to issue in the future, common stock in connection with our acquisition strategy, including to the sellers in the TFI Acquisition and in the financing for the TFI Acquisition. If we determine that any of these transactions or any other issuances of our capital stock, or certain purchases of our capital stock by third parties from the public or otherwise has resulted in an ownership change of our company or if we undergo an ownership change in the future, our ability to utilize certain of our NOLs or other tax attributes to reduce our taxable income may be limited. In such case, our inability to use our NOLs or any material portion thereof could increase our tax liabilities in the future, which could adversely affect our results of operations and operating cash flow.

We operate in competitive markets, and there can be no certainty that we will maintain our current customers or attract new customers or that our operating margins will not be impacted by competition.

The industries in which our HWR and HES segments operate are highly competitive. We compete with numerous local and regional companies of varying sizes and financial resources. We expect competition to intensify in the future. Furthermore, numerous well-established companies are focusing significant resources on providing similar services to those that we provide that will compete with our services. We cannot assure you that we will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices we charge for our products and services, will not arise. In the event that we cannot effectively compete on a continuing basis, or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on our business, results of operations and financial condition. See “Business Overview—Heckmann Corporation, Competitors” and “Business Overview—TFI Holdings, Inc., Competitors.”

Our HWR business depends on spending by the oil and natural gas industry in the United States, and this spending and our business has been, and may continue to be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Declines in these expenditures, due to the low natural gas price environment or other factors, could result in project modification, delays or cancellations, general business disruptions, and delays in, or nonpayment of, amounts owed to us. Customers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may also cause our customers to curtail spending, thereby reducing demand for our services.

Industry conditions are influenced by numerous factors over which we have no control, including:

•	the domestic and worldwide price and supply of natural gas, natural gas liquids and oil, including the natural gas inventories and oil reserves of the United States;

•	changes in the level of consumer demand;

•	the price and availability of alternative fuels;

•	weather conditions;

•	the availability, proximity and capacity of pipelines, other transportation facilities and processing facilities;

•	the level and effect of trading in commodity futures markets, including by commodity price speculators and others;

•	the nature and extent of domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions

•	currency exchange rates; and

•	overall domestic and global economic and market conditions.

The volatility of the oil and natural gas industry and the impact on exploration and production activity could adversely impact the level of drilling activity by some of our customers or in some of the regions in which we operate. For example, natural gas spot prices have fallen significantly since late 2011 and the number of active drilling rigs operating in the Haynesville, Barnett and Marcellus Shale areas has declined with many of these rigs moving to other oil- and liquids-rich shale areas such as the Utica, Eagle Ford, Bakken Shale areas and Permian Basin. This transition in exploration and production activity has caused and may continue to cause a decline in the demand for our services in affected regions where we operate and has adversely affected and may continue to affect the price of our services and the financial results of our operations. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, due to reduced fracking activity and reduced produced water from existing producing wells to the extent existing production is not replaced and the number of producing wells for us to service declines.

Recent declines in natural gas prices have caused many oil and natural gas producers to announce reductions in capital budgets for future periods. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to make additional reductions to capital budgets in the future even if commodity prices increase from current levels. These cuts in spending have curtailed drilling programs as well as discretionary spending on well services, which have also adversely affected and may continue to affect the demand for our services, the rates we can charge and our utilization. In addition, certain of our customers could become unable to pay their vendors and service providers, including us, and we increased our bad debt reserve in 2011 to reflect this development. Any of these conditions or events could adversely affect our operating results and cash flows.

Any interruption in our HWR services due to pipeline ruptures or spills or necessary maintenance could impair our financial performance and negatively affect our brand.

Our fixed water transport pipelines are susceptible to ruptures and spills, particularly during start up and initial operation, and require ongoing inspection and maintenance. For example, in 2010 and 2011, we had breaks in our 50-mile underground pipeline network in the Haynesville Shale area that resulted in delays in transporting our customers’ water and resulted in significant repair and remediation costs. We may experience further difficulties in maintaining the operation of our pipelines, which may cause downtime and delays. While we have announced plans to add a new pipeline for additional capacity and operational efficiencies, any interruption in our services due to pipeline breakdowns or necessary maintenance could reduce sales revenues and earnings and result in remediation costs. Transportation interruptions at our pipelines, even if only temporary, could severely harm our business and reputation.

Our HWR segment’s operations are subject to risks inherent in the oil and natural gas industry, some of which are beyond our control. These risks may not be fully covered under our insurance policies.

Our operations are subject to operational hazards, including accidents or equipment issues that can cause pollution and other damage to the environment. For example, produced water from our pipelines has leaked into private property on several occasions. As required pursuant to applicable law, we remediated the environmental impact, including related to site investigation and soil, groundwater and surface water cleanup.

In addition, hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, pollution and other damage to the environment, fires and hydrocarbon spills, may delay or halt operations at extraction sites which we service. These conditions can cause:

•	personal injury or loss of life;

•	liabilities from pipeline breaks and accidents by our fleet of trucks and other equipment;

•	damage to or destruction of property, equipment and the environment; and

•	the suspension of operations.

The occurrence of a significant event or a series of events that together are significant, or adverse claims in excess of the insurance coverage that we maintain or that are not covered by insurance, could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. We may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

Our borrowings under our existing credit facility and the New Credit Facility, expose us to interest rate risk.

Our earnings are exposed to interest rate risk associated with borrowings under our existing credit facility. Our existing credit facility carries a floating interest rate based upon short-term interest rate indices. If interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations and financial condition. In addition, our New Credit Facility will also carry a floating interest rate, which will expose us to the same risks discussed in this risk factor upon our entry into the New Credit Facility. We have a $35 million notional amount floating-to-fixed interest rate swap with respect to our existing credit facility. We have not yet decided whether or not we will engage in hedging activity with respect to our New Credit Facility.

Improvements in or new discoveries of alternative energy technologies or fracking methodologies could have a material adverse effect on our financial condition and results of operations.

Because our HWR segment depends on the level of activity in the oil and natural gas industry, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil and natural gas could have a material adverse impact on our business, financial condition and results of operations. In addition, technological changes could decrease the quantities of water required for fracking operations or otherwise affect demand for our services.

Seasonal weather conditions and natural disasters could severely disrupt normal operations and harm our business.

We operate in the southern, mid-western and eastern United States. These areas are adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice or rain, our customers may curtail their operations or we may be unable to move our trucks between locations or provide other services, thereby reducing demand for, or our ability to provide services and generate revenues. For example, many municipalities impose weight restrictions on the paved roads that lead to our customers’ jobsites in the spring due to the muddy conditions caused by spring thaws, limiting our access and our ability to provide service in these areas. In February 2011, portions of Texas had record snowfalls. In September 2011, portions of Pennsylvania had record rainfall and flooding. During those periods, we and our customers had to significantly reduce or halt operations, resulting in a loss of revenue. In addition, the regions in which we operate have in the past been, and may in the future be, affected by natural disasters such as hurricanes, windstorms, floods and tornadoes; in 2005 and 2008, for example, tropical hurricanes and related storm activity caused extensive damage in portions of Texas and Louisiana, causing disruptions in our, and our customers’, operations. Future natural disasters or inclement weather conditions could severely disrupt the normal operation of our, or our customers’, business and have a material adverse effect on our financial condition and results of operations.

Our operating margins and profitability may be negatively impacted by changes in fuel and energy costs, in part due to the fixed cost structure of our business.

Our HES segment is dependent on the widespread availability of certain crude oil products such as UMO and fuel for operating our fleet of trucks. Changes and volatility in the price of crude can adversely impact the prices for these products and therefore affect our operating results of our environmental services segment. The price and supply of fuel is unpredictable and fluctuates based on events beyond our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns, and environmental concerns.

The price at which we sell our RFO can be affected by changes in certain oil indices. If the relevant oil index rises, we can typically increase prices for our RFO. If the relevant oil index declines, we must typically reduce prices for our RFO. However, the cost to collect UMO, including the amounts we must pay to obtain UMO and the fuel costs of our oil collection fleet, generally also increases or decreases when the relevant index increases or decreases. Even though the prices we can charge for our RFO and the costs to collect and process UMO generally increase and decrease together, we cannot assure you that when our costs to collect and process UMO increase we can increase the prices we charge for our RFO to cover such increased costs or that the costs to collect and process UMO will decline when the prices we can charge for processed oil declines, which could adversely affect our profit margins. If the prices we charge for our RFO and the costs to collect and process UMO do not move together or in similar magnitudes, it could adversely affect our financial condition and results of operations. In addition, falling oil and diesel prices could make diesel more cost competitive with RFO, which could adversely affect our HES segment operating results.

Furthermore, our facilities, fleet and personnel subject us to fixed costs, which make our margins and earnings sensitive to changes in revenues. In periods of declining demand, our fixed cost structure may limit our ability to cut costs, which may put us at a competitive disadvantage to firms with lower cost structures, or may result in reduced operating margins and/or operating losses.

Consolidation and/or declines in the United States automotive repair and manufacturing industries could cause us to experience lower sales volumes, which could materially affect our growth and financial performance.

Our HES segment relies on continued demand for our oil collection, environmental and waste management services in the United States automotive repair and manufacturing industries, which may suffer from declining market size and number of locations, due in part to the uncertainty of economic conditions, international competition, and consolidation. Industry trends affecting our customers have caused our customers’ businesses to contract. Additional decline could reduce the demand for our parts cleaning and other services and products and have a material adverse impact on our business. As a result, we may not be able to continue to grow our business by increasing penetration into the industries which we serve, and our ability to retain our market share and base of sales could become more difficult.

The price we receive for our RFO depends on numerous factors beyond our control, such as the supply and demand of asphalt and paper and paper pulp.

The price of RFO and other refined products depends on numerous factors beyond our control, including the supply of and demand of asphalt, paper and paper pulp and other industrial products, in general. Our HES segment supplies a large percentage of its RFO for use in the production of asphalt and paper and paper pulp. Changes in the supply and demands for these products may, in turn, drive the price of RFO down, which could have an adverse affect on the results of our HES segment. The supply and demand of asphalt, for example, is affected by, among other things, local economic conditions, federal, state and local spending on infrastructure development, housing starts, federal highway trust funds, and seasonality, with demand for asphalt and asphalt products generally being higher during the summer months, due to increases in highway traffic and road construction work. Likewise, the supply and demand of paper and paper pulp is affected by, among other things, costs of wood, logging and transportation of timber, price of market pulp, cyclical changes in the global economy, industry capacity, foreign exchange rates, levels of economic growth and climate change, as well as social and government responses to climate change.

The inability of our HES segment to source adequate volumes of UMO to generate profits or contributions from the sale of RFO could have a material adverse effect on our financial condition and results of operations.

Our HES segment is dependent on the availability of UMO. If our HES segment is not able to source adequate volumes of UMO from generators or other third parties at acceptable prices to generate profits or contributions from the subsequent sale of RFO, we could experience a material adverse effect on our financial condition and results of operations.

Nonconforming or contaminated materials that we may receive from our HES customers may expose us to earnings impairments.

Our HES segment relies, in part, on materials, particularly UMO, provided by our customers. From time to time, customers tender nonconforming materials that could be contaminated with toxins (e.g. polychlorinated biphenyls (“PCB”) and other non-value added waste streams). It is possible that the costs associated with remediation and business interruption due to this contamination and any associated regulatory fines could be in excess of our insurance coverage limits, thus exposing us to earnings impairments.

Litigation related to personal injury from the operation of our HES business may result in significant liabilities and limit our profitability.

The hazards and risks associated with the use, transport, storage, and handling and disposal of our customers’ waste (such as fires, natural disasters, explosions and accidents) may expose us to personal injury claims, property damage claims and/or products liability claims from our customers or third parties. As protection against such claims and operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we may sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Due to the unpredictable nature of personal injury litigation, it is not possible to predict the ultimate outcome of these claims and lawsuits, and we may be held liable for significant personal injury or damage to property or third parties, or other losses, that are not fully covered by our insurance, which could have a material adverse effect on our business.

Our HES segment is dependent on third parties to supply us with the necessary components and materials to service our customers, as well as on third party transport, recycling and disposal contractors.

If we are unable to obtain adequate supplies and components in a timely and cost-effective manner, we may be unable to adequately provide sufficient quantities of our services and products to our customers, which could have a material adverse affect on our financial condition and results of operations. We, and our third party transporters, ship used oil and containerized waste collected from our customers to a number of third party recycling and disposal facilities, including incinerators, landfill operators and waste-to-energy facilities. We generally do not have long-term fixed price contracts with our third party contractors, and if we are forced to seek alternative vendors to handle our third party recycling and disposal activities, we may not be able to find alternatives without significant additional expenses, or at all, which could result in a material adverse effect on our financial performance. In addition, we could be subject to significant environmental liabilities from claims relating to the transport, storage, processing, recycling and disposal of our customers’ waste by our third party contractors and their subcontractors.

We are subject to potential indemnification and warranty and product liability claims relating to our services and products.

Generally, our contracts with our customers provide that in certain circumstances we will be responsible for expenses resulting from, among other things, a spill that occurs while we are transporting, processing or disposing of customers’ oil, used solvent and other waste, or any other damage to property, death or harm to any person, contamination of or adverse effects to the environment, or violation of governmental laws or rules. Accordingly, in that situation we may be required to indemnify our customers for liability under CERCLA or other environmental, employment, health and safety laws and regulations, as a result of our own willful misconduct or negligence. We may also be exposed to warranty or product liability claims by our customers, users of our parts cleaning antifreeze sales, oily water collection, oil filter collection and processing and products or third parties claiming damages stemming from the mechanical failure of parts cleaned with solvents and/or equipment provided by us. Although we maintain product liability insurance coverage, if our insurance coverage proves inadequate or adequate insurance becomes unreasonably costly or otherwise unavailable, future claims may not be fully insured. An uninsured or partially insured successful claim against us could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The market price of our common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

•	changes in the price of oil and natural gas;

•	loss of a major customer or failure to complete significant transactions; and

•	additions or departures of key personnel.

The trading price of our common stock since our initial public offering has ranged from a high of $10.74 on the NYSE on September 3, 2008 to a low of $3.30 on July 10, 2009. The last reported price of our common stock on the NYSE on March 23, 2012 was $4.50 per share.

We currently do not intend to pay any dividends on our common stock.

We currently do not intend to pay any dividends on our common stock. While we may declare dividends at some point in the future, we cannot assure you that you will ever receive cash dividends as a result of ownership of our common stock and any gains from investment in our common stock may only come from increases in our stock prices, if any. The payment of dividends is and will continue to be restricted by the terms of our financings, including credit facilities and any debt securities that we may issue.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as of our substantial insider ownership.

Provisions of our certificate of incorporation and bylaws, each as amended and restated, and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our management and board of directors. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	establishing a classified board of directors, so that only approximately one-third of our directors are elected each year;

•	providing our board of directors the ability to set the number of directors and to fill vacancies on the board of directors occurring between stockholder meetings;

•	providing that directors may be removed only for “cause” and only by the affirmative vote of the holders of at least a majority in voting power of our issued and outstanding capital stock; and

•	limiting the ability of our stockholders to call special meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years following the date the beneficial owner acquired at least 15% of our stock, unless various conditions are met, such as approval of the transaction by our board of directors. Together, these charter and statutory provisions could make the removal of management or changes to our board of directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

The existence of the foregoing provisions and anti-takeover measures, as well as the significant common stock beneficially owned by our Chairman, Richard J. Heckmann, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Risks Related to Environmental and Other Governmental Regulation

We are subject to United States federal, state and local laws and regulations relating to health, safety, transportation, and protection of natural resources and the environment. Under these laws and regulations, we may become liable for significant penalties, damages or costs of remediation. Any changes in laws and regulations could increase our costs of doing business.

Our operations, and those of our customers, are subject to United States federal, state and local laws and regulations relating to health, safety, transportation and protection of natural resources and the environment and worker safety, including those relating to waste management and transportation and disposal of produced water and other materials. For example, we are subject to environmental regulation relating to disposal into injection wells, which can pose some risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. Liability under these laws and regulations could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damage and personal injuries.

Our businesses, in particular our environmental services business, involves the use, handling, storage, and contracting for recycling or disposal of environmentally sensitive materials, such as motor oil, waste motor oil and filters, solvents, transmission fluid, antifreeze, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, we are subject to regulation by federal, state, and local authorities establishing investigation and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. We also are subject to laws, ordinances, and regulations governing investigation and remediation of contamination at facilities we operate or to which we send hazardous or toxic substances or wastes for treatment, recycling, or disposal. In particular, the Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA,” imposes joint, strict, and several liability on owners or operators of facilities at, from, or to which a release of hazardous substances has occurred; parties that generated hazardous substances that were released at such facilities; and parties that transported or arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted statutes comparable to and, in some cases, more stringent than CERCLA. If we were to be found to be a responsible party under CERCLA or a similar state statute, we could be held liable for all investigative and remedial costs associated with addressing such contamination. In addition, claims alleging personal injury or property damage may be brought against us as a result of alleged exposure to hazardous substances resulting from our operations.

Failure to comply with these laws and regulations could result in the assessment of significant administrative, civil or criminal penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, and orders to limit or cease certain operations. In addition, certain environmental laws impose strict and/or joint and several liability, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time of those actions. For example, if a landfill or disposal operator mismanages our wastes in a way that creates an environmental hazard, we and all others who sent materials could become liable for cleanup costs, fines and other expenses many years after the disposal or recycling was completed. Future events, such as the discovery of currently unknown matters, spills caused by future pipeline ruptures, changes in existing environmental laws and regulations or their interpretation, and more vigorous enforcement policies by regulatory agencies, may give rise to additional expenditures or liabilities, which could impair our operations and adversely affect our business and results of operations.

Although we believe that we are in substantial compliance with all applicable laws and regulations, legal requirements are changing frequently and are subject to interpretation. New laws, regulations and changing interpretations by regulatory authorities, together with uncertainty regarding adequate testing and sampling procedures, new pollution control technology and cost benefit analysis based on market conditions are all factors that may increase our future capital expenditures to comply with environmental requirements. Accordingly, we are unable to predict the ultimate cost of future compliance with these requirements or their effect on our operations.

Increased regulation of hydraulic fracturing, including regulation of the quantities, sources and methods of water use and disposal, could result in reduction in drilling and completing new oil and natural gas wells or minimize water use or disposal, which could adversely impact the demand for our HWR services.

Demand for our HWR services depends, in large part, on the level of exploration and production of oil and gas and the oil and gas industry’s willingness to purchase our services. Most of our customer base uses hydraulic fracturing to drill new oil and gas wells. Hydraulic fracturing is a process that is used to release hydrocarbons, particularly natural gas, from certain geological formations. The process involves the injection of water (typically mixed with significant quantities of sand and small quantities of chemical additives) under pressure into the formation to fracture the surrounding rock and stimulate movement of hydrocarbons through the formation. The process is typically regulated by state oil and gas commissions and has been exempt (except when the fracturing fluids or propping agents contain diesel fuels) since 2005 from United States federal regulation pursuant to the Safe Drinking Water Act.

The EPA is conducting a comprehensive study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the United States House of Representatives is also conducting an investigation of hydraulic fracturing practices. The results of the EPA study and House investigation could lead to restrictions on hydraulic fracturing. The EPA is currently working on new guidance for application of the Safe Drinking Water Act permits for drilling or completing processes that use fracturing fluids or propping agents containing diesel fuels. In addition, the EPA proposed regulations under the federal Clean Air Act in July 2011 regarding certain criteria and hazardous air pollutant emissions from hydraulic fracturing wells and, in October 2011, announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other gas production. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing, including, for example, requiring disclosure of chemicals used in the fracturing process or seeking to repeal the exemption from the Safe Drinking Water Act. If adopted, such legislation would add an additional level of regulation and necessary permitting at the federal level and could make it more difficult to complete wells using hydraulic fracturing. Similar laws and regulations with respect to chemical disclosure also exist or are being considered by the United States Department of Interior and in several states, including certain states in which we operate, that could restrict hydraulic fracturing. The Delaware River Basin Commission is also considering regulations which may impact hydrofracking water practices in certain areas of Pennsylvania, New York, New Jersey and Delaware. Some local governments have also sought to restrict drilling in certain areas.

Future United States federal, state or local laws or regulations could significantly restrict, or increase costs associated with hydraulic fracturing and make it more difficult or costly for producers to conduct hydraulic fracturing operations, which could result in a decline in exploration and production. New laws and regulations, and new enforcement policies by regulatory agencies, could also expressly restrict the quantities, sources and methods of water use and disposal in hydraulic fracturing and otherwise increase our costs and our customers’ cost of compliance, which could minimize water use and disposal needs even if other limits on drilling and completing new wells were not imposed. Any decline in exploration and production or any restrictions on water use and disposal could result in a decline in demand for our services and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Delays or restrictions in obtaining permits by our customers for their operations or by us for our operations could impair our business.

In most states, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities and we may be required to procure permits for construction and operation of our disposal wells and pipelines. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where our, or our customers’, activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. Delays or restrictions in obtaining salt water disposal well permits could adversely impact our growth, which is dependent in part on new disposal capacity.

Recently, our customers have been affected by moratoriums on the issuance of permits that have been imposed upon drilling and completion activities in certain jurisdictions. For example, in December 2010, the State of New York imposed a moratorium on certain drilling and completion activities. In 2011, the state announced plans to lift the moratorium, however, there is a proposal in the New York legislature to extend the moratorium for another year. A similar moratorium has been in place within the Delaware River Basin pending issuance of regulations by the Delaware River Basin Commission. Other states, including Texas, Arkansas, Pennsylvania, Wyoming and Colorado, have enacted laws and regulations applicable to our business activities, including disclosure of information regarding the substances used in hydraulic fracturing. California is presently considering similar requirements. Some of the drilling and completion activities of our customers may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands. Consequently, our operations in certain areas of the country may be interrupted or suspended for varying lengths of time, causing a loss of revenue and potentially having a materially adverse effect on our operations. Any such changes could have a material adverse effect on our financial condition and results of operations.

We are subject to the trucking safety regulations, which are likely to be amended, and made stricter, as part of the initiative known as Compliance, Safety, Accountability, or “CSA.” If our current USDOT safety rating of “Satisfactory” is downgraded in connection with this initiative, our business and results of our operations may be adversely affected.

As part of the CSA initiative, the FMCSA is expected to open a rulemaking docket in 2012 (originally expected in 2011) for purposes of changing its safety rating methodology. Any new methodology adopted in the rulemaking is likely to link safety ratings more closely to roadside inspection and driver violation data gathered and analyzed from month to month under the FMCSA’s new Safety Measurement System, or “SMS.” This linkage could result in greater variability in safety ratings than the current system, in which a safety rating is based on relatively infrequent on-site compliance audits at a carrier’s places of business. Preliminary studies by transportation consulting firms indicate that “Satisfactory” ratings (or any equivalent under a new SMS-based system) may become more difficult to achieve and maintain under such a system. If either of the HWR or HES segments loses its current “Satisfactory” rating, which is the highest and best rating under this initiative, we may lose some of our customer contracts that require such a rating, adversely affecting our business prospects and results of operations.

THE TRANSACTIONS

TFI Acquisition

On March 7, 2012, we entered into a definitive stock purchase agreement (the “Purchase Agreement”) to acquire Thermo Fluids Inc. through the purchase of all of the issued and outstanding common stock of its parent company TFI Holdings, Inc.

The purchase price for 100% of the equity interests in TFI is $245.0 million, subject to various adjustments, which is payable $227.5 million in cash and $17.5 million in unregistered shares of the our common stock. One such adjustment will be for an additional $0.9 million for a recently completed acquisition by TFI. The shares of common stock are to be held in escrow for approximately one year from the anticipated closing date. The Purchase Agreement contains customary representations, warranties, covenants, indemnity provisions and closing conditions for transactions of similar nature and size. We anticipate that we will close these transactions on or before April 15, 2012. In the event that the closing is delayed beyond April 15, 2012, as a result of the our failure to perform, we have agreed to pay a delay fee of $81,000 per day through May 1, 2012, which period may be extended if TFI or we do not terminate the Purchase Agreement. The delay fee does not constitute “liquidated damages” or otherwise constitute the seller’s exclusive remedy for any breach of the Purchase Agreement.

The above description of the Purchase Agreement is not complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy which is attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on March 13, 2012, and which is incorporated by reference into this prospectus supplement.

Total cash required to complete the TFI Acquisition is estimated to be $230.8 million, which includes $2.4 million of legal, advisory, diligence and other fees and expenses related to the TFI Acquisition. This cash requirement is expected to be partially financed with proceeds from this offering.

Debt Securities Offering

We expect to raise the remaining portion of the cash required for the TFI Acquisition (approximately $166.5 million) through a separate, subsequent offering of approximately $250.0 million aggregate principal amount of debt securities. All of our subsidiaries that guarantee indebtedness under our existing senior secured credit facility will guarantee the offered debt securities. We plan to use the net proceeds from the debt securities offering, in excess of the amount required for the TFI Acquisition, together with cash from our balance sheet, to repay all outstanding balances under our existing credit facility. See “Use of Proceeds.” Because the Unaudited Pro Forma Combined Financial Information included and incorporated by reference in this prospectus supplement assumes only the $166.5 million of debt securities necessary to consummate the TFI Acquisition, our actual interest expense is likely to be higher than our pro forma interest expense.

If we succeed in raising $250.0 million in the debt securities offering and repay our existing credit facility, we expect our net income to be reduced by approximately $4.1 million ($0.03 per share) compared to the pro forma net income presented herein, due primarily to the assumed higher interest rate on the debt securities compared to our existing credit facility, fees and expenses associated with the debt securities offering, and the write off of the unamortized issuance costs related to our existing credit facility. We expect to incur customary fees and expenses in connection with the debt securities offering.

This description and other information in this prospectus supplement regarding our offering of debt securities is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any debt securities. We cannot assure you that our planned offering of debt securities will be completed.

New Senior Credit Facility

Simultaneous with the closing of the sale of the debt securities, we plan to enter into a new $150.0 million senior revolving credit facility, including $10.0 million available for standby and commercial letters of credit. The New Credit Facility will also include an uncommitted “accordion” feature that would allow the Company to borrow an additional $100.0 million without obtaining the consent of the lenders under the New Credit Facility. We expect to incur customary fees and expenses in connection with the New Credit Facility. See “Description of the New Credit Facility.”

DESCRIPTION OF THE NEW CREDIT FACILITY

General

Simultaneous with the closing of the sale of the debt securities, we plan to enter into a new $150.0 million senior revolving credit facility, including $10.0 million available for standby and commercial letters of credit. The New Credit Facility will also include an uncommitted “accordion” feature that would allow the Company to borrow an additional $100.0 million without obtaining the consent of the lenders under the New Credit Facility.

Security

Our New Credit Facility will be secured by a first priority perfected security interest in (a) substantially all present and future capital stock or equity interests owned or held by us, or any of our material subsidiaries (existing and future); and (b) substantially all tangible and intangible personal property, including, without limitation, all equipment, inventories, other goods, accounts receivable, accounts, licenses, contracts and other intellectual property, and all of our Material Real Property, which is defined to include each all of our fee-owned or leased real property with a fair market value in excess of $2.0 million.

Use of Proceeds

We do not expect to use the proceeds from the New Credit Facility at the closing of the TFI Acquisition, except to the extent that the proceeds of our offering of debt securities and the cash on our balance sheet are insufficient to pay the purchase price. Otherwise, the proceeds from the New Credit Facility will be used to refinance our existing credit facility, to pay fees, commissions and expenses in connection with the closing of the Transactions and ongoing working capital and for other general corporate purposes, including financing acquisitions.

Guarantors

Our obligations under the New Credit Facility are unconditionally guaranteed, on a joint and several basis by each of our existing and subsequently acquired or formed direct and indirect Material Domestic Subsidiary. A “Material Domestic Subsidiary” is any of our domestic subsidiaries that either generates 5% or more of our consolidated gross revenues or that constitutes 5% or more of our consolidated assets.

Maturity

The final maturity of the New Credit Facility will occur on the fifth (5th) anniversary of the closing date and the commitments with respect to the New Credit Facility, to the extent not otherwise terminated earlier, will automatically terminate on such date.

Interest

Interest accrues on amounts outstanding under our New Credit Facility at floating rates equal to either (at our option) a Base Rate (equal to the higher of the Federal Funds Rate as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, the prime commercial lending rate of the Administrative Agent under the New Credit Facility, and the daily LIBOR for one month plus 1.0%), plus a margin of between 1.75% and 3.00% based on a ratio of our total debt to EBITDA, or equal to LIBOR plus 2.75% to 4.00% based on a ratio of our total debt to EBITDA. Our senior revolving credit facility will contain certain customary fees, including servicing fees and unused facility fees. Our senior revolving credit facility may be prepaid without premium or penalty (except for LIBOR breakage costs).

Covenants

Our New Credit Agreement will contain customary affirmative covenants, including, but not limited to, covenants with respect to the use of proceeds from the credit facility, payment of taxes and other obligations, continuation of our business and the maintenance of existing rights and privileges, the maintenance of property and insurance, amongst others.

In addition, our New Credit Agreement shall also contain negative covenants that restrict our ability to, among other things: (a) incur additional indebtedness (provided that, the New Credit Agreement shall specifically allow for the issuance of up to $250.0 million in debt securities); (b) incur liens (other than liens securing capital leases and purchase money debt); (c) limitation on further negative pledges, (d) limitation on loans, advances and other investments. including acquisitions (provided that acquisitions shall be permitted to the extent that the target is in the water or environmental services industry, that the representations and warranties are true and correct in all material respects as of the acquisition date, that certain pro forma minimum financial rations are met in respect of “Maximum Senior Debt Leverage Ratio” and “Maximum Total Debt Leverage Ratio”, each as described below), (e) declare dividends, distributions and issuances of equity interest or repayment of the same; (f) limitation on fundamental changes; (g) limitation on fundamental changes; (h) limitation on prepayments, redemptions and purchases of subordinated and certain other debt; (i) limitation on transactions with affiliates; (j) limitation on dividend and other payment restrictions effecting our subsidiaries; (k) limitation on changes in lines of business, fiscal year and accounting practices; (l) limitation on material amendments to our organizational documents; (m) limitation on sale-leaseback transactions (subject to certain permitted baskets); (n) limitations on hedging transactions; (o) limitations on making capital expenditures; and (p) limitation on operating lease obligations in excess of $10.0 million annually).

Our New Credit Facility shall include financial covenants that, among others, require us to maintain specified coverage ratios, including, but not limited to:

•

A “Maximum Total Debt Leverage Ratio”, commencing as of the fiscal quarter ending September 30, 2012, which shall require that the ratio of our (a) Total Debt (defined to include, among other items, all debt for borrowed money and other obligations, all purchase money debt and debt owing in respect of earn-outs, all amounts owing in respect of letters of credit, certain preferred stock and similar equity interests and other guaranty and support obligations), to (b) EBITDA (defined to include our consolidated net income less taxes, depreciation and amortization, stock-based awards, compensation expense and other non-cash charges arising from stock or other equity incentive programs, other non-cash charges, one-time relocation expenses and transaction fees and expenses, legal costs related to litigation related to our China Water business, all fees costs and expenses related to the issuance of debt securities allowed under our affirmative covenants, and other non-recurring and non-cash gains and losses), shall not exceed 4.50x as of September 30, 2012, 4.00x as of December 31, 2012 and 3.5x thereafter, until maturity;

•

A “Maximum Senior Secured Debt Leverage Ratio”, which, as of the last day of each fiscal quarter during the term of the New Credit Agreement shall be equal or greater than, the ratio of (a) Total Debt (as described above), minus all of our unsecured debt, and all of our subordinated debt, to (b) EBITDA (as described above) for the four fiscal quarter period then ended, which ration shall not exceed 2.50x; and

•

A “Minimum Interest Coverage Ratio”, which, as of the last day of each fiscal quarter during the term of the New Credit Agreement shall be equal or greater than, the ration of (a) our consolidated EBITDA for the four fiscal quarter period then ended, to (b) our cash interest expense for the four fiscal period then ended, which ratio shall not be less than 2.75x.

Events of Default

Our senior revolving credit facility shall contain customary events of default, including, but not limited to: non-payment of principal, interest or fees; violations of certain covenants; certain bankruptcy-related events; inaccuracy of representations and warranties in any material respect; and cross defaults with certain other indebtedness and agreements.

Repayment and Retirement of Heckmann’s Existing Credit Facility

In connection with the TFI Acquisition, we expect to repay our existing credit facility. In connection with that repayment, we expect to incur a charge to write off unamortized issuance costs of approximately $2.6 million (pre-tax) relating to that facility.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, will be approximately $71.0 million (or $81.7 million if the underwriters exercise their option to purchase additional common stock in full), after deducting fees of the underwriters and estimated offering expenses.

We intend to use the net proceeds of this offering and a subsequent debt securities offering to finance the cash consideration for the TFI Acquisition. The aggregate purchase price for 100% of the equity interests in TFI is $245.0 million, subject to potential adjustments including, but not limited to, adjustments for working capital changes between the effective date and the closing date of the TFI Acquisition and a $0.9 million acquisition recently completed by TFI. We are required to fund $227.5 million of the purchase price in cash and the remaining $17.5 million in restricted shares of our common stock to be held in escrow (based on the volume weighted average price per share of our common stock, as reported on the New York Stock Exchange, for the last five trading days immediately prior to the three trading days occurring immediately prior to the closing date of the TFI Acquisition).

We intend to repay all borrowings under our existing credit facility with the remaining proceeds of our planned debt securities offering and substantially all of our cash and marketable securities, concurrently with entering into the New Credit Facility. See “Capitalization” and “Unaudited Pro Forma Combined Financial Information.” To the extent that the proceeds from our debt securities offering and available cash are not sufficient to repay our existing credit facility and the remaining cash portion of the TFI Acquisition consideration, we may draw on our New Credit Facility.

We cannot assure you that the TFI Acquisition or the debt securities offering or our New Credit Facility (which are conditioned, among other things, on the TFI Acquisition closing) will close successfully. If the TFI Acquisition does not close, we expect to use the net proceeds of this offering to repay debt under our existing credit facility.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2011:

•	on an actual basis;

•	on an as adjusted basis giving effect to this offering as if the offering had occurred on December 31, 2011; and

•

on an as further adjusted basis giving effect to the issuance of $250.0 million of debt securities to finance the remaining cash portion of the TFI Acquisition and, together with $132.1 million of cash and marketable securities, the repayment of our existing bank debt, as if such issuance and repayment had occurred on December 31, 2011.

This offering is not conditional on the completion of our planned debt securities offering, the TFI Acquisition or the repayment of our existing credit facility. You should read the data set forth below in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heckmann Corporation” and the consolidated financial statements of Heckmann and TFI and accompanying notes included and incorporated by reference in this prospectus supplement.

	As of December 31, 2011
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands)
Cash and cash equivalents(1)	$80,194	$151,144	$19,036
Marketable securities	5,169	5,169	5,169

Debt:
New Credit Facility due 2017(2)	-	-	-
Existing Credit Agreement revolving facility due 2015	72,799	72,799	-
Existing Credit Agreement term loans due 2015(3)	67,375	67,375	-
Debt securities	-	-	250,000
Other vehicle financings payable due through 2015(4)	3,896	3,896	3,896

Total Long-Term Debt	144,070	144,070	253,896

Shareholders’ Equity(5):
Preferred stock, $0.001 par value: 1,000,000 shares authorized; no shares issued or outstanding	-	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized; 139,163,067 shares issued and 124,854,504 shares outstanding at December 31, 2011, 155,863,067 shares issued and 141,554,504 shares outstanding at December 31, 2011 as adjusted, and 159,751,956 shares issued and 145,443,393 shares outstanding at December 31, 2011 as further adjusted(6)	139	156	160
Additional paid-in capital	814,875	885,808	903,304
Purchased warrants	(6,844)	(6,844)	(6,844)
Treasury stock	(19,503)	(19,503)	(19,503)
Accumulated other comprehensive income	8	8	8
Accumulated deficit	(446,865)	(446,865)	(439,151)

Total Equity	341,810	412,760	437,974

Total Capitalization	$485,880	$556,830	$691,870

(1)	Since December 31, 2011, we have used approximately $20 million of net cash from our balance sheet to fund our capital expenditures and working capital.
(2)	Subsequent to the closing of this offering and concurrently with our planned offering of approximately $250.0 million of debt securities, we plan to enter into the $150.0 million New Credit Facility and, on a further adjusted basis, we would have had no outstanding borrowings as of December 31, 2011. To the extent the total balance of our existing credit facility outstanding at closing is more or less than the amount shown in the table above, either the cash used from our balance sheet or the balance drawn under our New Credit Facility, or a combination thereof, will correspondingly increase or decrease. See “Use of Proceeds,” “Description of the New Credit Facility” and “Unaudited Pro Forma Financial Information.”
(3)	Represents the total amount outstanding as of December 31, 2011, under our existing credit facility. At March 23, 2012, our debt balances under our existing credit facility were substantially the same as at December 31, 2011. We plan to repay our existing credit facility as described in “Use of Proceeds.”
(4)	We have incurred approximately $9.0 million of new capital leases since December 31, 2011.
(5)	Stockholders’ equity as further adjusted reflects adjustments to our deferred tax accounts as described under “Unaudited Pro Forma Financial Information.”
(6)	Does not include approximately 1.9 million shares issued in connection with an acquisition in 2012.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “HEK.” The following table sets forth the high and low sale prices of our common stock and the cash dividends per share of common stock declared during the periods indicated.

	Price Range
	High	Low
2012
First Quarter through March 23, 2012	$6.72	$4.33
2011
First Quarter	$6.58	$4.83
Second Quarter	$6.48	$5.59
Third Quarter	$6.28	$5.22
Fourth Quarter	$6.95	$5.09
2010
First Quarter	$6.34	$4.87
Second Quarter	$6.22	$4.64
Third Quarter	$4.93	$3.64
Fourth Quarter	$5.17	$3.80
2009
First Quarter	$6.31	$4.31
Second Quarter	$5.27	$3.75
Third Quarter	$4.75	$3.38
Fourth Quarter	$5.10	$4.17

On March 23, 2012, the last reported sales price of our common stock on the NYSE was $4.50 per share. On December 31, 2011, there were approximately 40 registered holders of our common stock.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends is and will continue to be restricted by the terms of our financings, including credit facilities and any debt securities that we may issue.

UNAUDITED PRO FORMA COMBINED FINANCIAL

INFORMATION

The accompanying unaudited pro forma combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of Heckmann Corporation (“Heckmann”) and TFI Holdings, Inc. (“TFI”) after giving effect to the acquisition and adjustments described in the accompanying footnotes, and are intended to reflect the impact of the TFI Acquisition on Heckmann. The accompanying unaudited pro forma combined financial statements are based upon historical financial statements and have been developed from the (i) audited consolidated financial statements of Heckmann contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and (ii) the audited consolidated financial statements of TFI contained in Exhibit 99.2 to Heckmann’s Current Report on Form 8-K dated March 22, 2012, and filed with the SEC. The unaudited pro forma combined financial statements are prepared with Heckmann treated as the acquiror and as if the acquisition of TFI had been consummated on December 31, 2011 for purposes of preparing the unaudited combined balance sheet as of December 31, 2011 and on January 1, 2011 for purposes of preparing the unaudited combined statement of operations for year ended December 31, 2011.

For the purposes of the unaudited pro forma combined financial statements, the acquisition of TFI is assumed to be financed through (i) the issuance of $166.5 million of debt securities and (ii) a $75.0 million equity offering. The ultimate financing combination of debt securities and equity are subject to change, depending on market conditions. As an example, the resulting impact of a decrease in the amount of the equity offering could result in a corresponding increase in the amount of the debt securities issued and vice versa. For purposes of these unaudited pro forma combined financial statements, if the interest rate on the debt securities increased or decreased 1/8 of a percent from the rate assumed herein, the resulting change to net income, net of tax, would be approximately $0.1 million.

In addition to financing the cash portion of the TFI Acquisition, we plan to refinance all of our outstanding bank debt, which was $140.2 million (including current portion) at December 31, 2011 (the “Refinancing”) through the issuance of approximately $83.5 million of additional debt securities (resulting in a total offering of approximately $250.0 million of debt securities), and the usage of substantially all of our available cash balances and marketable securities and, if necessary, our new revolving credit facility. We expect the Refinancing to occur substantially concurrently with the consummation of the TFI Acquisition and the closing of our new revolving credit facility. This additional financing and use of cash, and the repayment of our existing bank debt, are not reflected in these pro forma financial statements. Because the Unaudited Pro Forma Combined Financial Information included and incorporated by reference in this prospectus supplement assumes only the $166.5 million of debt securities necessary to consummate the TFI Acquisition, our actual interest expense is likely to be higher than our pro forma interest expense. If we succeed in raising $250.0 million in the debt securities offering and repay our existing credit facility, we expect our net income to be reduced by approximately $4.1 million ($0.03 per share) compared to the pro forma net income presented herein, due primarily to the assumed higher interest rate on debt securities compared to our existing credit facility, fees and expenses associated with the debt securities offering, and the write off of the unamortized issuance costs related to our existing credit facility.

If we increase or decrease the size of the debt securities offering from the $250.0 million expected amount, interest expense will increase or decrease accordingly. To the extent either the debt offering or the equity offering decreases in size, we plan to increase the other offering and/or use additional cash resources or fund additional cash requirements for the TFI Acquisition and the Refinancing through borrowings under our new revolving credit facility. If either offering increases in size, we will either reduce the size of the other offering and/or use less of our existing cash resources to fund the TFI Acquisition and the Refinancing.

Heckmann plans to obtain third-party valuations of certain of TFI’s assets, including property and equipment and intangible assets. Given the size and timing of the TFI Acquisition, the amount of certain assets and liabilities presented are based on preliminary valuations and are subject to adjustment as additional information is obtained and the third-party valuations are reviewed and finalized. The primary areas of the purchase price allocation that are considered preliminary relate to the fair values of property and equipment, intangibles, and acquisition-related liabilities, goodwill and the related tax impact of adjustments to these areas of the purchase price allocation. However, as indicated in note (a) to the unaudited pro forma combined financial statements, Heckmann has made certain adjustments to the December 31, 2011 historical book values of the assets and liabilities of TFI to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma combined financial statements. Any excess purchase price over the historical net assets of TFI, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from these unaudited pro forma combined financial statements once Heckmann has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurance that such finalization will not result in material changes.

The accompanying unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Heckmann would have been had the TFI Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma combined financial statements do not include the realization of potential cost savings from operating efficiencies or restructuring costs which may result from the TFI Acquisition. The unaudited pro forma combined financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Heckmann and TFI.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2011

(In thousands)

	Heckmann	TFI	Pro Forma Adjustments		Pro Forma Combined
					(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$80,194	$2,857	$(312	) (b1)	$82,739
Marketable securities	5,169	—	—		5,169
Accounts receivable, net	47,985	12,282	—		60,267
Inventories	760	1,437	—		2,197
Prepaid expenses and other receivables	4,519	1,640	—		6,159
Other current assets	1,044	21	(21	) (b2)	1,044

Total current assets	139,671	18,237	(333)		157,575
Property, plant and equipment, net	270,054	18,842	—		288,896
Equity investments	7,682	—	—		7,682
Intangible assets, net	29,489	43,541	(18,541	) (b3)	54,489
Goodwill	90,008	88,849	121,386	(b5)	300,243
Other	2,777	962	3,518	(b4)	7,257

TOTAL ASSETS	$539,681	$170,431	$106,030		$816,142

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$19,992	$6,726	$—		$26,718
Accrued expenses	11,693	5,149	(1,016	) (b2)	15,826
Current portion of contingent consideration	5,730	—	—		5,730
Current portion of long-term debt	11,914	9,650	(9,650	) (b6)	11,914

Total current liabilities	49,329	21,525	(10,666)		60,188
Deferred income taxes	6,880	17,965	(17,965	) (b2)	6,880
Long-term debt, less current portion	132,156	61,425	105,075	(b6)	298,656
Long-term contingent consideration	7,867	—	—		7,867
Other long-term liabilities	1,639	—	—		1,639
Commitments and contingencies
Equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 159,718,622 shares issued and 145,410,059 shares outstanding at December 31, 2011	139	—	21	(b7)	160
Additional paid-in capital	814,875	83,733	4,996	(b7)	903,604
Purchased warrants	(6,844)	—	—		(6,844)
Treasury stock	(19,503)	—	—		(19,503)
Accumulated other comprehensive income	8	—	—		8
Accumulated deficit	(446,865)	(14,217)	24,569	(b7)	(436,513)

Total equity	341,810	69,516	29,586		440,912

TOTAL LIABILITIES AND EQUITY	$539,681	$170,431	$106,030		$816,142

See Notes to Unaudited Pro Forma Combined Financial Statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year ended December 31, 2011

(In thousands, except share and per share amounts)

	Heckmann		TFI	Pro Forma Adjustments		Pro Forma Combined
						(unaudited)
Revenue		$156,837	$113,798	$—		$270,635
Cost of sales		123,509	72,127	—		195,636

Gross profit		33,328	41,671			74,999

Operating expenses:
Selling, general and administrative expenses		36,651	19,254	1,882	(c1)	57,787
Pipeline start-up and commissioning		2,089	—	—		2,089

Total operating expenses		38,740	19,254	1,882		59,876

Income (loss) from operations		(5,412)	22,417	(1,882)		15,123
Interest expense, net		(4,243)	(8,691)	(5,774	) (c2)	(18,708)
Loss from equity investment		(462)	—	—		(462)
Other, net		6,232	—	—		6,232

Income (loss) from continuing operations before income taxes		(3,885)	13,726	(7,656)		2,185
Income tax benefit (expense)		3,777	(5,390)	15,939	(c3)	14,326

Income (loss) from continuing operations		(108)	8,336	8,283		16,511
Loss from discontinued operations, net of income taxes		(22,898)	—	—		(22,898)

Net loss attributable to Heckmann Corporation		$(23,006)	$8,336	$8,283		$(6,387)

Net income (loss) per share from continuing operations
Basic	$	*				$0.12
Diluted	$	*				$0.12

Weighted average number of shares outstanding:
Basic		114,574,730				135,130,286

Diluted		114,574,730				137,967,958

*	less than $(0.01)

See Notes to Unaudited Pro Forma Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

(a)	Preliminary Purchase Price Allocation

The pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation within these unaudited pro forma combined financial statements is based upon a purchase price of $245.9 million, inclusive of the cash consideration and the fair value of the common stock issued. The fair value of the common stock was estimated using a value of $4.50 per share, based upon recent trading activity. The fair value of the common stock, in accordance with the Stock Purchase Agreement, will not be known until three trading days prior to the closing date. The preliminary consideration calculation used as a basis for the pro forma balance sheet is as follows:

	Common Shares (par value $.001 share)	Capital in Excess of Par Value	Total
	(In thousands of dollars)
Insurance of Heckmann common stock to TFI stockholders; held in escrow (3,888,889 Heckmann shares at $4.50) (b7)	$4	17,496	$17,500

Cash consideration (b1)			228,405

Total consideration			$245,905

Heckmann is in the process of completing an assessment of the fair value of assets and liabilities of TFI and the related business integration plans. Given the size and timing of the TFI Acquisition, the amount of certain assets and liabilities presented are based on preliminary valuations and are subject to adjustment as additional information is obtained and the third-party valuation is finalized. The primary areas of the purchase price allocation that are not finalized related to fair values of property and equipment, intangibles, acquisition related liabilities, goodwill and the related tax impact of adjustments to these areas of the purchase price allocation. The table below represents a preliminary allocation of the total consideration to TFI’s tangible and intangible assets and liabilities based on management’s preliminary estimates of their respective fair values as of the date of the acquisition.

Total
(In thousands)
Accounts receivable	$12,282
Inventories	1,437
Prepaid expenses and other receivables	1,640
Other assets	109
Property, plant and equipment	18,842
Intangible assets	25,000
Goodwill	210,235
Accounts payable and accrued expenses	(10,859)
Deferred income tax liabilities	(12,781)

Total consideration	$245,905

Upon completion of the fair value assessment, Heckmann anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

Heckmann anticipates obtaining third-party valuations of certain of TFI’s assets and liabilities, including property and equipment and intangibles assets. Heckmann has estimated the fair value of TFI’s property and equipment and intangible assets based on a preliminary internal valuation analysis. The fair value adjustment to identifiable intangible assets is being amortized over an estimated useful life of five years.

Heckmann has estimated the fair value for customer contracts, customer and vendor relationships and trademarks based on preliminary internal valuation analysis. For perspective, a 10% change in the allocation between these intangible assets and goodwill would result in a change in amortization expense, with a corresponding annual change, net of tax, in net income of approximately $0.3 million or less than $0.01 per share.

Included in the deferred income tax adjustments is an adjustment to Heckmann’s federal income tax asset valuation allowance totaling $12,781 as a result of recording deferred tax liabilities as a result of the acquisition.

(b)	Combined Balance Sheets

The unaudited pro forma combined balance sheets have been adjusted to reflect:

(b1)	the elimination of TFI’s historical cash balance of $2,857, offset by issuance of new Heckmann debt or debt instruments of $166,500, issuance of 16,666,667 of Heckmann common stock in conjunction with the $75,000 equity offering, payment of the cash portion of the purchase price consideration of $228,405, and payment of transaction costs of $10,550; does not reflect potential impact of the Refinancing

(b2)	the elimination of TFI’s historical income taxes payable of $1,016 and historical net deferred income tax liabilities of $15,205 offset by deferred tax liabilities from the transaction of $10,000 and the adjustment of Heckmann valuation allowances by $12,781

(b3)	the elimination of TFI’s historical intangible assets of $43,541 offset by new intangibles assets of $25,000

(b4)	the elimination of TFI’s historical deferred financing costs of $853 offset by the addition of new deferred financing costs of $4,371

(b5)	the elimination of TFI’s historical goodwill of $88,849 offset by new goodwill of $210,235

(b6)	the elimination of TFI’s historical current portion of long-term debt of $9,650 and long-term debt of $61,425 (less current portion) offset by the addition of new long-term debt of $166,500

(b7)	the elimination of TFI’s historical net equity of $69,516, offset by the net cash proceeds of new Heckmann equity of $71,250 and the issuance of $17,500 of Heckmann equity as partial consideration for the TFI Acquisition, the expensing of acquisition costs of $2,429 and the adjustment of a portion of Heckmann’s federal income tax valuation allowance by $12,781 (due to the recording of deferred tax liabilities in connection with the Acquisition)

See note (a) for a discussion of the impact of potential changes in estimates related to the allocation of the purchase price.

(c)	Combined Statements of Operations

Subsequent to the TFI Acquisition, we expect the legacy entities of Heckmann will record income tax benefits from the reversal of a portion of Heckmann’s valuation allowance for federal deferred tax assets, as a result of recording deferred tax liabilities in accounting for the acquisition.

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma combined statements of operations have been adjusted to reflect:

(c1)	the elimination of TFI’s historical amortization expense of $4,988 and historical management fees of $559 offset by amortization expense on new intangible assets of $5,000 and new transaction cost expense of $2,429

(c2)	the elimination of TFI’s historical interest expense of $8,691 offset by interest expense on new Heckmann debt of $13,736 and amortization of new deferred financing costs of $729; does not reflect potential impact of the Refinancing

(c3)	the adjustment of a portion of Heckmann’s federal income tax valuation allowance by $12,781 and the income tax benefit on the above adjustments of $3,158

(d)	Earnings Per Common Share Adjustment

Pro forma combined diluted net income per common share from continuing operations is based on Heckmann weighted average basic shares outstanding, plus 3,888,889 of Heckmann common stock issued to TFI stockholders, 16,666,667 of Heckmann common stock issued in connection with the $75.0 million equity offering, stock-based compensation of 1,496,582 common shares, warrants of 409,734 common shares, and contingent issuances of 931,356 common shares.

SELECTED HISTORICAL FINANCIAL DATA OF HECKMANN CORPORATION

The selected historical financial data is derived from Heckmann Corporation’s audited consolidated financial statements as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011, which are included and incorporated by reference in this prospectus supplement. The Heckmann Corporation’s historical financial data for the period from May 29, 2007 to December 31, 2007 and the year ended December 31, 2008, is incorporated by reference to Heckmann Corporation’s Annual Report on Form 10-K, dated March 8, 2012, and filed with the SEC. The 2008 results are not comparable to those presented below because they preceded the discontinuation of our China Water business. The selected historical financial data of Heckmann Corporation as of December 31, 2008 is derived from audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement.

The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read this table in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heckmann Corporation” and the consolidated financial statements of Heckmann Corporation and the related notes included and incorporated by reference into this prospectus supplement.

	Fiscal Year Ended December 31,
	2009(3)(4)	2010(2)(4)	2011(1)(4)
	(dollars in thousands, except per share values)
Statement of Operations Data:
Revenue	$3,820	$15,208	$156,837
Cost of sales	2,100	11,337	123,509

Gross profit	1,720	3,871	33,328
Operating expenses	9,194	23,384	38,740

Loss from operations	(7,474)	(19,513)	(5,412)
Interest expense (income), net	3,928	2,087	(4,243)
Loss from equity investment	—	(689)	(462)
Other income, net	149	4,411	6,232

Loss before income taxes	(3,397)	(13,704)	(3,885)
Income tax benefit	80	3,404	3,777

Loss from continuing operations	(3,317)	(10,300)	(108)
Loss from discontinued operations	(392,078)	(4,393)	(22,898)

Net loss	$(395,395)	$(14,693)	$(23,006)

Income (loss) per common share attributable to continuing operations
Basic and diluted	$(0.03)	$(0.09)	*
Income (loss) per common share attributable to discontinued operations
Basic and diluted	$(3.58)	$(0.05)	$(0.20)
Weighted average shares outstanding
Basic and diluted	109,575,057	108,819,384	114,574,730

Other Financial Data:
Adjusted EBITDA(5)	(2,519)	1,659	28,546
Capital expenditures (excludes acquisitions)	19,970	17,443	150,921

*	Less than $0.01
(1)	2011 results include amounts from the acquisitions of Bear Creek Services, LLC, Devonian Industries, Inc. Sand Hill Foundation, LLC, Excalibur Energy Services, Inc. and Blackhawk, LLC and Consolidated Petroleum, Inc. from their acquisition dates of April 1, 2011, April 4, 2011, April 12, 2011, May 5, 2011 and June 14, 2011, respectively.
(2)	2010 results include amounts from the acquisition of CVR since November 30, 2010, the date of its acquisition.
(3)	2009 results include amounts from HWR since July 1, 2009, the date HWR acquired all of the limited liability company interests of Charis Partners, LLC and all of the assets of Greer Exploration Corporation and Silversword Partnerships.
(4)	On September 30, 2011, we completed the disposition, through a sale and abandonment, of the China Water bottled water business. The bottled water business has, for all periods presented herein, been reported as discontinued operations of financial reporting purposes. These reclassifications have no effect on our previously reported net income (loss).
(5)	EBITDA represents net income before interest expense, net, income tax (benefit) provision, depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for items that management does not consider reflective of our core operating performance. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service debt that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See “Use of Non-GAAP Financial Measures.”

The following table reconciles net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the Company for the periods presented:

	Fiscal Year Ended December 31,
	2009	2010	2011
	(dollars in millions)
Net income (loss)	$(3.3)	$(10.3)	$(0.1)
Income tax expense (benefit)	(0.1)	(3.4)	(3.8)
Interest expense (income)	(3.9)	(2.1)	4.2
Depreciation	0.6	3.4	21.4
Amortization	0.1	1.2	3.9

EBITDA	(6.6)	(11.2)	25.6

Adjustments:
Transaction costs (1)	0.3	2.1	2.6
Stock-based compensation (2)	2.1	0.9	2.0
Earn-out adjustments (3)	—	(4.1)	(5.8)
Pipeline start-up (4)	—	11.2	2.1
China Water litigation (5)	1.7	2.8	2.0

Adjusted EBITDA	$(2.5)	$1.7	$28.5

(1)	Legal, advisory, diligence and other non-capitalized transaction expenses associated with completed and potential acquisitions and loss on a dissolved joint venture.
(2)	Reflects non-cash stock-based compensation pursuant to our 2009 Equity Compensation Plan.

(3)	We typically include equity compensation in the form of earn-out payments as a portion of the consideration for acquisitions we have made. These payments have business performance targets associated with them and may vary in size over time depending on actual business results until the balance of the earn-out consideration has been paid. Adjustments reflect performance-related reductions in our earn-out liabilities.
(4)	Expenses associated with commissioning and start-up of our Haynesville fresh and waste water pipeline, including repair and remediation resulting from leaks and breakages.
(5)	As described in greater detail in Note 11, Commitments and Contingencies, to our 2011 consolidated financial statements included and incorporated and incorporated by reference in the prospectus supplement, we and certain of our directors and officers are involved in litigation arising from or relating to our China Water acquisition in October 2008, including a purported class action and a derivative action. In addition, on June 10, 2011, we received a subpoena from the Denver Regional Office of the SEC seeking information and documents concerning China Water. The litigation and the SEC inquiry have resulted in substantial legal fees and expenses.

Balance Sheet Data

All amounts shown are from continuing operations only.

	December 31, 2009	December 31, 2010	December 31, 2011
	(dollars in thousands)
Cash and cash equivalents	$123,407	$80,752	$80,194
Total current assets	155,418	186,021	139,671
Property, plant and equipment, net	32,857	85,696	270,054
Goodwill	7,257	41,008	90,008
Total assets	308,448	355,671	539,681
Current maturities of long-term debt	—	11,221	11,914
Long-term debt, less current portion	—	20,474	132,156
Total liabilities	20,265	72,680	197,871
Total equity of Heckmann Corporation	310,981	301,621	341,810

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF HECKMANN CORPORATION

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our accompanying consolidated financial statements and related notes. See “Forward-Looking Statements” and “Risk Factors” included in this prospectus supplement for a description of important factors that could cause actual results to differ from expected results.

Company Overview

We are a services-based company focused on total water solutions for shale or “unconventional” oil and gas exploration and production. Our water solutions for energy development business, which is branded HWR, includes our water delivery and disposal, trucking, fluids handling, treatment and temporary and permanent pipeline transport facilities and water infrastructure services for oil and gas exploration and production companies. Our strategy is to provide an integrated and efficient complete water solution to our customers through a full suite of services which we have built and will continue to build through organic growth and acquisitions.

We currently operate multi-modal water disposal, treatment, trucking and pipeline transportation operations in select shale areas in the United States including the Marcellus, Utica, Eagle Ford, Haynesville, Barnett and Tuscaloosa Marine Shale areas. We are currently expanding our business and operations into other hydrocarbon-rich shale areas. We serve customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment or disposal of fresh water and complex water flows, such as flowback and produced brine water, in connection with shale oil and gas hydraulic fracturing drilling, or “hydrofracturing” operations. We also transport fresh water for production and provide services for site preparation, water pit excavations and remediation.

Upon consummation of the TFI Acquisition, we will also provide environmental services and waste recycling solutions to our customers. See “Recent Developments” in the prospectus supplement summary. The TFI Acquisition will be our largest acquisition to date, and will substantially change our future operating results from our historical operating results. In addition, the planned debt securities financing for the TFI Acquisition and the repayment of our existing credit facility, if successfully completed, will increase our indebtedness and interest expense and utilize substantially all of our current cash balances. We expect our liquidity thereafter to be provided primarily through operating cash flow and our $150.0 million New Credit Facility. See “The Transactions,” “Use of Proceeds,” “Description of the New Credit Facility” and “Unaudited Combined Pro Forma Financial Statements” in this prospectus supplement. In connection with the repayment of our existing credit facility we expect to incur a charge to write off unamortized issuance costs of approximately $2.6 million (pre-tax). Beginning with the closing of the TFI Acquisition, our financial results will be reported in two segments - Heckmann Water Resources and Heckmann Environmental Services. We believe the TFI Acquisition and our new HES segment provide us with a growth platform and diversify our revenue sources, as further described in this prospectus supplement. However, we cannot assure you that the TFI Acquisition will be consummated or, if consummated, will be successful.

2011 Operational Developments

In addition to the acquisitions completed during the second quarter of 2011, as described in Note 3 of Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2011, included and incorporated by reference in this prospectus supplement, notable achievements during 2011 included:

Disposition of Our Bottled Water Business. Through our previously wholly owned subsidiary, China Water, we produced bottled water products at seven bottled water facilities in the People’s Republic of China, or “PRC,” including purified water, mineralized water and oxygenated water, which we supplied to beverage companies and servicing companies in the PRC. On September 30, 2011, we completed the sale of all of the shares of China Water Drinks (H.K.) Holdings Limited, a subsidiary of China Water, to Pacific Water in exchange for shares of Pacific Water equal to 10% of its outstanding equity. Following the completion of the disposition, we abandoned all of our remaining non-U.S. legal entities related to China Water. Together, the sale and abandonment result in the disposition and discontinuation of all of our bottled water business. As a result of these transactions, we recorded a loss from discontinued operations of $23.7 million in the third quarter of 2011, of which $17.9 million was a one-time non-cash charge.

New Credit Facility. On September 7, 2011, we and our HWR subsidiaries entered into a Credit Agreement, or the “New Credit Facility,” with Regions Bank, as administrative and collateral agent, RBS Citizens Bank, N.A. and First National Bank of Pennsylvania, as co-syndication agents, Wells Fargo Bank, National Association, as documentation agent, Regions Capital Markets and RBS Citizens Bank, N.A., as joint lead arrangers and joint book managers, and certain other lenders party thereto. The New Credit Facility provides initially for a total of $160.0 million in borrowing capacity, including a $70.0 million term loan facility and a $90.0 million revolving credit facility (of which up to $5.0 million may be utilized in the form of commercial and standby letters of credit and up to $10.0 million of which may be utilized as a swingline facility). The New Credit Facility also contains an uncommitted “accordion” feature, which permits us under certain circumstances to increase commitments under the revolving credit facility, or to establish additional term loans, up to an additional $40.0 million in the aggregate, for a total aggregate amount of borrowings of $200.0 million. As of December 31, 2011, we had borrowings of $140.2 million under the New Credit Facility, with up to $59.8 million available for future borrowings. See “Liquidity and Capital Resources.”

Exercise and Expiration of Warrants. At January 1, 2011, we had outstanding warrants exercisable for 64.8 million shares of our common stock. In 2011, warrants were exercised for 8,783,074 shares of common stock, resulting in cash proceeds to us in the amount of $47.9 million. On November 9, 2011, all of the publicly-issued warrants, totaling 55.3 million, expired on their own terms. Remaining outstanding are approximately 1.56 million privately-issued warrants to purchase our common stock.

Pipeline Expansion. We have completed the majority of our 50 mile fiberglass pipeline that transports produced water to our disposal wells. The pipeline is supported by a network of deep injection disposal wells which we believe is not only an efficient solution for our customers, but also provides us with a strategic competitive position. The fiberglass produced water pipeline has the capacity to transport up to 120,000 barrels per day of produced water. The increased capacity and reliability of the fiberglass pipeline will allow us to expand the line further east to gain more produced water in the future through additional laterals tied directly to our customers’ wells and through the construction of an additional trucking terminal at the east end of the pipeline.

Results of Operations

Our operating results are substantially affected by our acquisition activities, and the expenses we incur in connection with those activities, which can limit comparability of our results from period to period. Results are also driven by demand for our services, which are in turn affected by the level of drilling activity (which impacts the amount of flowback water being processed) and active wells (which impacts the amount of produced water being processed) in the shale areas in which we operate. Activity in the oil and gas drilling industry is affected by market prices for those commodities. Recent declines in natural gas prices have caused many oil and natural gas producers to announce reductions in capital budgets for future periods. These cuts in spending curtailed drilling programs as well as discretionary spending on well services in certain shale areas and accordingly reduced demand for our services in these areas. We have been actively transferring certain operating assets to oil- and liquids-rich basins where drilling activity is more robust. To the extent such cuts in spending continue to curtail drilling programs, we will continue to redeploy our operating assets where possible.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

(in thousands)	2011	2010
Revenue	$156,837	$15,208
Cost of sales	123,509	11,337

Gross profit	33,328	3,871
Operating expenses	38,740	23,384

Loss from operations	(5,412)	(19,513)
Interest income (expense), net	(4,243)	2,087
Loss from equity investment	(462)	(689)
Other income, net	6,232	4,411

Loss before income taxes	(3,885)	(13,704)
Income tax benefit	3,777	3,404

Loss from continuing operations	(108)	(10,300)
Loss from discontinued operations	(22,898)	(4,393)

Net loss	$(23,006)	$(14,693)

Revenue

Revenue for 2011 grew to $156.8 million from $15.2 million in 2010. The significant year-over-year growth in revenue resulted from (a) the full year effect of the CVR acquisition which we consummated on November 30, 2010, (b) the five acquisitions that we closed in the second quarter of 2011, and (c) revenues resulting from a significant capital investment program during 2011, including an expansion of the Company’s fleet and disposal well assets. Revenues from our pipeline operations were negatively impacted during 2011 as a result of start-up and commissioning activities discussed below.

Cost of Sales and Gross Profit

Cost of sales for the year ended December 31, 2011 was $123.5 million, resulting in total gross profit of approximately $33.3 million, or 21.3% of revenue. Cost of sales for the year ended December 31, 2010 was $11.3 million, resulting in total gross profit of $3.9 million, or 25.5% of sales. Included in cost of sales for the years ended December 31, 2011 and 2010 is depreciation expense of approximately $21.4 million and $3.4 million, respectively. The significantly higher depreciation expense in 2011 is attributable to the acquisitions in 2011 and 2010 and capital expenditures.

Operating Expenses

Operating expenses for the year ended December 31, 2011 totaled $38.7 million, compared to $23.4 million for the year ended December 31, 2010. Operating expenses in 2011 included approximately $2.4 million of stock-based compensation, amortization expense of approximately $3.9 million, a $2.2 million increase to the bad debt reserve, and approximately $2.1 million of start-up and commissioning costs related to our underground pipeline in the Haynesville Shale area. Also included in operating expenses for the year ended December 31, 2011 was approximately $0.9 million of transaction costs associated with the acquisitions completed in the second quarter of 2011. Operating expenses for the year ended December 31, 2010 included pipeline start-up and commissioning costs of approximately $11.8 million resulting from repairs and remediation of certain segments of the Haynesville pipeline, amortization expense of $1.2 million, stock-based compensation expense of $1.0 million and $0.5 million in transaction costs related to the CVR acquisition. Excluding these items, general and administrative expense increased largely due to the impact of the 2010 and 2011 acquisitions as well as increased staffing and other costs required to support the Company’s growth and the integration of the acquired businesses.

Loss from Operations

Loss from operations was $5.4 million and $19.5 million for December 31, 2011 and 2010, respectively, primarily as a result of the items mentioned above.

Interest Income(Expense), net

During the year ended December 31, 2011, we recorded net interest expense of approximately $4.2 million as opposed to $2.1 million of interest income for the year ended December 31, 2010. The decrease was primarily due to lower interest rates for invested funds and lower investment balances in the year ended December 31, 2011 compared to the same period of 2010, and increased borrowings under our New Credit Facility throughout 2011 (Note 10).

Loss from Equity Investment

During the year ended December 31, 2011, we recorded a loss of approximately $0.5 million related to our joint venture with Energy Transfer Partners, L.P. that was terminated on July 8, 2011. For the year ended December 31, 2010, we recorded an equity loss of approximately $0.7 related to the joint venture.

Other Income (Expense), net

Other income (expense), net for the year ended December 31, 2011 totaled approximately $6.2 million, consisting primarily of net reductions to liabilities for contingent consideration which were adjusted through earnings. Such changes result from re-assessment of the performance-based earn-outs related to (a), our acquisition of the Excalibur Energy Services, Inc. on May 6, 2011, (b) the CVR acquisition in 2010, and (c) the acquisition of Charis Partners LLC, on July 1, 2009.

For the period ended December 31, 2010, other income was primarily attributable to a $4.2 million change in the fair value of the contingent consideration associated with the performance-based earn-out related to the Charis acquisition in 2009. As a result of pipeline start-up and commissioning expenses incurred in the year ended December 31, 2010, management determined that the earn-out obligation related to the 2010 profitability target for the Charis acquisition would not be met. Accordingly, the liability for contingent consideration was adjusted through earnings.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2011 was approximately $3.8 million compared to an income tax benefit for the year ended December 31, 2010 of approximately $3.4 million. The primary factors affecting income taxes and the effective income tax benefit rate in 2011 was the deferred tax assets relating to net operating loss carry forwards and changes to the associated valuation allowance established for net operating loss carry forwards. In 2010, the income tax benefit was primarily attributable to a carryback of net operating losses.

Net Loss from Continuing Operations

Our net loss for the year ended December 31, 2011 was $0.1 million compared to $10.3 million for the year ended December 31, 2010, primarily as a result of the items referred to above.

Loss from Discontinued Operations

Our net loss from discontinued operations for the year ended December 31, 2011 was approximately $22.9 million compared to a net loss of $4.4 million for the year ended December 31, 2010. The increased loss was attributable to our September 30, 2011 sale and abandonment of our China Water business.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

(in thousands)	2010	2009
Revenue	$15,208	$3,820
Cost of sales	11,337	2,100

Gross profit	3,871	1,720
Operating expenses	23,384	9,194

Loss from operations	(19,513)	(7,474)
Interest income, net	2,087	3,928
Loss from equity investment	(689)	—
Other income, net	4,411	149

Loss before income taxes	(13,704)	(3,397)
Income tax benefit	3,404	80

Loss from continuing operations	(10,300)	(3,317)
Loss from discontinued operations	(4,393)	(392,078)

Net loss	$(14,693)	$(395,395)

Revenue

Revenue for the year ended December 31, 2010 were $15.2 million as compared to net sales for the year ended December 31, 2009 of $3.8 million. Revenues for the year ended December 31, 2010 were significantly greater than the year ended December 31, 2009, reflecting full year revenues from the July 2009 acquisition of Charis Partners LLC and one month of sales from the November 2010 acquisition of CVR. Revenues were negatively impacted for the year ended December 31, 2010 as a result of start-up and commissioning activities discussed below.

Gross Profit

The cost of sales for the year ended December 31, 2010 was $11.3 million, resulting in total gross profit of $3.9 million, or 25.7% of sales. All of the gross profit was attributable to water disposal revenues. The cost of goods sold for the year ended December 31, 2009 was $2.1 million, resulting in total gross profit of $1.7 million, or 45.0% of sales. All of this gross profit was attributable to water disposal revenues. Gross profits were lower than expected due to interruptions encountered as a result of start-up and commissioning activities on the Haynesville pipeline during the second and third quarters of 2010.

Operating Expenses

Operating expenses for the year ended December 31, 2010 totaled $23.4 million, compared to $9.2 million for the year ended December 31, 2009.

Operating expense for the year ended December 31, 2010 included pipeline start-up and commissioning costs of approximately $11.8 million resulting from operating issues in certain segments of the Haynesville pipeline. Accordingly, we reduced the operating pressures below normal operating pressures as we performed additional testing procedures and remediated the issue. The pressure reductions and shutdowns that were undertaken to remediate anomalies reduced throughput and adversely impacted our operating costs and revenues during the year ended December 31, 2010.

General and administrative expenses for the year ended December 31, 2010 were $11.6 million which included approximately $1.0 million of stock based compensation and amortization expense of approximately $1.2 million. General and administrative expenses for the year ended December 31, 2009 were $9.2 million which included approximately $2.9 million of stock based compensation and amortization expense of approximately $0.1 million. In addition, during the first quarter of 2009, we adopted the Financial Accounting Standard Board’s or “FASB”

revised authoritative guidance for business combinations, which requires that acquisition related costs be expensed in the period in which the costs are incurred. This differs from previous accounting treatment in which acquisition related expenses were included as part of the purchase price of an acquired company. We incurred approximately $0.2 million in acquisition related costs in connection with our acquisition by HWR of our saltwater disposal and transport business in the year ended December 31, 2009, and approximately $0.5 million in acquisition related costs in connection with our acquisition of CVR in the year ended December 31, 2010.

Loss from Operations

Loss from operations was $19.5 million and $7.5 million for December 31, 2010 and 2009, respectively, primarily as a result of the items mentioned above.

Interest Income, net

During the years ended December 31, 2010 and 2009, we recorded interest income on invested funds of approximately $2.1 million and $3.9 million, respectively. The decrease was primarily due to lower interest rates for invested funds and lower investment balances in 2010 compared to 2009.

Loss from Equity Investment

During the year ended December 31, 2010, we recorded a loss of approximately $0.7 million representing the Company’s 50% interest in a joint venture. The joint venture was subsequently terminated on July 8, 2011.

Other Income, net

During the year ended December 31, 2010, we recorded other income of approximately $4.4 million compared to other income of $0.1 million for the same period in 2009. The increase was primarily attributable to a $4.2 million change in the fair value of the contingent consideration associated with the performance based earn-out related to the Charis acquisition. As a result of pipeline start-up and commissioning expenses incurred in the twelve months ended December 31, 2010, management determined that the earn-out obligation related to the 2010 profitability target for the Charis acquisition would not be met.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2010 was approximately $3.4 million related primarily to losses sustained from pipeline start-up and commissioning expenses during the year. The income tax benefit for the year ended December 31, 2009 was approximately $80,000.

Loss from Continuing Operations

Our net loss from continuing operations for the year ended December 31, 2010 was $10.3 million compared to $3.3 million for the year ended December 31, 2009. The change relates primarily to the items mentioned above.

Loss from Discontinued Operations

Our loss from discontinued operations for the year ended December 31, 2010 was $4.4 million compared to a loss of $392.0 million for the year ended December 31, 2009. The increased 2009 loss relates primarily to the $357.5 million non-cash goodwill impairment charge based upon finalizing our goodwill analysis on the China Water acquisition, a $6.8 million impairment to the carrying value of fixed assets related to the closure of the Beijing bottled water factory, which was acquired by China Water prior to October 30, 2008, $5.3 million of expense related to the deconsolidation of Shen Yang Aixin, $4.5 million of reimbursements made to Xu Hong Bin, the former president and chairman of China Water, that were previously capitalized, $9.3 million of bad debt expense, a $3.9 million loss on disposal of property, plant and equipment, and provisions for liabilities of $1.3 million.

Net Loss

Our net loss for the year ended December 31, 2010 was $14.7 million compared to $395.4 million for the year ended December 31, 2009. The change relates primarily to the items mentioned above.

Capital Expenditures

During the year ended December 31, 2011, we made capital expenditures totaling $150.9 million, including an expansion of our fleet of trucks and trailers, additional salt water disposal wells and construction of a pipeline in the Haynesville Shale area. Our capital expenditures, excluding acquisitions, are expected to be approximately $70.0 million for 2012. A significant portion of our planned capital expenditures can be adjusted to reflect changes in our expectations for future customer spending and we will manage these investments to match market demand.

Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays for capital expenditures, strategic acquisitions and investments, repurchases of our securities, and lease payments. Our primary sources of liquidity are cash on hand and cash generated from operations and from our existing credit facility. Cash generated from operations is a function of such factors as changes in demand for our products and services, competitive pricing pressures, effective management of the utilization of our assets, our ability to achieve reductions in operating expenses, and the impact of integration on our productivity. We seek to preserve our cash balances by investing in marketable securities consisting of high grade corporate notes and United States government securities purchased in accordance with our investment policy, which allows us to invest and reinvest in United States government securities having a maturity of five years or less, and other obligations of United States government agencies and instrumentalities, including government sponsored enterprises, commercial paper, corporate notes and bonds, short term instruments that are direct obligations of issuers, long term instruments that are direct obligations of issuers, and municipal notes and bonds with a maturity of five years or less. We avoid any involvement with mortgage backed securities, collateralized mortgage obligations, auction rate securities, collateralized debt obligations, credit default swaps and similar high risk and/or exotic financial instruments. However, as required pursuant to the terms of our existing credit facility, we maintain a floating-to-fixed interest rate swap in the notional amount of $35.0 million. Any decisions regarding the size of individual investments or their composition must comply with our investment policy with the intent to yield higher obtainable returns with the understanding that the investment may need to be liquidated in the near term to consummate strategic business combinations.

As of December 31, 2011, we had cash and cash equivalents of approximately $80.2 million, and approximately $5.2 million of marketable securities. In addition, we had outstanding borrowings under our existing credit facility of $140.2 million, with up to $59.8 million available thereunder for future borrowings assuming exercise of the uncommitted “accordion feature.” Under our existing credit facility, we are required to maintain at least $20.0 million in cash and cash equivalents at all times as well as to comply with certain financial covenants. As of December 31, 2011 we were in compliance with these covenants.

We plan to finance the cash portion of the TFI Acquisition and refinance all of our outstanding bank debt, which was $140.2 million (including current portion) at December 31, 2011 (the “Refinancing”) through (i) this offering (ii) a subsequent offering of approximately $250.0 million of debt securities and (iii) the usage of substantially all of our available cash balances and marketable securities. We expect the Refinancing to occur substantially concurrently with the consummation of the TFI Acquisition and the closing of our new revolving credit facility. To the extent either the debt securities issuance or the equity offering decreases in size, we plan to increase the other offering and/or use additional cash resources or fund additional cash requirements for the TFI Acquisition and the Refinancing through borrowings under our new revolving credit facility. If either offering increases in size, we will either reduce the size of the other offering and/or use less of our existing cash resources to fund the TFI Acquisition and the Refinancing. If the TFI Acquisition does not close for any reason, we do not expect to close either the debt securities offering or the New Credit Facility (both of which will be conditioned on the closing of the TFI Acquisition), and would expect to continue to rely on our existing credit facility along with cash flow from operations as our primary sources of liquidity going forward. Our New Credit Facility is expected to have a 5-year term and provide us with $150.0 million of revolving borrowing capacity, including $10.0 million for letters of credit. The New Credit Facility will contain customary covenants and financial maintenance covenants including total debt leverage, senior secured debt leverage, and minimum interest coverage. See “Description of the New Credit Facility.”

Pursuant to the terms of the New Credit Facility, we expect to have $150.0 million available upon the closing of the TFI Acquisition. We believe that our cash, cash equivalents, investments and availability on our existing credit facility and/or our proposed New Credit Facility will be sufficient to facilitate planned capital expenditures and working capital for the next 24 months. We may, however, seek to raise additional financing to support our growth, including possible acquisitions, or to maintain a strong balance sheet with sufficient cash and liquidity. However, there can be no assurance that our liquidity will be adequate over time. Our capital expenditures may be greater than we expect if we decide to bring capacity on line more rapidly. We have incurred approximately $9.0 million of new capital leases since December 31, 2011 and expect to continue to finance the acquisition of additional trucks through capital leases. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or obtain other forms of financing.

Cash Flows for Year Ended December 31, 2011 compared to the Year Ended December 31, 2010

Net cash used in operating activities from continuing operations was $9.3 million for the year ended December 31, 2011 compared to $3.4 million for the year ended December 31, 2010. The increase in cash used was primarily attributable to a significant increase in accounts receivable during 2011 stemming largely from revenue growth during the period, and was exacerbated by slower customer payments during the fourth quarter of 2011. Net cash used in operating activities from discontinued operations was $4.7 million compared to net cash used in operations from discontinued operations of $0.7 million in the year ago period.

Net cash used in investing activities from continuing operations was $142.3 million for the year ended December 31, 2011 compared to $37.7 million for the year ended December 31, 2010. The increase was primarily attributable to $59.7 million of additional cash paid for acquisitions in 2011 as compared to the year ago period, and an additional $133.5 million of capital expenditures to support business growth compared to 2010. These higher cash requirements for investments were partially offset by approximately $87.4 million of additional net cash proceeds realized from the liquidation of available–for–sale securities and redemption of certificates of deposit. Net cash used in investing activities by discontinued operations was $5.8 million for the year ended December 31, 2011 compared to $0.5 million in the year ago period.

Net cash provided by financing activities from continuing operations was $151.0 million for the year ended December 31, 2011 compared to $1.6 million of cash used in financing activities from continuing operations for the year ended December 31, 2010. The increase was primarily attributable to $47.9 million of cash proceeds received in the fourth quarter of 2011 from the exercise of previously issued warrants for approximately 7.9 million shares of our common stock at an exercise price of $6.00 per warrant and net borrowings under our New Credit Facility totaling $108.8 million. Financing activities from discontinued operations was not significant during 2011 and 2010.

Cash Flows for Year Ended December 31, 2010 compared to the Year Ended December 31, 2009

Net cash used in operating activities from continuing operations was $3.4 million for the year ended December 31, 2010 compared to $3.6 million for the year ended December 31, 2009. Net cash used in operations from discontinued operations was $0.7 million compared to net cash used in operations from discontinued operations of $2.4 million in the year ago period. The improvement was attributable to lower working capital requirements for the discontinued operations in 2010.

Net cash used in investing activities from continuing operations was $37.7 million for the year ended December 31, 2010 compared to $106.8 million for the year ended December 31, 2009. The reduction was primarily attributable to lower spending for additions to fixed assets year over year of $2.5 million, lower net spending on equity investments of $6.0 million, higher net cash proceeds from available-for-sale securities of $74.0 million, offset by additional cash used to consummate business combinations of $12.0 million ($28.6 million was used to consummate the November 30, 2010 acquisition of CVR. Net cash used in investing activities by discontinued operations was $0.5 million for the year ended December 31, 2010 compared to net cash used in investing activities by discontinued operations of $16.0 million in the year ago period. The improvement was attributable to lower spending for capital expenditures.

Net cash used in financing activities from continuing operations was $1.6 million for the year ended December 31, 2010 compared to $18.4 million for the year ended December 31, 2009. The decrease was primarily related to reduced purchases of shares of our common stock and warrants of $12.9 million and $2.4 million, respectively, for the year ended December 31, 2010 compared to the year ago period. Net cash used in financing activities from discontinued operations was $1.0 million for the year ended December 31, 2010 compared to net cash provided by financing activities of $1.7 million for the year ago period. The reduction was attributable to repayments on long term debt obligations made by the discontinued operation in the year ended December 31, 2010.

Contractual Obligations

The following table summarizes contractual obligations and borrowings as of December 31, 2011, and the timing and effect that these commitments are expected to have on our liquidity and capital requirements in future periods. Potential payments for contingent consideration have been excluded from the table below. We expect to fund other commitments primarily with operating cash flows generated in the normal course of business. Interest expense was estimated at current applicable rates. In 2011, we entered into a contract to purchase up to 200 Peterbilt LNG heavy duty trucks. As of March 5, 2012, we have purchased approximately 85 of these LNG trucks. We intend to continue to make purchases of LNG trucks pursuant to this contract, subject to the terms of the contract and market conditions.

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(amounts in thousands)
Debt obligations	$11,914	$23,149	$109,007	$—	$144,070
Interest expense	6,084	10,800	4,716	—	21,600
Quarterly obligation under purchase agreement (Note 3)	462	—	—	—	462
Operating and capital lease obligations	1,257	1,541	571	201	3,570

Total	$19,717	$35,490	$114,294	$201	$169,702

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, obligations or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.” As required under our existing credit facility, we maintain a floating-to-fixed interest rate swap in the notional amount of $35.0 million. Interest rate swaps are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flows over a specific period. These interest rate swaps are derivative instruments. The impact of the swap is therefore not reflected in our reported interest expense, but is marked to market as a non-cash expense or income depending on changes in the value of the swap. The notional, or face, amount on which the swaps or caps are based is not exchanged. Our objective in using these derivatives is to limit our exposure to interest rate movements.

The swap has the effect of fixing the one month LIBOR interest rate, which is used to calculate our applicable borrowing rates, on $35.0 million of the term loan under our existing credit facility at 0.745%. This swap is expected to increase in value in a rising interest rate environment, thereby offsetting the incremental interest expense we would incur on the unhedged portion of our term loan. By contrast, the swap is expected to decline in value in a falling interest rate environment, offsetting the benefits we would otherwise realize from falling interest rates on the hedged portion of our term loan. We plan to repay the term loan concurrently with the closing of the TFI Acquisition, and we have not decided whether and to what extent to hedge any of the floating rate debt we may incur under our New Credit Facility.

Recent Accounting Pronouncements

Fair Value Measurement

In May 2011, the FASB issued Accounting Standards Update, or “ASU” 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 generally provides a uniform framework for fair value measurements and related disclosures between U.S. GAAP and International Financial Reporting Standards (“IFRS”). Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation process used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. This update is effective for annual and interim periods beginning on or after December 15, 2011. The effect of ASU 2011-04 on the consolidated financial statements and related disclosures is not expected to be significant.

Comprehensive Income

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220). ASU 2011-05 gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. This update is effective for annual and interim periods beginning on or after December 15, 2011. The effect of ASU 2011-05 on the consolidated financial statements and related disclosures is not expected to be significant.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the common stock thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the most significant judgments and estimates in the preparation of our financial statements, including the following:

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by a review of their current credit information. We continuously monitor collections and payments from customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. If the financial condition of a specific customer or the Company’s general customer base were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Accounts receivable are presented net of allowances for doubtful accounts of approximately $2.6 million and $1.2 million at December 31, 2011 and 2010, respectively.

Goodwill

We test goodwill for impairment on an annual basis, regardless of whether adverse events or changes in circumstances have occurred. We perform a qualitative assessment to determine whether it is “more likely than not” that the fair value of the reporting unit is less than its carrying amount. If it is concluded that it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount, it is necessary to perform the two-step goodwill impairment test. Otherwise the two-step goodwill impairment test is not required.

We determine our reporting units at the individual operating segment level, or one level below, when there is discrete financial information available that is regularly reviewed by segment management for evaluating operating results.

We estimate the fair value of the reporting unit utilizing a combination of three valuation techniques: discounted cash flow (Income Approach), market comparable method (Market Approach) and market capitalization (Direct Market Data Method). The Income Approach is based on management’s operating budget and internal five-year forecast. This approach utilizes forward-looking assumptions and projections, and considers factors impacting long-range plans that may not be comparable to other companies and that are not yet publicly available. The Market Approach considers potentially comparable companies and transactions within the industries where our reporting units participate, and applies their trading multiples to ours. This approach utilizes data from actual marketplace transactions, but reliance on its results is limited by difficulty in identifying companies that are specifically comparable to us, considering the diversity of the our businesses, their relative sizes and levels of complexity. We also use the Direct Market Data Method by comparing its book value and the estimates of fair value of our reporting unit to our market capitalization as of and at dates near the testing date. Management uses this comparison as additional evidence of the fair value of the Company, as its market capitalization may be suppressed by other factors such as the control premium associated with a controlling shareholder. Management evaluates and weights the results based on a combination of the Income and Market Approaches, and, in situations where the Income Approach results differ significantly from the Market and Direct Market Data Approaches, management re-evaluates and adjusts, if necessary, its assumptions.

Future declines in sales and/or operating profit, declines in the Company’s stock price, or other changes in our business or the markets for its products could result in impairments of goodwill and other intangible assets.

Accounting for the Impairment of Long-Lived Assets other than Goodwill

We review the carrying values of property and equipment, intangible assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Our determination that an adverse event or change in circumstance has occurred that indicates that the carrying amounts may not be recoverable will generally involve (1) a deterioration in an asset’s financial performance compared to historical results, (2) a shortfall in an asset’s financial performance compared to forecasted results, or (3) changes affecting the utility and estimated future demands for the asset. During 2011, there were no events or circumstances that caused us to review the carrying value of our intangible assets and property and equipment.

If the sum of the estimated future cash flows (undiscounted) from an asset is less than its carrying amount, an impairment loss may be recognized. If the carrying value were to exceed the undiscounted cash flows, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. We could record impairments in the future if changes in long-term market conditions, expected future operating results or the utility of the assets results in changes for our impairment test calculations which negatively impact the fair value of our property and equipment and intangible assets.

Accounting for Business Combinations

We allocate the purchase price of acquisitions to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. Any purchase price in excess of the net fair value of the assets acquired and liabilities assumed is allocated to goodwill. The fair value of certain of our assets and liabilities is determined by (1) using estimates of replacement costs for tangible fixed assets and (2) using discounted cash flow valuation methods for estimating identifiable intangibles such as customer contracts and customer relationship intangibles (Income Approach). The purchase price allocation requires subjective estimates that, if incorrectly estimated, could be material to our consolidated financial statements including the amount of depreciation and amortization expense. The determination of the final purchase price allocation could extend over several quarters resulting in the use of preliminary estimates that are subject to adjustment until finalized. This Income approach used to value identifiable intangible assets utilizes forward-looking assumptions and projections, but considers factors unique to each of our businesses and related long-range plans that may not be comparable to other companies and that are not yet publicly available. The Income Approach requires us to calculate the present value of estimated future cash flows. In making this calculation, management makes estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate, however actual results could differ significantly from these estimates. The projections also include assumptions related to including current and estimated economic trends and outlook, operating costs, and other factors which are beyond management’s control.

Valuation of Deferred Tax Assets

We record deferred income tax assets and liabilities on our consolidated balance sheet related to events that impact our financial statements and tax returns in different periods. In order to compute these deferred tax balances, we first analyze the differences between the book basis and tax basis of our assets and liabilities (referred to as “temporary differences”). These temporary differences are then multiplied by current tax rates to arrive at the balances for the deferred income tax assets and liabilities. A valuation allowance is provided on deferred tax assets that do not meet the “more likely than not” realization threshold. We recognize a tax position if it is more likely than not it will be sustained upon examination. The tax position is measured at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. If our expectations about the future tax consequences of past events should prove to be inaccurate, the balances of our deferred income tax assets and liabilities could require significant adjustments in future periods. Such adjustments could cause a material effect on our results of operations for the period of the adjustment.

Before giving effect to any valuation allowances, we are in an overall net deferred tax asset position at December 31, 2011, primarily relating to net operating loss carry forwards (including a loss in 2011 on the sale and abandonment of China Water). During 2011, in our judgment, the deferred tax assets did not meet the “more likely than not” realization threshold under U.S. GAAP principally due to our recent history of losses from continuing operations, and as a result, we continued to record a valuation allowance fully offsetting our net deferred tax assets.

Any future reversal of the valuation allowance would have a favorable impact on our net income but would have no effect on our cash flows. While a reversal, if any, of the valuation allowance would have a positive effect on the Company’s net income in the period of reversal, our net income in periods after such reversal would be reduced as a result of an increase in the provision for income taxes to approximately the statutory rate.

SELECTED HISTORICAL FINANCIAL DATA OF TFI HOLDINGS, INC.

The selected historical financial data is derived from TFI Holdings, Inc.’s audited consolidated financial statements as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011, which are included and incorporated by reference into this prospectus supplement.

The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read this table in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TFI Holdings, Inc.” and the consolidated financial statements of TFI Holdings, Inc. and the related notes included and incorporated by reference into this prospectus supplement.

	Fiscal Year Ended December 31,
	2009	2010	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue	$73,192	$80,778	$113,798
Cost of sales	52,465	54,645	72,127

Gross profit	20,727	26,134	41,671

Operating expenses:
Sales and marketing	1,076	1,976	2,663
General and administrative	3,638	4,631	8,125
Goodwill impairment	11,128	—	—
Depreciation and amortization	7,875	7,634	7,907
Loss (Gain) on sale of property, plant and equipment	(8)	—	—
Consulting fees to related parties	441	400	408
Management fees	117	117	152

Income (loss) from operations	(3,540)	11,376	22,417

Other income (expense):
Interest income, net	7	16	24
Interest expense	(8,430)	(7,778)	(8,715)

Income before income taxes	(11,963)	3,614	13,726

Income tax (expense) benefit	298	(339)	(5,390)

Net income (loss)	$(11,665)	$3,275	$8,336

Balance Sheet Data (at period end):
Cash and cash equivalents	$1,749	$230	$2,857
Property and equipment, net	18,968	18,439	18,842
Total assets	172,123	166,713	170,431
Long-term debt(1)	85,314	76,042	71,075
Total shareholders’ equity	57,916	61,190	69,516

Other Financial Data:
Adjusted EBITDA(2)	16,038	19,578	30,948
Capital expenditures (excludes acquisitions)	1,577	2,641	2,570

(1)	Includes current and long-term portions.
(2)

EBITDA represents net income before interest expense, net, income tax expense (benefit), depreciation and amortization. EBITDA and Adjusted EBITDA are supplemental measures of TFI’s performance and its ability to service debt that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, TFI’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See “Use of Non-GAAP Financial Measures.”

The following table reconciles net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for TFI Holdings, Inc. and pro forma to reflect the TFI Acquisition for the periods presented:

	Fiscal Year Ended December 31,
	2009	2010	2011
	(dollars in millions)
Net income (loss)	$(11.7)	$3.3	$8.3
Income tax expense (benefit)	(0.3)	0.3	5.4
Interest expense	8.4	7.8	8.7
Depreciation	2.9	2.8	2.9
Amortization	5.0	4.8	5.0

EBITDA	4.3	19.0	30.3

Adjustments:
Goodwill impairment (1)	11.1	—	—
Management / consulting fees (2)	0.6	0.5	0.6
Transaction costs (3)	0.0	0.0	—

Adjusted EBITDA	$16.0	$19.6	$30.9

(1)	Reflects a goodwill impairment based on an annual impairment analysis due primarily to economic conditions.
(2)	Includes management and consulting fees paid by TFI that will not continue after closing of the TFI Acquisition.
(3)	Non-capitalized expenses associated with completed and potential acquisitions, credit facilities and other transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF TFI HOLDINGS, INC.

Company Overview

We are an environmental services company that offers waste recycling solutions to more than 20,000 commercial and industrial customers that generate high volumes of regulated non-hazardous waste on a daily basis. We operate a network of 35 processing facilities serving customers in 19 states stretching from Washington to Texas. We offer our customers an environmentally responsible solution of collection and recycling of waste products including used motor oil, wastewater, spent antifreeze and used oil filters.

Results of Operations

Our operating results are driven by our ability to procure used motor oil and satisfy customer demand for reprocessed fuel oil as well as providing other complimentary environmental services. In 2011, a majority of our revenue was derived from our reprocessed fuel oil business (including fees charged for the collection of used motor oil) and the balance of our revenue was derived from the sale of non-reprocessed fuel oil services and fuel surcharges. Our ability to procure used motor oil is largely dependent on effective contracting and sourcing strategies in order to secure used motor oil at a cost effective price. TFI is experiencing increasing demand for reprocessed fuel oil by customers in both the burner fuel segments and re-refining segments as prices for reprocessed fuel oil remains economically advantageous as compared to substitute products, where applicable, and overall commodity pricing supports re-refining output.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

(in thousands)	2011	2010
Revenue	$113,798	$80,778
Cost of sales	72,127	54,645

Gross profit	41,671	26,134
Operating expenses	19,255	14,758

Income from operations	22,417	11,376
Interest income (expense), net	(8,691)	(7,762)

Income before income taxes	13,726	3,614
Income tax expense	(5,390)	(339)

Net Income	$8,336	$3,275

Revenue

Revenue for 2011 grew to $113.8 million from $80.8 million in 2010. The significant year-over-year growth in revenue resulted from increase in price for the sale of reprocessed fuel oil driven by improved allocation and contracting strategies, and improved customer penetration of our Environmental Services (non-reprocessed fuel oil) business.

Cost of Sales and Gross Profit

Cost of sales for the year ended December 31, 2011 was $72.1 million, resulting in total gross profit of approximately $41.7 million, or 36.6% of revenue. Cost of sales for the year ended December 31, 2010 was $54.6 million, resulting in total gross profit of $26.1 million, or 32.4% of sales. Increased gross profit was largely attributable to improvements in contracting and volume allocation strategies which have led to more favorable costs of procuring used motor oil as opposed to the sales price for reprocessed fuel oil.

Operating Expenses

Operating expenses for the year ended December 31, 2011 totaled $19.3 million, compared to $14.8 million for the year ended December 31, 2010. Operating expenses in 2011 included approximately $1.4 million under management incentive programs. Excluding this item, general and administrative expense increased primarily due to increased staffing and other costs required to support our growth.

Interest Expense, net

Interest expense, net for the year ended December 31, 2011 totaled approximately $8.7 million, consisting primarily of interest expense related to the TFI credit facility, which was established in July 2011. In conjunction with establishing the credit facility, we recorded approximately $1.4 million of expense related to costs associated with retiring our previous credit facility. Interest expense, net for the year ended December 31, 2010 totaled approximately $7.7 million and related primarily to interest expense for borrowings under our credit facility.

Income Tax Expense

The income tax expense for the year ended December 31, 2011 was approximately $5.4 million compared to an income tax expense for the year ended December 31, 2010 of approximately $0.3 million as a result of the taxable income generated by the items referred to above.

Net Income

Our net income for the year ended December 31, 2011 was $8.3 million compared to $3.3 million for the year ended December 31, 2010, primarily as a result of the items referred to above.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

(in thousands)	2010	2009
Revenue	$80,778	$73,192
Cost of sales	54,645	52,465

Gross profit	26,134	20,727
Operating expenses	14,758	24,267

Income (Loss) from operations	11,376	(3,540)
Interest income (expense), net	(7,762)	(8,423)

Income (Loss) before income taxes	3,614	(11,963)
Income tax benefit (expense)	(339)	298

Net Income (Loss)	$3,275	$(11,665)

Revenue

Revenue for the year ended December 31, 2010 were $80.8 million as compared to revenues for the year ago period of $73.2 million. The year-over-year increase in was primarily due to (a) improved sales in our environmental services business, and (b) the company implementing a fuel surcharge in 2010.

Cost of Sales and Gross Profit

Cost of sales for the year ended December 31, 2010 was $54.6 million, resulting in total gross profit of $26.1 million, or 32.4% of sales. Cost of goods sold for the year ended December 31, 2009 was $52.5 million, resulting in total gross profit of $20.7 million, or 28.3% of sales. Improvement in gross profit was largely related to higher revenues from Environmental Services and the impact of the fuel surcharge program.

Operating Expenses

Operating expenses for the year ended December 31, 2010 totaled $14.8 million, compared to $24.3 million for the year ended December 31, 2009. Operating expense for the year ended December 31, 2009 included a non-cash goodwill impairment charge of approximately $11.1 million. The impairment charge resulted from the Company completing its annual goodwill impairment analysis for 2009. General and administrative expenses for the year ended December 31, 2010 were generally in line with prior year.

Income/(Loss) from Operations

Income from operations was $11.4 million for the year ended December 31, 2010 as compared to a loss from operations of $3.5 million for the year ended December 31, 2009, primarily as a result of the goodwill impairment charge mentioned above.

Interest Expense, net

During the years ended December 31, 2010 and 2009, interest expense was approximately $7.8 million and $8.4 million, respectively, primarily related to the borrowings under the TFI credit facility.

Income Tax Benefit/(Expense)

The income tax expense for the year ended December 31, 2010 was approximately $0.3 million related primarily to taxable income generated by the items referred to above. The income tax benefit for the year ended December 31, 2009 was approximately $0.3 million.

Net Income/(Loss)

Our net income for the year ended December 31, 2010 was $3.3 million compared to net loss of $11.7 million for the year ended December 31, 2009. The change relates primarily to the items mentioned above.

Capital Expenditures

During the year ended December 31, 2011, we made capital expenditures totaling $2.6 million, including an investment in a new enterprise resource system. Our capital expenditures, excluding acquisitions, are expected to be approximately $7.0 million for 2012. A significant portion of our planned capital expenditures are related to growth projects which we will manage to match market demand.

Cash Flows for Year Ended December 31, 2011 compared to the Year Ended December 31, 2010

Net cash provided by operating activities from continuing operations was $15.3 million for the year ended December 31, 2011 compared to $11.3 million for the year ended December 31, 2010. The increase in cash provided by operating activities was attributable to growth in our business during 2011, partially offset by increased working capital needs.

Net cash used in investing activities was $6.2 million for the year ended December 31, 2011 compared to $2.6 million for the year ended December 31, 2010. The increase was primarily attributable to the acquisition we closed in 2011.

Net cash used by financing activities was $6.4 million for the year ended December 31, 2011 compared to $10.2 for the year ended December 31, 2010. The decrease was primarily attributable to lower net paydown of our term loans of approximately $2.2 million and borrowings of approximately $2.5 million associated with the TFI credit facility.

Cash Flows for Year Ended December 31, 2010 compared to the Year Ended December 31, 2009

Net cash provided by operating activities was $11.3 million for the year ended December 31, 2010 compared to $8.0 million for the year ended December 31, 2009. The improvement was largely attributable to growth in our business during 2010.

Net cash used in investing activities was $2.6 million for the year ended December 31, 2010 compared to $1.5 million for the year ended December 31, 2009. The increase was primarily attributable to an increase in cash paid for purchases of machinery and equipment during 2010.

Net cash used in financing activities was $10.2 million for the year ended December 31, 2010 compared to $6.0 million for the year ended December 31, 2009. The increase was primarily related to cash payments to reduce outstanding debt under TFI’s credit facility.

BUSINESS OVERVIEW

Heckmann Corporation

Overview

Heckmann Corporation was incorporated in Delaware on May 29, 2007, as a blank check company. We moved our corporate headquarters in 2011 from California to Pittsburgh, Pennsylvania, where we are located in the heart of some of our core operating areas. We currently have a single reporting segment, our water solutions for energy development business.

We are a services-based company focused on total water and wastewater solutions for shale or “unconventional” oil and gas exploration and production. We address the pervasive demand for diverse water and wastewater solutions required for the exploration and production of oil and gas in an integrated and efficient manner through various service and product offerings. Our services include water delivery and disposal, trucking, fluids handling, treatment, temporary and permanent pipeline facilities, and water infrastructure services for oil and gas exploration and production companies. All of our operations included in our water solutions for energy development business segment are branded as Heckmann Water Resources, or “HWR.” We also hold a minority interest in the water infrastructure solutions and pipeline supplier Underground Solutions, Inc., or “UGSI” (OTC: UGSI).

We currently operate multi-modal water disposal, treatment, trucking and pipeline transportation operations in select shale areas in the United States, including the Haynesville, Eagle Ford, Marcellus, Utica, Barnett, and Tuscaloosa Marine Shales, and Permian Basin areas. We are currently extending our businesses and operations into other hydrocarbon-rich shale areas. We serve customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment or disposal of fresh water and complex water flows, such as flowback and produced brine water, in connection with shale oil and gas hydraulic fracturing drilling, or “hydrofracturing,” operations. We also transport fresh water for production and provide services for site preparation, water pit excavations and remediation. At each of our wastewater disposal wells, we also separate and recover meaningful amounts of waste oil for reprocessing and sale into the secondary market.

Hydrofracturing is a procedure whereby packers (plugs) are set every 250 feet to 300 feet of the horizontal portion of the well bore and up to ten 2,000 horsepower hydraulic pumps deliver high pressure fluids that contain microscopic ceramic beads or sand that are utilized as proppants and keep the fissures and fractures open along the bedding-planes created by the high pressure fluids. The fissures and fractures created by the high pressure fluid and held open by sand or ceramic beads that are left behind provide a pathway to allow the gas and oil to flow into the drill hole. Each hydrofractured well uses millions of gallons of water, depending on the particular formation and the depth of the vertical portion of the well and length of the horizontal portion. The fresh water for hydrofracturing must be delivered and stored near the well pad for use over several weeks during the hydrofracturing process. The water comes back to the surface beginning with the well flowback, and continues to flow as produced water throughout the life of the well. The initial flowback and subsequent produced water has to be transported and treated for reuse or disposed. As hydrofracturing technology develops, fracturing requirements for increasing lengths of horizontal drilling activity should result in increased demand for water services.

Our strategy is to provide an integrated and efficient complete water solution to our customers through a full suite of services which we have built and will continue to build through organic growth and acquisitions. Our largest water solutions acquisition to date, Complete Vacuum and Rental, Inc., or “CVR,” was completed on November 30, 2010, allowing us to provide a full range of produced water transportation and disposal solutions, including a large transportation fleet and deep-injection disposal wells, to natural gas operators in the region surrounding our existing PVC 50-mile brine water transportation pipeline in the Haynesville Shale area. We completed several additional acquisitions during the first half of 2011, acquiring fresh water and produced water transportation and disposal operations in the Eagle Ford, Marcellus, Utica, Haynesville and Barnett Shale areas, including:

Devonian Industries: we acquired substantially all of the assets and the business of Devonian Industries, a fresh water and produced water transportation and frac tank rental company operating in southwestern Pennsylvania, southeastern Ohio and northern West Virginia (the Marcellus and Utica Shale areas);

Excalibur Energy Services: we acquired Excalibur Energy Services Inc., a fresh water and produced water transportation company, and its affiliate Blackhawk, LLC, a frac tank rental company, operating in the northern Pennsylvania Marcellus Shale area, as well as the Eagle Ford and Barnett Shale areas in Texas;

Bear Creek: we acquired certain assets from Bear Creek Services, LLC, including fresh water and produced water transportation operations and two salt water disposal wells in the Haynesville Shale area of Texas with complementary transportation operations extending into Louisiana;

Sand Hill: we acquired certain fresh water and produced water transportation assets and two salt water disposal wells in the Haynesville Shale area from Sand Hill Foundation LLC pursuant to a Bankruptcy Code section 363 sale transaction; and

Consolidated Petroleum: we acquired substantially all of the assets and business of Consolidated Petroleum, Inc., a temporary water transportation and rental company operating in the Eagle Ford Shale and Haynesville Shale areas.

As a result of acquisitions and our organic growth, we now own and operate a fleet of more than 500 trucks for water transportation and approximately 1,100 frac tanks, which can generally be redeployed to meet customer demand and market conditions. We are also beginning to take delivery on our order of LNG-powered heavy trucks, which we expect will have lower operating and maintenance costs than diesel trucks, and longer average service lives. In addition, we have 25 operating salt water disposal, or underground injection, wells in the Haynesville and Eagle Ford Shale areas with permitted combined capacity of approximately 400,000 barrels per day. We are currently in the process of acquiring or permitting additional disposal wells and capacity in the Haynesville, Eagle Ford, Utica, Marcellus, Barnett, Tuscaloosa Marine Shales and Permian Basin areas, as well as other select hydrocarbon-rich shale areas.

We also develop underground pipelines for the efficient delivery of fresh water and removal of produced water in the Haynesville Shale area in connection with hydrofracturing operations and producing wells. We have completed the majority of our 50-mile fiberglass pipeline that transports produced water to our disposal wells. The pipeline is supported by a network of deep injection disposal wells which we believe is not only an efficient solution for our customers, but also provides us with a strategic competitive position. The fiberglass produced water pipeline has the capacity to transport up to 120,000 barrels per day of produced water. The increased capacity and reliability of the fiberglass pipe line will allow us to expand the line further east to gain more produced water in the future through additional laterals tied directly to our customers’ wells and through the construction of an additional trucking terminal at the east end of the pipeline. In December of 2011, we converted a 30-mile section of our PVC pipeline from use as a transporter of produced water to a transporter of fresh water for use in hydrofracturing. The freshwater is moved from the fresh water PVC line to the well pad with temporary water transmission pipelines. We currently operate a trucking terminal at approximately the mid-point of the pipeline. This important combination of local trucking and pipeline facilities was developed to provide customers with more economical access to our disposal wells.

In addition, we own approximately 200 miles of portable polyethylene and aluminum pipe and associated pumps and other equipment that are used above ground for pumping and transporting water from wells, streams, ponds and special holding areas, including our frac tanks, to hydraulic fracturing wells in the Haynesville, Marcellus and Eagle Ford Shale areas. We are currently expanding these services to the Utica, Eaglebine, and Permian Basin areas. These assets also enhance our service capabilities to our underground pipeline network in the Haynesville Shale area and are available to complement our current service offerings to our customers throughout all shale areas in which we operate. We will continue to expand our operations into additional hydrocarbon-rich shale areas and will continue to expand our suite of services we offer to our customers in order to provide an ever broader and more efficient and comprehensive total water solution.

Disposition of Bottled Water Business. Previously, we owned and operated a bottled water business through our subsidiary, China Water and Drinks, Inc., or “China Water.” On September 30, 2011, we completed the disposition of all of our current bottled water operations though the sale of all of the shares of China Water Drinks (H.K.) Holdings Limited, a subsidiary of China Water, to Pacific Water & Drinks (HK) Group Limited (“Pacific Water”) in exchange for shares of Pacific Water equal to 10% of its outstanding equity. Following the completion of the disposition, we abandoned all of our remaining non-U.S. legal entities related to China Water.

Shale Oil and Gas Industry

Advances in drilling technology and development of unconventional North American hydrocarbon resources—oil and gas shale fields—allow previously inaccessible or non-economical formations in the earth’s crust to be exploited by utilizing high water pressure methods (or the process known as hydraulic fracturing, or fracking) combined with proppant fluids (containing sand grains or microscopic ceramic beads) to crack open new perforation depths and fissures to extract large quantities of natural gas, oil, and other hydrocarbon condensates. Complex water flows represent the largest waste stream from these methods of hydrocarbon exploration and production. We provide, and continue to develop, total water service solutions for the effective and efficient delivery, treatment and disposal of fresh water, flowback and produced water flows resulting from increased exploration in these unconventional oil and gas fields, which are often referred to as “shale” or “unconventional” resource areas or plays.

Water issues are critical to the development of the unconventional energy industry. Millions of gallons of fresh water are necessary for each fracked well. We expect developers to drill and frack thousands of wells to retrieve the trapped natural gas, oil and other natural resources. The water must be delivered to the well site, by truck or pipeline, stored on site (generally in temporary ponds or frac tanks), and then delivered to the well head for hydrofracturing operations. The water is injected at extremely high pressures, breaking the shale and releasing the oil and/or natural gas. Subsequently, water returns to the surface over time: approximately 15%–20% of the water is returned as flowback water generally within the first two to three weeks after the hydrofracturing has commenced, and the remaining water is generally returned to the surface as produced water over the life of the well. All of these waters are then re-used, recycled or treated and disposed off-site.

With more than three quadrillion cubic feet of recoverable natural gas and over 1 trillion barrels of recoverable oil in previously undiscovered, unproven and unconventional natural gas and oil reserves in the United States, there is substantial growth projected for shale oil and gas production, especially in the shale areas where we operate. Additional large global energy development companies are entering the shale areas, and we believe that our water services will be vital to their effective, efficient, and legally compliant treatment, transport, and disposal of flowback and produced water volumes at the surface.

Demand for our water solutions supporting well completion activities is a function of the willingness of our customers, oil and natural gas exploration and production companies, to make operating and capital expenditures to explore for, develop and produce natural gas and oil, which generally varies in relation to the price or anticipated price of oil and natural gas. Oil and natural gas prices can be affected by various factors, including demand for oil and natural gas, demand for and costs of alternative fuels, overall economic activity levels and governmental policies and regulations. While generally, as the supply of oil and natural gas decreases and/or demand increases, driving up prices, demand for our services will increase as oil and natural gas producers attempt to maximize the productivity of their wells in a high priced environment. In a lower oil and natural gas price environment, demand for our services generally is expected to decrease as oil and natural gas producers decrease their activity. However, a significant portion of our business is focused on transporting, treating or disposing produced water from oil and gas wells that continues to flow over the life of the well. This portion of our business is not as impacted by current oil and gas prices as our services that support well completion activities.

Shale Areas Where We Operate

We primarily operate in the Haynesville, Eagle Ford, Marcellus, Utica, Barnett Shale and Tuscaloosa Marine Shales. We also continue to strategically expand our operations into other oil- and liquids-rich shale areas.

The Haynesville Shale area is located across northwest Louisiana (primarily in Caddo, Bossier, Red River, DeSoto, Webster and Bienville Parishes), east Texas (primarily in Harrison, Panola, Shelby and Nacogdoches Counties), and extends into Arkansas. The U.S. Energy Information Association (“EIA”) estimates there is 250 Tcf of recoverable gas in the Haynesville Shale area, and despite the recent downturn in commodity prices, the Haynesville Shale area is the largest natural gas-producing basin in North America, producing nearly 7.6 Bcf/d as of October 2011, or more than 7% of U.S. total natural gas production. The recent decline in natural gas prices has led to a decrease in new well drilling in the Haynesville Shale, and we have responded by transferring a portion of our mobile assets to more oil- and liquids-rich shale areas.

The Eagle Ford Shale is a gas and oil play located across southern Texas (primarily in Atacosa, Dewitt, Dimmitt, Frio, Gonzales, Karnes, LaSalle, Lavaca, Live Oak, Maverick, McMullen, Webb and Wilson counties). This shale area contains a high liquid component, which has led to the definition of three areas: oil, condensate and dry gas. Still in its emerging stages of discovery, the Eagle Ford Shale is estimated to have approximately 20.8 Tcf of technically recoverable gas and 3.4 Bbbl of technically recoverable oil, according to the EIA. We have been actively transferring our operating assets (trucks and frac tanks) to oil- and liquids-rich basins such as the Eagle Ford Shale.

The Marcellus Shale gas play is located in the Appalachian Basin in the Northeastern United States (primarily in Pennsylvania, West Virginia, New York and Ohio). The Marcellus Shale is the largest natural gas field in North America with approximately 141 Tcf of technically recoverable gas, according to the EIA. Adjacent to the Marcellus Shale is the emerging Utica Shale, located primarily in southwestern Pennsylvania and eastern Ohio. Still in its earliest stages of development, the Utica Shale play has three identified areas similar to the Eagle Ford Shale: oil, condensate and dry gas. According to the EIA, the Utica Shale has an estimated technically recoverable reserve potential of between 1.3 and 5.5 Bbbl of oil and 3.8 to 15.7 Tcf of natural gas We have also been actively transferring our operating assets (trucks and frac tanks) to the Marcellus and Utica Shale areas, where drilling activity is more robust.

The Barnett Shale is located within the Fort Worth and Permian Basins in Texas and is estimated to have approximately 43.4 Tcf of technically recoverable gas, according to the EIA. The Barnett Shale is the second largest natural gas-producing basin in the United States, producing approximately 5.7 Bcf/d as of October 2011, or approximately 6% of total U.S. natural gas production.

The Tuscaloosa Marine Shale area, located in southern Louisiana, is an emerging oil- and liquids-rich shale area. We are actively transferring to and adding additional operating assets in the Tuscaloosa Marine Shale.

Customers

Our customers include major United States and international oil and gas companies, foreign national oil and gas companies and independent oil and natural gas production companies that are active in our core areas of operations. Chesapeake Energy Corp. represented 25% of our total revenues for the year ended December 31, 2011. El Paso E&P Company, L.P. and Exco Production Company, L.P. represented 16% and 12% of our revenues for the year ended December 31, 2010, respectively.

Competitors

Some aspects of water treatment and water handling are provided, as ancillary offerings to their core businesses, by many large international and domestic competitors including Schlumberger, Baker- Hughes, BJ Services, Key Energy Services and Basic Energy Services. However, none of these companies focus entirely on the water aspects of hydrofracturing, a key aspect of our strategic focus. The fluids handling aspects of hydraulic fracturing primarily consists of numerous small, regionally focused enterprises or companies that have increased in size with the explosive local growth in the various shale areas. This highly fragmented industry creates several opportunities for our businesses, including our “buy-and-build” management and operational strategy.

Certain of these competitors have longer industry tenure and greater resources than us. As a result, the market in which we operate is highly competitive. Competition is influenced by such factors as price, capacity, availability of work crews, health, safety and environmental programs, legal compliance, technology, reputation and experience of the service provider. We believe we can compete effectively in the emerging subsector of water handling and treatment, recycling, and reuse, whether closed loop or full service, as a result of our extensive water industry experience, diverse scope of water transport, treatment and disposal assets, water transport experience and industry alliances.

Seasonality

Our water solutions for energy development business is impacted by seasonal factors. Generally, our business is negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. During periods of heavy snow, ice or rain, we may not be able to move our trucks and equipment between locations, thereby reducing our ability to provide services and generate revenues. In addition, these conditions may impact our customer’s operations, and, as our customers’ drilling activities are curtailed, our services may also be reduced. Weather plays less of a role in areas where we have pipelines and, as we continue to construct or acquire additional pipeline capacity, we expect that weather will have less of an impact on our business.

Intellectual Property

We operate under numerous trade names and own several trademarks, the most important of which are “Heckmann,” “HWR,” and “Heckmann Water Resources,” that we believe provide us with a competitive advantage in the various markets in which we operate or intend to operate. We also have access, through certain exclusive and business relationships, to various water treatment technologies which, based on our experience, we utilize to create unique, cost-effective and proprietary total water treatment solutions for our customers.

Operating Risks

Our operations are subject to hazards inherent in our industry, including accidents and fires that could cause personal injury or loss of life, damage to or destruction of property, equipment and the environment, and suspension of operations. Because our business involves the transportation of materials, we may also experience traffic accidents or pipeline breaks which may result in spills, property damage and personal injury. We have implemented a comprehensive health, safety and environmental program designed to minimize accidents in the workplace, enhance our safety programs, maintain environmental compliance and improve the efficiency of our operations.

Governmental Regulation, including Environmental Regulation and Climate Change

Our operations are subject to various United States federal, state and local laws and regulations pertaining to health, safety and the environment. Additional laws and regulations, or changes in the interpretations of existing laws and regulations, that affect our business and operations may be adopted, which may in turn impact our financial condition. The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our operations are subject.

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Hazardous Substances and Waste. The United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended, referred to as “CERCLA” or the “Superfund” law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain defined persons, including current and prior owners or operators of a site where a release of hazardous substances occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these “responsible persons” may be liable for the costs of cleaning up the hazardous substances, for damages to natural resources and for the costs of certain health studies.

In the course of our operations, we occasionally generate materials that are considered “hazardous substances” and, as a result, may incur CERCLA liability for cleanup costs. Also, claims may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants. We also generate environmental wastes that are subject to the requirements of the United States Resource Conservation and Recovery Act, as amended, or “RCRA,” and comparable state statutes.

Although we use operating and disposal practices that are standard in the industry, hydrocarbons or other wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these hydrocarbons and wastes were taken for treatment or disposal. Under CERCLA, RCRA and analogous state laws, we could be required to clean up contaminated property (including contaminated groundwater), or to perform remedial activities to prevent future contamination.

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Air Emissions. The Clean Air Act, as amended, or “CAA,” and similar state laws and regulations restrict the emission of air pollutants and also impose various monitoring and reporting requirements. These laws and regulations may require us to obtain approvals or permits for construction, modification or operation of certain projects or facilities and may require use of emission controls.

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Global Warming and Climate Change. While we do not believe our operations raise climate change issues different from those generally raised by the commercial use of fossil fuels, legislation or regulatory programs that restrict greenhouse gas emissions in areas where we conduct business or that would require reducing emissions from our truck fleet could increase our costs.

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Water Discharges. We operate facilities that are subject to requirements of the United States Clean Water Act, as amended, or “CWA,” and analogous state laws for regulating discharges of pollutants into the waters of the United States and regulating quality standards for surface waters. Among other things these laws impose restrictions and controls on the discharge of pollutants, including into navigable waters as well as protecting drinking water sources. Spill prevention, control and counter-measure requirements under the CWA require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill. Other requirements for the prevention of spills are established under the United States Oil Pollution Act of 1990, as amended, or “OPA,” which amended the CWA and applies to owners and operators of vessels, including barges, offshore platforms and certain onshore facilities. Under OPA, regulated parties are strictly liable for oil spills and must establish and maintain evidence of financial responsibility sufficient to cover liabilities related to an oil spill for which such parties could be statutorily responsible.

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State Environmental Regulations. Our operations involve the storage, handling, transport and disposal of bulk waste materials, some of which contain oil, contaminants and other regulated substances. Various environmental laws and regulations require prevention, and where necessary, cleanup of spills and leaks of such materials and some of our operations must obtain permits that limit the discharge of materials.

Failure to comply with such environmental requirements or permits may result in fines and penalties, remediation orders and revocation of permits. In Texas, we are subject to rules and regulations promulgated by the Texas Railroad Commission and the Texas Commission on Environmental Quality, including those designed to protect the environment and monitor compliance with water quality. In Louisiana, we are subject to rules and regulations promulgated by the Louisiana Department of Environmental Quality and the Louisiana Department of Natural Resources as to environmental and water quality issues, and the Louisiana Public Service Commission as to allocation of intrastate routes and territories for waste water transportation. In Pennsylvania, we are subject to the rules and regulations of the Pennsylvania Department of Environmental Protection and the Pennsylvania Public Service Commission. In Ohio, we are subject to the rules and regulations of the Ohio Department of Natural Resources and the Ohio Environmental Protection Agency.

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Occupational Safety and Health Act. We are subject to the requirements of the United States Occupational Safety and Health Act, as amended, or “OSHA,” and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens.

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Saltwater Disposal Wells. We operate salt water disposal wells that are subject to the CWA, Safe Drinking Water Act, and state and local laws and regulations, including those established by the Underground Injection Control Program of the United States Environmental Protection Agency, or “EPA,” which establishes the minimum program requirements. All of our salt water disposal wells are located in Texas. Regulations in Texas, Louisiana and Ohio require us to obtain a permit to operate each of our salt water disposal wells. The regulatory authorities may suspend or modify one of our permits if a well operation is likely to result in pollution of freshwater, substantial violation of permit conditions or applicable rules, or if the well leaks into the environment.

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Transportation Regulations. We conduct interstate motor carrier (trucking) operations that are subject to federal regulation by the Federal Motor Carrier Safety Administration, or “FMCSA,” a unit within the United States Department of Transportation, or “USDOT.” The FMCSA publishes and enforces comprehensive trucking safety regulations, including rules on commercial driver licensing, controlled substance testing, medical and other qualifications for drivers, equipment maintenance, and drivers’ hours of service, referred to as “HOS.” The agency also performs certain functions relating to such matters as motor carrier registration (licensing), insurance, and extension of credit to motor carriers’ customers. Another unit within USDOT publishes and enforces regulations regarding the transportation of hazardous materials, or “hazmat,” but the waste water and other water flows we transport by truck are not normally regulated as hazmat at this time.

In December 2010, the FMCSA launched a program called Compliance, Safety, Accountability, or “CSA,” in an effort to improve commercial truck and bus safety. A component of CSA is the Safety Measurement System, or “SMS,” which will continuously analyze all safety violations recorded by the federal and state law enforcement personnel to determine a carrier’s safety performance. The SMS is intended to allow the FMCSA to identify carriers with safety issues and intervene to address those problems. Although our trucking operations currently hold a “Satisfactory” safety rating from FMCSA (the best rating available), the agency has announced a future intention to revise its safety rating system by making greater use of SMS data in lieu of on-site compliance audits of carriers. We cannot predict the effect of such a revision on our safety rating.

Our intrastate trucking operations are also subject to the state environmental and waste water transportation regulations discussed under “—Environmental Regulations” above. Federal law also allows states to impose insurance and safety requirements on motor carriers conducting intrastate business within their borders, and to collect a variety of taxes and fees on an apportioned basis reflecting miles actually operated within that state.

The HOS regulations establish the maximum number of hours that a commercial truck driver may work. FMCSA issued a new rule in December 2011, which would reduce the number of hours a commercial truck driver could work during his or her work day. The effective date of the rule is February 27, 2012, and the compliance date of selected provisions is July 1, 2013. The new rule, which is intended to reduce the risk of fatigue and fatigue-related crashes and the harm to driver health in several ways, among other things prohibits a driver from driving if more than eight hours have passed since the driver’s last off-duty or sleeper berth break of at least 30 minutes and limits the use of the restart to once a week, which, on average, will cut the maximum work week from 82 to 70 hours. The effect of reduced driver hours may raise operating costs for many if not most truck fleets.

Employees

As of December 31, 2011, we had 1,178 full-time employees, of whom 107 were executive, managerial, sales, general, administrative, and accounting staff, and 1,071 were truck drivers, service providers and field workers. None of our employees are under collective bargaining agreements. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes.

TFI Holdings, Inc.

General

TFI provides a comprehensive suite of essential services to a diverse range of more than 20,000 commercial and industrial customers that generate high volumes of regulated non-hazardous waste on a daily basis. TFI also offers customers a reliable, high-quality and environmentally responsible solution through its collection and recycling services for waste products, including used motor oil (“UMO”), wastewater, spent antifreeze, used oil filters and parts washers.

Currently, TFI collects and/or purchases more than 50 million gallons of UMO annually, making it one of the largest used oil collection and recycling firm in the Western United States. TFI collects UMO and reprocesses it to be sold in the form of reprocessed fuel oil (“RFO”) to industrial customers and re-refiners. TFI also provides essential environmental services that assist customers with the removal and safe disposal and/or recycling of non-UMO waste products such as oily wastewater, industrial waste, antifreeze, oil filters and parts washers solvent. These complementary environmental services leverage TFI’s existing route-based infrastructure, deepen relationships with its customer base, and enhance revenue and profit diversity.

TFI serves customers in a 19-state geographic area spanning Washington to Texas out of 35 processing facilities organized in four integrated operating regions—the Southwest, the Northwest, the Mountain States and the South Central. Management estimates that TFI has total market share of approximately 35% (in markets served) of aggregate UMO collections and RFO sales, making it a market leader within each of its four operating regions with volume (both UMO and RFO) and revenue well diversified geographically. In addition to its scalable network of facilities, TFI’s infrastructure includes 290 tanker trucks, vacuum trucks and trailers and other vehicles and more than 230 employees. In addition, TFI also utilizes rail cars through rental arrangements.

Products and services

Through its comprehensive Green Shield Services™ program, TFI provides a “one-stop” shop of environmental services to assist its generator customers with the removal and safe disposal (or recycling) of a broad range of waste products, including used motor oil, oily wastewater, antifreeze, oil filters, parts washers and other industrial waste.

TFI has developed an efficient and low-cost process whereby UMO is converted into RFO utilizing a filtration process to remove impurities and produce a cleaner, more desirable RFO with enhanced energy output characteristics. RFO is sold to industrial customers, often for less than half the cost of diesel while generating more than twice the energy and BTU output (on a per $ basis). RFO is also increasingly sold to re-refiners as an important feedstock for the production of base lubricants. In 2011, TFI processed and sold approximately 54 million gallons of RFO to over 250 customer facilities.

The majority of the RFO produced in the U.S. is sold to asphalt plants, pulp and paper mills, and other energy-intensive industries in which it can be burned as a fuel source. RFO has historically sold at a substantial discount to diesel fuel, which is the primary alternative energy source for these industries. On a per-gallon basis, the discount of RFO to diesel has typically ranged between 30% and 50% of the cost of diesel fuel. In addition, during periods of increasing energy prices, this discount has widened as diesel price increases typically outpace RFO price increases. Conversely, declining energy price environments have generally seen diesel prices decline faster than RFO as RFO producers seek to preserve absolute margins over applicable collection costs.

The remaining RFO production is sold to the re-refining industry, where it is processed and converted into a base lubricating oil that can typically be sold for higher prices than used oil fuels. The re-refining space experienced growth over the last decade due to the value propositions of processed products relative to virgin alternatives and an increased awareness of “green” energy trends. Re-refiners generally lack the regional presence and required scale to self-source a reliable and economically feasible supply of feedstock. As a result, we expect re-refiners to continue to partner with companies such as TFI as competition for a finite supply of UMO grows.

TFI Revenue Segmentation

(For the nine months ended September 30, 2011)

Customers and end markets

TFI has established relationships with more than 20,000 mostly small- to medium-sized used oil generating facilities located throughout the Western United States, including key larger markets such as Dallas, Phoenix, Las Vegas, Portland, Seattle, San Antonio, Oklahoma City, Houston and Denver. Approximately 55% of TFI’s UMO volume is sourced from participants within the automotive service industry (e.g., quick lube shops, auto dealerships, retail automotive service providers). The remaining UMO volumes are generally collected from a diverse array of industrial operations across the trucking, railroad, manufacturing and mining industries. As a result, TFI’s UMO collection volumes are well diversified, with no single generator accounting for more than 4% of volume in 2011 and its top 10 customers accounting for approximately 23% of volume in 2011.

TFI has also established close relationships with more than 250 RFO customer relationships located throughout the Western United States typically in energy-intensive industries that require the use of a boiler or furnace, such as the asphalt and pulp and paper markets. However, over the past two years, TFI has meaningfully reduced its exposure to these industries while at the same time increasing its sales to the growing re-refining market. RFO demand increasingly outstrips the supply of UMO, giving TFI the opportunity to allocate RFO volumes an efficient manner. TFI currently chooses to allocate large volumes to the re-refining segment due to its year-round demand and attractive margins.

TFI’s established UMO customer relationships and environmental services offering position it as a “one-stop” shop that can assist generator customers with the removal and safe disposal/recycling of a broad range of waste products. The Green Shield Services™ program offers incentives for bundled services and creates a barrier to entry, further enhancing TFI’s competitive position.

Competitors

The used oil collection and recycling industry is highly fragmented, with a significant number of companies competing for the environmental services needs of commercial and industrial customers nationwide. These competitors include national focused companies such as Safety-Kleen and FCC Environmental, regional players such as Midstate Environmental and Emerald Oil, and various local “mom and pop” collectors. Certain of these competitors have longer industry tenure and greater resources than we do. As a result, the market in which we operate is highly competitive. Competition is influenced by such factors as price, capacity, availability of work crews, health, safety and environmental programs, legal compliance, technology, reputation and experience of service provider. Companies operating in the industry typically utilize one of the following business models:

•	Only Collect UMO: Used oil collectors tend to be smaller and lack the access to capital required to build out full treatment facilities.

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Collect UMO and Produce RFO: Most small- to mid-sized companies in the industry collect used oil and treat it to produce RFO and tend to operate on a regional basis. TFI operates according to this model and is a market leader in the Western U.S based on its estimated market share of 35%.

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Collect UMO & Re-Refine: Select larger companies in the industry collect used oil themselves or purchase used oil from third parties for re-refining. These companies utilize sophisticated, capital intensive processes for re-refining used oil into the equivalent of other virgin oil products. The largest player in the UMO market, Safety-Kleen, operates under this model.

Contracts

TFI’s business model benefits from a natural hedge as pricing on UMO feedstock typically moves proportionately with RFO pricing levels. For example, while a decline in energy prices typically leads to a reduction in RFO prices, falling energy prices also provide leverage to TFI in securing reduced UMO prices from its generator customers. Currently, a significant majority of TFI’s UMO and RFO volumes are subject to indexed or fixed price contracts. “Circuit breaker” provisions are included to protect against large raw price changes and mitigate TFI’s commodity risk exposure. Most RFO contracts are structured as “take-or-pay.”

TFI has entered into contractual relationships with many of its UMO customers in an effort to enable a consistent and predictable gross netback, which represents the spread between what it pays for UMO and what it receives for RFO. Most of TFI’s UMO volume in 2011 was covered by contractual agreements, with terms generally ranging from six months to three years. UMO contracts stipulate pricing that is based on either fixed-price or indexed arrangements.

Most of TFI’s 2011 RFO revenue was covered under contractual agreements, with terms generally ranging from six months to one year. RFO contracts stipulate pricing that is based on either fixed-price or indexed arrangements. In addition, contracts covering a majority of TFI’s RFO sales in 2011 were subject to “take-or-pay” provisions. Historically, TFI has been able to include on-road fuel cost pass-through provisions in its RFO contracts, which allows TFI to maintain its margins by offsetting increased on-road trucking/fleet fuel costs.

Facilities and Equipment

TFI operates 35 fully permitted facilities within its current geographic footprint with more than eight million gallons of storage capacity. TFI’s capabilities are further supported by a fleet of over 290 tanker trucks, vacuum trucks, trailers and other vehicles. For most of its fleet, TFI utilizes seven-year leases and typically retains an option to purchase at the end of the term. In addition, TFI leases a fleet of rail cars that allow TFI to easily shift between on-road and rail shipping methods in order to better optimize total shipping costs.

TFI’s logistic network, facilities and equipment represent barriers to entry for competitors looking to build a platform of comparable size. Most smaller competitors are management and capital constrained, and are limited to being strictly collection businesses without the ability to process used oil or offer other environmental services due to the upfront cost (as well as ongoing insurance costs). In addition, most smaller competitors do not have the same access to rail distribution capabilities which limits their ability to sell to TFI’s end markets. These competitors often have difficulty finding suitable locations and overcoming onerous permitting processes that make building a network similar to TFI’s extremely expensive and time-consuming.

Employees

As of March 23, 2011, TFI has more than 230 full-time employees. None of TFI’s employees are represented under a collective bargaining agreement. TFI offers competitive compensation and benefit plans to its employees. The benefits include medical, pharmacy and dental insurance for all full-time employees. In addition, TFI offers short and long-term disability programs, 401(k) plans with partial match and life insurance.

Governmental Regulation, including Environmental Regulation and Climate Change

Our operations are subject to various United States federal, state and local laws and regulations pertaining to health, safety and the environment. Additional laws and regulations, or changes in the interpretations of existing laws and regulations, that affect our business and operations may be adopted, which may in turn impact our financial condition. The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our operations are subject.

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Resource Conservation and Recovery Act.    The RCRA, and comparable state laws, govern the generation, transport, processing and marketing of “used oil” and hazardous waste. The RCRA standards require TFI to track all shipments of UMO and RFO destined for market and verification that the materials marketed by TFI meet the definition of “on-specification” used oil, which results in less stringent pollution controls, if any. If TFI’s products are deemed to be “off-specification”, potentially new emission standards could be imposed on facilities that burn “on-specification” used oil (e.g. asphalt plants), resulting in an adverse affect on TFI’s customers and on TFI, in turn.

A limited number of TFI facilities transport materials deemed “hazardous wastes” under the RCRA. TFI does not treat, store or dispose of hazardous wastes at its locations. The RCRA does, however, permit TFI to legally recycle certain wastes such as used antifreeze.

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Transportation Regulations.    TFI and its drivers are subject to the FMCSA. Although our trucking operations currently hold a “Satisfactory” safety rating from FMCSA (the best rating available), the agency has announced a future intention to revise its safety rating system by making greater use of SMS data in lieu of on-site compliance audits of carriers. We cannot predict the effect of such a revision on our safety rating. TFI does not expect the new HOS regulation that reduces the number of hours a commercial truck driver may work per day to have a significant impact on its operations.

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Oil Pollution Act.    The United States Oil Pollution Act, as amended (OPA), governs any facility that has the capacity to store more than 1,320 gallons of oil and/or petroleum products and has the potential to discharge to a “navigable water” of the United States. All TFI facilities are subject to this regulation, which requires that each facility develop and maintain a Spill Prevention Control and Countermeasures Plan (SPCC). The SPCC requires certain planning and training to minimize the potential for oil and/or other petroleum products to be released into a navigable waterway.

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National Pollutant Discharge Elimination System.    TFI’s storm water discharges and waste water discharges are regulated by the National Pollutant Discharge Elimination System (NPDES) permit program. Many of TFI’s facilities are required to manage their storm water runoff according to a “Multi Sector General Permit” issued by the EPA or by a particular state, if the state has been delegated authority to administer the program. Under NPDES, our regulated facilities must maintain a Storm Water Pollution Prevention Plan that identifies certain best management practices to minimize the off-site impact of any pollutants that may be carried off-site by precipitation. Very few of TFI’s locations require specific waste water discharge permits from industrial processes.

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Pipeline and Hazardous Materials Safety Administration.    The USDOT’s Pipeline and Hazardous Materials Safety Administration (PHMSA) regulates the transportation of materials deemed to be hazardous while in transport. Only a small portion of the materials that TFI transports are regulated by PHMSA regulations, which requires certain training and communication rules to ensure the safe transport of hazardous materials.

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Occupational Safety and Health Act.    TFI is subject to the requirements of OSHA, and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens.

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State Environmental Regulations.    TFI’s operations involve the storage, handling, transport and disposal of bulk waste materials, some of which contain oil, contaminants and other regulated substances. Various environmental laws and regulations require prevention, and where necessary, cleanup of spills and leaks of such materials and some of our operations must obtain permits that limit the discharge of materials. Failure to comply with such environmental requirements or permits may result in fines and penalties, remediation orders and revocation of permits. For example, in California, TFI is subject to the Department of Toxic Substances Control’s (DTSC) controls on the shipment and management of used oil. TFI has worked with the California DTSC to develop a testing and reporting agreement with the to assist transporters of used motor oil to meet the state’s standard.

INDUSTRY OVERVIEW

Unconventional Oil and Gas Exploration

Over the past decade, E&P companies have focused on exploiting the vast resource potential available across many of North America’s unconventional resource areas through the application of horizontal drilling and completion technologies, including multi-stage hydraulic fracturing technologies that are highly water-intensive. We believe long-term capital for the continued development in new and existing basins will be provided in part by the large, well-capitalized domestic and international oil and natural gas companies that have made and continue to make significant capital commitments through joint ventures and direct investments in North America’s unconventional basins. We believe these companies are more likely to focus on environmental regulatory issues and prefer to work with large, highly qualified service providers.

While falling natural gas prices have resulted in a decline in drilling in natural gas unconventional areas, there continues to be increasing drilling activity in oil- and liquids-rich formations in the United States, such as the Eagle Ford, Utica, Bakken, Cana Woodford, Granite Wash, Niobrara and Permian Basin resource areas. According to Baker Hughes Incorporated, the oil- and liquids-focused rig count increased from a low of 20.9% of 876 total active rigs in June 2009 to 66.4% of 1,984 total active rigs as of March 16, 2012. We believe ongoing drilling activity and resulting increased water production from wells in these resource areas will continue to support sustained growth in demand for comprehensive water management services and further balance our exposure between oil and natural gas drilling activity and production as we respond to customer requirements.

Used Oil Collection and Recycling

The used oil collection and recycling industry is comprised of companies that provide routine and event based collections of UMO and other used oil (and other related waste) from a broad range of commercial and industrial businesses. As a result of environmental regulations that prohibit the disposal of used oil into sewers or landfills, generators of used oil must arrange to have their waste picked up periodically in order to avoid their storage tanks getting full. Following collection, the UMO is reprocessed into RFO, a commercial-grade fuel product, and typically sold into energy-intensive industries as an inexpensive and efficient alternative source to crude oil or diesel fuel. In recent years, the U.S. re-refining industry has grown significantly as an alternative end market for RFO that has driven increased demand.

Used Motor Oil

An estimated 1.4 billion gallons of used oil are generated in the U.S. every year, of which approximately 1.0 billion gallons are collected. The balance of 0.4 billion gallons is lost due to improper management, on-site reuse and disposal. Approximately two-thirds of the overall market volume is generated by automotive service providers as a result of performing oil changes on passenger cars and trucks. The remaining one-third of market volume is generated by industrial plants as a result of changing lubricants used in heavy machinery or cutting oils used in manufacturing production processes. A relatively mature market, the amount of UMO volumes generated in any given year is typically driven by a number of factors, including annual vehicle miles driven, consumer preference for “do-it-for-me” oil change services (vs. “do-it-yourself”) and population growth.

Reprocessed Fuel Oil

Approximately 80% of the RFO produced in the U.S. is sold to asphalt plants, pulp and paper mills, commercial shipping and other energy-intensive industries in which it can be burned as a fuel source. RFO has historically sold at a substantial discount to diesel fuel, which is the primary alternative to RFO for these industries. On a per-gallon basis, the discount of RFO to diesel has typically ranged between 30% and 50% of the cost of diesel fuel. In addition to its cost advantage, RFO’s value proposition is further enhanced by its ability to generate a greater BTU yield than diesel fuel. As a result, at December 2011, RFO could be obtained for less than half of the cost of diesel while also generating more than twice the energy output on a per-dollar basis.

The remaining 20% of RFO production is sold to the re-refining industry, where it is processed and converted into a base lubricating oil. Re-refining is the process by which a plant converts RFO feedstock into vacuum gas oil, marine diesel oil, and Group 1, 2 and 3 base lube, which is used to as the primary constituent of motor oil and other industrial lubricants. The growing re-refining sector is estimated to have nearly doubled over the last decade due to the value propositions of processed products relative to virgin alternatives and an increased awareness of “green” energy trends, which is expected to continue driving re-refining capacity growth going forward. As a result, U.S. re-refining capacity is expected to grow from 210 million gallons in 2010 to over 300 million gallons of capacity in 2013. In addition, there are four known capacity additions expected to be announced over the next two years which are not included in these estimates. Re-refiners generally lack the regional presence and required scale to self-source a reliable and economically feasible supply of feedstock. As a result, re-refiners are expected to continue to seek reliable UMO supplies from companies such as TFI.

MANAGEMENT

Set forth below is information regarding each of our executive officers and directors. All ages are presented as of March 7, 2012.

Name	Age	Position
Richard J. Heckmann	68	Chairman and Chief Executive Officer
Charles R. Gordon	54	President and Chief Operating Officer
Damian C. Georgino	51	Executive Vice President, Corporate Development and Chief Legal Officer
Brian R. Anderson	58	Executive Vice President—Finance
W. Christopher Chisholm	52	Executive Vice President and Chief Financial Officer
J. Danforth Quayle	65	Director
Andrew D. Seidel	49	Director
Alfred E. Osborne, Jr.	67	Director
Kevin L. Spence	55	Director
Edward A. Barkett	45	Director
Lou Holtz	75	Director
Robert B. Simonds, Jr.	49	Vice-Chairman
James Devlin	48	Chief Executive Officer of Heckmann Environmental Services

Richard J. Heckmann has served our Chairman and Chief Executive Officer and as a director since May 2007. Mr. Heckmann previously served as Chairman of the board of directors and Chief Executive Officer of K2, Inc. (“K2”), a manufacturer of sporting goods equipment, until his retirement from K2 on August 8, 2007. K2 was acquired by Jarden Corporation on August 8, 2007. During his tenure as Chairman and Chief Executive Officer of K2 beginning in November 2002, K2 (which was in workout status at that time) more than doubled revenues, which grew from approximately $582.0 million for the year ended December 31, 2002 to approximately $1.4 billion for the year ended December 31, 2006 and tripled net income which grew from approximately $12.1 million for the year ended December 31, 2002 to approximately $37.7 million for the year ended December 31, 2006. Prior to his involvement in K2, Mr. Heckmann founded United States Filter Corporation (“USFilter”) in 1990 and was its Chairman, Chief Executive Officer and President. Through a series of acquisitions, USFilter grew from annualized revenues of approximately $17.0 million in 1990 to over $5.0 billion in 1999, when it was acquired by Vivendi S.A. of Paris, France in March 1999 for approximately $8.2 billion, including the assumption of approximately $1.8 billion of debt. In addition to 40 years of executive management of large operating companies, Mr. Heckmann has extensive experience with business acquisitions. While he was with USFilter, it successfully completed more than 150 acquisitions. Mr. Heckmann was directly involved in locating targets and conducting business diligence with respect to a significant number of USFilter’s and K2’s acquisitions. During Mr. Heckmann’s tenure at K2, K2 successfully completed more than 20 acquisitions. Mr. Heckmann is also part owner of the National Basketball Association’s Phoenix Suns franchise. In 2003, Mr. Heckmann was appointed to the Corporate Accountability and Listing Standards Committee, a special governance committee of the New York Stock Exchange (“NYSE”). He also served as chairman of the Listed Company Advisory Committee of the NYSE from 2001 to 2003. Mr. Heckmann has served on many public and private company boards during the past 40 years and he currently serves on the board of directors of Jarden Corporation (NYSE: JAH).

Charles Gordon has served as our President and Chief Operating Officer since October 2010. As President and Chief Operating Officer, Mr. Gordon is responsible for the operations of the Company and carrying out our growth and acquisition strategy. Prior to joining our company in 2010, Mr. Gordon served as President and Chief Executive Officer of Siemens Water Technologies, a global business unit of Siemens AG. Siemens Water Technologies is a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers. Previously, Mr. Gordon served as Executive Vice President of the Siemens Water & Wastewater Systems Group from 2005 to 2007 and as Executive Vice President of the USFilter Water & Wastewater Services and Products Group from 1999 to 2005. Siemens acquired the USFilter

Water and Wastewater business from Veolia Environment in 2004. Prior to 1999, Mr. Gordon’s experience included various executive positions with USFilter during the company’s high growth years. Mr. Gordon received his undergraduate degree from the University of South Dakota and his Masters of Business Administration from the Babcock School of Wake Forest University.

Damian C. Georgino serves as our Executive Vice President, Corporate Development and Chief Legal Officer. Mr. Georgino has more than 20 years of legal, financial, and operational experience advising and representing United States and international companies, including Fortune 50 companies, private equity funds and emerging technology companies. Mr. Georgino has deep global water and energy industry experience and has sourced, negotiated, structured, analyzed, and completed several hundred transactions over the course of his career. He is experienced in successfully completing and managing a variety of corporate and financial transactions and has represented clients in mergers and acquisitions, international corporate transactions, corporate structuring, corporate finance, public and private equity and debt offerings, and venture capital transactions. Prior to joining us, he served as Executive Vice President of Corporate Development and Chief Legal Officer of PICO Holdings Inc., a diversified holding company involved in, among other businesses, water resources and water storage since September 2007. Beginning in 2003, he was a partner with the law firm of Pepper Hamilton LLP. From 2000 to 2003 he was a partner with the international law firm of LeBoeuf, Lamb, Greene and MacRae, LLP (now Dewey & LeBoeuf LLP). Prior to that, Mr. Georgino served as Executive Vice President, General Counsel and Corporate Secretary of US Filter. Mr. Georgino was Manager, Corporate Development and Business Unit General Counsel with Alcoa, Inc. from 1988 until he joined US Filter. Mr. Georgino holds a Juris Doctor and Masters of Business Administration from Emory University, both of which were awarded in 1986.

Brian R. Anderson has served as our Vice President-Finance since November 2011. From 2008 through November 2011, Mr. Anderson served as our Executive Vice President and Chief Financial Officer. As Executive Vice President, Finance, Mr. Anderson is involved in financial reporting, integration of acquired businesses and Sarbanes-Oxley compliance. Mr. Anderson joined the Company in 2007 as a consultant. From 2005 through 2007, Mr. Anderson served as the director of business development for K2, which was then a publicly listed manufacturer of sporting goods equipment, where his responsibilities included managing the domestic and international acquisition strategy for K2. From 2003 through 2005, he served as the director of financial accounting for K2, where his responsibilities included developing financial policy for K2. From May 2000 through 2003, he served as the corporate controller of USFilter, which was then a publicly listed provider of water and waste treatment systems and services, and served as assistant corporate controller from January 1997 through May 2000 where his responsibilities included developing and managing all phases of financial reporting for US Filter. Prior to joining US Filter, Mr. Anderson was the corporate controller for Wheelabrator Engineered Systems, a division of Waste Management. Mr. Anderson received a Bachelor of Arts degree with emphasis in finance and accounting from Oregon State University in 1977.

W. Christopher Chisholm has served as our Executive Vice President and Chief Financial Officer since November 2011. As Chief Financial Officer, he is involved in developing the Company’s overall financial structure, including the financial and accounting controls for all our operating subsidiaries. As Chief Financial Officer, he also is responsible for all finance and accounting related functions of the Company and its operating subsidiaries, including SEC reporting and Sarbanes-Oxley compliance. Prior to joining us, Mr. Chisholm was Executive Vice President and Chief Financial Officer of Envirogen Technologies, Inc. where together with a predecessor entity, Basin Water, Inc., he was employed since 2008. On July 16, 2009, Basin Water, Inc. filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. From 2004 to 2008, Mr. Chisholm was Executive Vice President, Finance & Administration and Chief Financial Officer of Veolia Water North America, LLC. From 1997 to 2004, Mr. Chisholm held various positions with USFilter, including Group Controller, Vice President and Chief Financial Officer of the Water and Waste Water Group and Executive Vice President of Finance. Prior to his tenure at USFilter and predecessor companies, Mr. Chisholm was an Audit Senior Manager at KPMG, an international public accounting firm. Mr. Chisholm received a Bachelors of Business Administration with emphasis in accounting from Northeast Louisiana University, now known as The University of Louisiana at Monroe and is a Certified Public Accountant.

J. Danforth Quayle has served a director since May 2007. Mr. Quayle is currently the chairman of Cerberus Global Investments, a position he has held since 1999, when he joined Cerberus Capital Management, one of the world’s leading private investment firms, with over $27.0 billion in committed capital and offices in New York, Chicago, Los Angeles, Atlanta, London, Baarn (The Netherlands), Frankfurt, Osaka and Tokyo. As chairman of Cerberus Global Investments, Mr. Quayle has been actively involved in new business sourcing and marketing for Cerberus in North America, Asia and Europe. Prior to joining Cerberus, Mr. Quayle had served as a congressman and senator from the State of Indiana and as the 44th Vice President of the United States. During his tenure as Vice President, President George H.W. Bush named Mr. Quayle to head of the Council of Competitiveness, which worked to ensure America’s international competitiveness in the 21st century. Mr. Quayle has made official visits to numerous countries and was chairman of the National Space Council. Since leaving public office in 1993, Mr. Quayle has authored three books, including Standing Firm, A Vice-Presidential Memoir. He established and sold an insurance business in Indiana. For two years he was a distinguished visiting professor of international studies at Thunderbird, The American Graduate School of International Management in Phoenix, Arizona. Mr. Quayle is currently a director of Aozora Bank, Tokyo, Japan. In addition, Mr. Quayle has served on many public and private companies Boards’ during the past 20 years, including board and committee service with USFilter and K2.

Andrew D. Seidel has served as a director since October 2008. Since 2006, Mr. Seidel has served as the Chief Executive Officer of Underground Solutions, Inc., a water infrastructure and pipeline company located in Poway, California. From 2000 to 2005, Mr. Seidel served as both Chief Executive Officer and Chief Operating Officer of USFilter, then a wholly-owned subsidiary of Veolia Environnement, SA (NYSE: VE), until its sale to Siemens, AG. Mr. Seidel also served on the Management Board of Veolia Environnement, SA from 2001 to 2004. From 1991 to 1999, Mr. Seidel served as Chief Operating Officer for the Water & Wastewater Group of US Filter. From 1990 to 1991, he was a senior consultant with Deloitte & Touche Management Consulting and from 1984 to 1989, he held various positions of increasing responsibility within the rocket motor engineering and specialty chemical divisions of Hercules, Inc. Mr. Seidel currently serves as an Advisory Council Member of Vantage Point Venture Partners, one of the largest clean technology funds in the world. Mr. Seidel has also served as a director of Aqua America (NYSE:WTR), USFilter and National Waterworks, a Thomas Lee/JP Morgan water infrastructure business that was sold to Home Depot in 2006. Mr. Seidel received his Bachelor of Science in Chemical Engineering from the University of Pennsylvania in 1984, and his Masters of Business Administration from The Wharton School, University of Pennsylvania, in 1990.

Alfred E. Osborne, Jr. has served as a director since May 2007. Dr. Osborne is the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor at UCLA since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003. Dr. Osborne is a member of the board of directors of Emmaus Life Sciences, Inc., a pharmaceutical company; Kaiser Aluminum, Inc., a fabricated aluminum products manufacturing company; and Wedbush, Inc., a financial services and investment firm. Dr. Osborne also serves as a director of First Pacific Advisors’ Capital, Crescent, International Value, and New Income Funds. Dr. Osborne has served on many public and private company boards during the past 30 years, including service on audit and governance committees. In addition, Dr. Osborne has agreed to join the board of directors of Fulcrum BioEnergy, Inc., a private biofuels company, based in Pleasanton, California. Accordingly, when Fulcrum BioEnergy, Inc. completes a public offering, Dr. Osborne would then be a director on four public company boards, Emmaus Life Sciences, Inc. and Kaiser Aluminum, Inc. (as mentioned above), the Company, and Fulcrum BioEnergy, Inc.

Kevin L. Spence has served as a director since December 2010. Mr. Spence is currently the Chief Financial Officer of Purpose Technologies, a position he has held since March 2010. He has 25 years of experience in the financial and accounting fields, with prior positions including Chief Financial Officer of Citation Technologies, Inc., a leader in online document management solutions from since 2002, and Executive Vice President and Chief Financial Officer of USFilter from January 1992 to December 2000. Prior to that, he was an audit partner with the international accounting firm of KPMG LLP. Mr. Spence was Chief Financial Officer of GreenCore

Technologies, Inc. (f/k/a AquaCell Technologies, Inc.) from January 2007 to December 2008. Mr. Spence also concurrently served as President and Chief Financial Officer of Aquacell Water, Inc., a former wholly owned subsidiary of GreenCore Technologies that shared corporate offices and operated under the same executive management team as GreenCore Technologies after its spin-off in 2006. On November 7, 2008, an involuntary petition for liquidation under Chapter 7 was filed against GreenCore Technology, Inc. in the U.S. Bankruptcy Court for the District of Delaware.

Edward A. Barkett has served as a director since February 2009. Mr. Barkett is the founder and currently the president of Atlas Properties, Inc., a real estate development and management firm, a position he has held since 1993. For nearly 20 years, Mr. Barkett has been actively involved in building and managing complicated businesses, and in real estate investing, development, construction, leasing, and financing throughout the United States. Mr. Barkett is also a member of the board of directors of Basha’s, Inc. the largest grocery store chain in the State of Arizona, and a member of the board of directors of the San Joaquin Partnership, a public/private economic development corporation dedicated to job creation in San Joaquin County, California. Mr. Barkett received a Bachelor of Arts degree in Economics from the University of California at Los Angeles in 1988, and Juris Doctorate and Master of Real Estate Development degrees from the University of Southern California in 1991.

Lou Holtz has served as a director since May 2007. Mr. Holtz became a college football television analyst for ESPN in September 2005 after his retirement as the head football coach of the University of South Carolina in November 2004. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary College from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of The Fighting Spirit. Mr. Holtz has served on many public and private companies’ boards during the past 20 years, including advisory and consulting services with USFilter and board service with K2. Mr. Holtz is a nationally recognized speaker often engaged by public and private businesses, government, and military organizations to provide insight and guidance on leadership and motivational issues applicable to multiple generations of executives, managers, and employees.

Robert B. Simonds, Jr. has served as a director since May 2010 and as Vice Chairman since October 2010. Mr. Simonds is a long time advocate for water rights and policy issues and in the immediate past was the Chairman of the Blue Ribbon Committee of the Metropolitan Water District (“MWD”) of Southern California, the world’s largest water wholesaler, where he represented the city of Los Angeles from 2004 to 2006. His family owns and controls water rights in Arizona. MWD’s blue ribbon committee makes recommendations for new business models and strategies to position MWD to meet the region’s water-related needs for the future. Mr. Simonds is also the Chairman of the Robert Simonds Company and a seasoned producer of over 30 major motion pictures that have generated in excess of $3.5 billion in worldwide revenue. Titles in his repertoire include Cheaper by the Dozen, Herbie: Fully Loaded, Just Married, The Wedding Singer, Happy Gilmore, Billy Madison, and The Pink Panther franchise. He serves on the board of the Yale School of Management. He is a governor of the Natural History Museum of Los Angeles County. Mr. Simonds graduated summa cum laude from Yale University.

James Devlin joined TFI as CEO in 2008 and draws on deep industry experience cultivated over his 27-year tenure in the logistics and environmental sectors, where he served in executive positions in operations, sales and marketing, accounting, and mergers and acquisitions. In his most recent role prior to TFI, Mr. Devlin was a Regional Vice President for Waste Management, Inc., where he was responsible for a $1.2 billion business unit covering California and Arizona. Under his leadership, the Company has successfully enhanced the sustainability of its business model via contracted/indexed arrangements, diversified its end markets and generated substantial improvements in profitability. In addition, Mr. Devlin is responsible for increasing the Company’s focus on environmental services and subsequently driving profitability improvement within that business. Mr. Devlin holds his undergraduate degree from the University of Arkansas.

DESCRIPTION OF COMMON STOCK

Please read the information discussed under the heading “Description of—Common Stock” beginning on page 16 of the accompanying prospectus. As of March 5, 2012, we had 500 million shares of authorized common stock, par value $0.01 per share, of which approximately 126.7 million shares were outstanding.

Upon completion of this offering, approximately 147,315,013 shares of our common stock will be outstanding, based on the number of shares outstanding on March 5, 2012 (assuming no exercise of the underwriters’ over-allotment option). See “Risk Factors—Risks Related to the Offering—We may issue a substantial number of shares of our stock in the future and stockholders may be adversely affected by the issuance of those shares.”

We have outstanding privately-placed warrants exercisable for 941,176 shares of our common stock at an exercise price of $6.38 per share that expire on January 24, 2013, and privately-placed warrants exercisable for 626,866 shares of our common stock at an exercise price of $2.02 per share that expire on August 22, 2012.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset, within the meaning of Section 1221 of the Code.

A “non-U.S. holder” is a beneficial owner of our common stock (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based on provisions of the Code, and United States Treasury regulations, Internal Revenue Service rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a bank, insurance company or other financial institution, a United States expatriate, a dealer or trader in securities, a controlled foreign corporation, a passive foreign investment company, a person deemed to sell common stock under the constructive sale provisions of the Code, a person who holds common stock as part of a straddle, hedge, conversion transaction or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity taxable as a partnership) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisors as to the specific tax consequences of holding our common stock indirectly through ownership of your partnership interests.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions we make on shares of our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through a financial institution or other agent acting on the non-U.S. holder’s behalf, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) will not be subject to the withholding tax described above, provided certain certification and disclosure requirements are satisfied. To claim the exemption, the non-U.S. holder generally must furnish to us or our paying agent a valid Internal Revenue Service Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Although exempt from withholding tax, such dividends will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business in the United States of the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

our common stock constitutes a “U.S. real property interest” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the date of the sale or disposition or the non-U.S. holder’s holding period for shares of our common stock.

A non-U.S. holder who recognizes gain described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as is specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-United States real property interests, there can be no assurance that we are not or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as a United States real property interest with respect to a non-U.S. holder only if such holder actually or constructively held more than 5% of such regularly traded common stock during the applicable period. We expect our common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the amount withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (e.g., by providing a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8ECI) (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Unless a non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with, and the non-U.S. holder may be subject to backup withholding on the proceeds from, a sale or other disposition of shares of our common stock. The certification procedures described in the above paragraph will satisfy these certification requirements as well.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Taxes

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under those rules) and certain other non-U.S. entities. Specifically, 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting,(ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although this legislation currently applies to applicable payments made after December 31, 2012, the Internal Revenue Service has recently issued Proposed Treasury regulations providing that the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March [    ], 2012, we have agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC (“Credit Suisse”), Jefferies & Company, Inc. (“Jefferies”) and Roth Capital Partners, LLC are acting as representatives, the following respective numbers of shares of common stock.

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Jefferies & Company, Inc
Roth Capital Partners, LLC
Total	16,700,000

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

We have granted the underwriters a 30-day option to purchase on a pro rata basis up to an additional 2,505,000 shares at the initial public offering price less the underwriter discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $        per share. After the initial public offering, the underwriters may change the public offering price and concession.

The following table summarizes the underwriting discount and commission we will pay:

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$

The expenses of this offering that are payable by us are estimated to be approximately $500,000 (excluding the underwriter discounts and commissions).

We have agreed that we will not, directly or indirectly, (i) offer, sell, contract to sell, pledge or otherwise dispose of, (ii) offer, sell, contract to sell, contract to purchase or grant any option, right or warrant to purchase, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in, or (v) file with the SEC a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to our common stock or securities convertible into or exchangeable or exercisable for our common stock, or publicly disclose our intention to take any such action set forth in (i) to (v), without the prior written consent of Credit Suisse and Jefferies for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

Our directors and executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, our common stock or securities convertible into or exchangeable or exercisable for our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse and Jefferies for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions. Sales of our common stock by our Chairman and Chief Executive Officer under his existing 10b5-1 automatic trading plan will be permitted during this period.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the shares originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the shares to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, we make no representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. Credit Suisse and Jefferies may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

We expect that delivery of the shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement.

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they have received or may receive customary fees. The underwriters are also expected to act as initial purchasers in our planned offering of debt securities for which, if the offering is consummated, they will receive customary fees.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from an including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

Relevant Implementation Date) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, other than they may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriters have represented and agreed that:

(a) they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000, or FSMA) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement does not constitute a prospectus within the meaning of Articles 652a and I 156 of the Swiss Code of Obligations or a listing prospectus according to Article 32 of the Listing Rules of the SWX Swiss Exchange. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the prospectus supplement does not comply with the disclosure standards of the Listing Rules of the SWX Swiss Exchange. Accordingly, the Shares may not be offered to the public in or from Switzerland, but only to a selected and limited group of investors, which do not subscribe for the Shares with a view to distribution to the public. The investors will be individually approached from time to time. This prospectus supplement is personal to each offeree and does not constitute an offer to any other person. This prospectus supplement may only be used by those persons to whom it has been handed out in connection with the offer described herein and may neither directly nor indirectly be distributed or made available to other persons. It may not be used in connection with any other offer and shall, in particular, not be copied and/or distributed to the public in or from Switzerland.

LEGAL MATTERS

Certain legal matters with respect to the common stock will be passed upon for Heckmann Corporation by Reed Smith LLP. Latham & Watkins LLP acted as legal advisor to the underwriters in connection with the offering of the common stock.

EXPERTS

The consolidated financial statements of Heckmann Corporation and subsidiaries as of December 31, 2011, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been included and/or incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included and/or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Heckmann Corporation as of December 31, 2010, and for each of the years in the two-year period ended December 31, 2010, included and incorporated by reference in this prospectus supplement, have been audited by GHP Horwath, P.C., independent registered public accounting firm, as stated in their report dated March 14, 2011 (December 7, 2011, as to the effects of the discontinued operations presentation for 2010 and 2009 as described in Note 12) included and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TFI Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2011, 2010 and 2009 have been included and incorporated by reference herein in reliance upon the reports of McGladrey & Pullen, LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We therefore file periodic reports, current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically where you can access reports and other information, including any exhibits thereto, that we file with the SEC.

Our internet address is www.heckmanncorp.com. We make available through our website, free of charge, copies of our recent filings with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement.

The following documents filed by us with the SEC are incorporated by reference into and made a part of this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011; and

•	Our Current Reports on Form 8-K dated March 13, 2012, and March 22, 2012.

You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by writing or calling us at the following address or telephone number:

Heckmann Corporation

300 Cherrington Parkway

Suite 200

Coraopolis, Pennsylvania 15108

(412) 329-7275

To the extent that there are inconsistencies between the information contained in this prospectus supplement and that contained in the above referenced filings, the information contained in this prospectus supplement shall supersede that previously filed information.

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to termination of the offering made hereby (except information “furnished” and not “filed” under Items 2.02 and 7.01 and the exhibits furnished pursuant thereto on a Current Report on Form 8-K). Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Heckmann Corporation:

We have audited the accompanying consolidated balance sheet of Heckmann Corporation and subsidiaries as of December 31, 2011 and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heckmann Corporation and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), Heckmann Corporation’s internal controls over financial reporting as of December 31, 2011, based on criteria established in Internal Controls—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Pittsburgh, Pennsylvania

March 8, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We have audited the accompanying consolidated balance sheet of Heckmann Corporation and subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heckmann Corporation and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

GHP Horwath, P.C.

Denver, Colorado

March 14, 2011 (December 7, 2011 as to the effects of the discontinued operations presentation for 2010 and 2009 as described in Note 12).

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$80,194	$80,752
Certificates of deposit	—	11,830
Marketable securities	5,169	75,554
Accounts receivable, net	47,985	13,616
Inventories	760	151
Prepaid expenses and other receivables	4,519	2,070
Income tax receivable	—	1,980
Other current assets	1,044	68
Current assets held for sale	—	17,218

Total current assets	139,671	203,239

Property, plant and equipment, net	270,054	85,696
Marketable securities	—	14,619
Equity investments	7,682	7,628
Intangible assets, net	29,489	20,605
Goodwill	90,008	41,008
Other	2,777	94
Long-term assets held for sale	—	28,364

TOTAL ASSETS	$539,681	$401,253

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$19,992	$7,238
Accrued expenses	11,693	5,024
Current portion of contingent consideration	5,730	7,316
Current portion of long-term debt	11,914	11,221
Current liabilities held for sale	—	23,823

Total current liabilities	49,329	54,622

Deferred income taxes	6,880	8,773
Long-term debt, less current portion	132,156	20,474
Long-term contingent consideration	7,867	6,384
Other long-term liabilities	1,639	6,250
Long-term liabilities held for sale	—	1,673
Commitments and contingencies (Note 11)
Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized; 139,163,067 shares issued and 124,854,504 shares outstanding at December 31, 2011; 127,489,387 shares issued and 114,180,184 shares outstanding at December 31, 2010	139	127
Additional paid-in capital	814,875	747,187
Purchased warrants	(6,844)	(6,844)
Treasury stock	(19,503)	(15,089)
Accumulated other comprehensive income	8	99
Accumulated deficit	(446,865)	(423,859)

Total equity of Heckmann Corporation	341,810	301,621

Noncontrolling interest	—	1,456

TOTAL EQUITY	341,810	303,077

TOTAL LIABILITIES AND EQUITY	$539,681	$401,253

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Year ended December 31,
	2011		2010	2009
Revenue		$156,837	$15,208	$3,820
Cost of sales		123,509	11,337	2,100

Gross profit		33,328	3,871	1,720
Operating expenses:
General and administrative expenses		36,651	11,554	9,194
Pipeline start-up and commissioning		2,089	11,830	—

Total operating expenses		38,740	23,384	9,194

Loss from operations		(5,412)	(19,513)	(7,474)
Interest income (expense), net		(4,243)	2,087	3,928
Loss from equity investment		(462)	(689)	—
Other, net		6,232	4,411	149

Loss from continuing operations before income taxes		(3,885)	(13,704)	(3,397)
Income tax benefit		3,777	3,404	80

Loss from continuing operations		(108)	(10,300)	(3,317)
Loss from discontinued operations, net of income taxes		(22,898)	(4,393)	(392,078)

Net loss attributable to Heckmann Corporation		$(23,006)	$(14,693)	$(395,395)

Net loss per share attributable to common stockholders
Basic and Diluted
Loss from continuing operations	$	*	$(0.09)	$(0.03)
Loss from discontinued operations		(0.20)	(0.05)	(3.58)

Net loss per share		$(0.20)	$(0.14)	$(3.61)

Weighted average number of shares outstanding:
Basic and Diluted		114,574,730	108,819,384	109,575,057

*	less than $0.01

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year ended December 31,
	2011	2010	2009
Net loss attributable to Heckmann Corporation	$(23,006)	$(14,693)	$(395,395)
Add back: income attributable to noncontrolling interest	(1,456)	—	(143)

Net loss	(24,462)	(14,693)	(395,538)

Other comprehensive income, net of tax:
Foreign currency translation (loss) gain	21	(114)	31
Reclassification of net gains from sales of available for sale securities included in earnings	—	(311)	—
Unrealized (loss) gain on available-for-sale securities	(112)	(119)	523

Total other comprehensive (loss) income, net of tax	(91)	(544)	554

Comprehensive loss, net of tax	$(24,553)	$(15,237)	$(394,984)

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the years ended December 31, 2011, 2010 and 2009

(In thousands, except share data)

		Heckmann Corporation Stockholders
	Total	Common Stock		Additional Paid-In Capital	Purchased Warrants		Treasury Stock		Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Non-controlling Interest
		Number	Amount		Number	Amount	Number	Amount
Balance at December 31, 2008	746,604	126,606,323	126	757,720	405,400	(405)	—	—	(13,771)	89	2,845
Purchase of treasury stock	(14,000)						13,032,098	$(14,000)			—
3,361,000 common shares canceled in connection with Settlement and Release Agreement	(28,031)	(3,361,000)	(3)	(28,028)	—	—	—	—	—	—	—
1,576,577 common shares issued in connection with acquisition (Note 3)	6,101	1,576,577	1	6,100	—	—	—		—	—	—
Stock based compensation	1,567	260,840	—	1,567	—	—	—		—	—	—
Purchase of warrants	(4,405)	—	—	—	6,166,696	(4,405)	—		—	—	—
Noncontrolling interest in acquired company	672	—	—	—	—	—	—	—	—	—	672
Deconsolidation of Shen Yang Aixin	(1,212)	—	—	—	—	—	—	—	—	—	(1,212)
Issuance of 200,000 common shares in connection with Settlement and Release Agreement	831	200,000		831	—	—	—		—	—	—
Comprehensive loss:
Net loss	(395,538)	—	—	—	—	—	—	—	(395,395)	—	(143)
Unrealized gains from available for sale securities	523	—	—	—	—	—	—	—	—	523	—
Foreign currency translation gain	31	—	—	—	—	—	—	—	—	31	—

Comprehensive loss	(394,984)

Balance at December 31, 2009	313,143	125,282,740	124	738,190	6,572,096	(4,810)	13,032,098	(14,000)	(409,166)	643	2,162

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Equity—(Continued)

For the years ended December 31, 2011, 2010 and 2009

(In thousands, except share data)

		Heckmann Corporation Stockholders
	Total	Common Stock		Additional Paid-In Capital	Purchased Warrants		Treasury Stock		Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Non-controlling Interest
		Number	Amount		Number	Amount	Number	Amount
Balance at December 31, 2009	313,143	125,282,740	124	738,190	6,572,096	(4,810)	13,032,098	(14,000)	(409,166)	643	2,162
Purchase of treasury stock for cash	(1,089)	—	—	—	—	—	276,465	(1,089)	—	—	—
Purchase of warrants for cash	(2,034)	—	—	—	4,759,101	(2,034)	—	—	—	—	—
Issuance of common stock in connection with acquisition (Note 3)	7,773	2,008,562	2	7,771	—	—	—		—	—	—
Stock based compensation (Note 8)	967	—	1	966	—	—	—		—	—	—
Exercise of warrants for cash	66	11,000	—	66	—	—	—	—	—	—	—
Issuance of 138,335 common shares in connection with May 9, 2009 equity grant		138,335	—		—	—	—	—	—	—	—
Exercise of stock options for cash	194	48,750		194
Divestiture of Harbin	(706)	—	—	—	—	—	—	—	—	—	(706)
Comprehensive loss:
Net loss	(14,693)	—	—	—	—	—	—	—	(14,693)	—	—
Unrealized gains from available for sale securities	(119)	—	—	—	—	—	—	—	—	(119)	—
Reclassification of net gains included in net income	(311)	—	—	—	—	—	—	—	—	(311)	—
Foreign currency translation loss	(114)	—	—	—	—	—	—	—	—	(114)	—

Comprehensive loss	(15,237)

Balance at December 31, 2010	$303,077	127,489,387	$127	$747,187	11,331,197	$(6,844)	13,308,563	$(15,089)	$(423,859)	$99	$1,456

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Equity—(Continued)

For the years ended December 31, 2011, 2010 and 2009

(In thousands, except share data)

		Heckmann Corporation Stockholders
		Common Stock		Additional Paid-In Capital	Purchased Warrants		Treasury Stock		Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Non-controlling Interest
	Total	Number	Amount		Number	Amount	Number	Amount
Balance at December 31, 2010	303,077	127,489,387	127	747,187	11,331,197	(6,844)	13,308,563	(15,089)	(423,859)	99	1,456
Purchase of common stock	(4,414)	—	—	—	—	—	1,000,000	(4,414)	—	—	—
Issuance of common stock in connection with acquisitions (Note 3)	16,925	2,700,844	3	16,922	—	—	—	—	—	—	—
Issuance of stock to employees and consultants (Note 8)	—	189,762	—	—	—	—	—	—	—	—	—
Exercise of warrants for cash	47,912	8,783,074	9	47,903	—	—	—	—	—	—	—
Stock-based compensation (Note 8)	2,863	—	—	2,863	—	—	—	—	—	—	—
Comprehensive loss:
Net loss	(24,462)	—	—	—	—	—	—	—	(23,006)	—	(1,456)
Foreign currency translation gain	21									21
Unrealized gains from available for sale securities	(112)	—	—	—	—	—	—	—	—	(112)	—

Comprehensive loss	(24,553)	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2011	$341,810	139,163,067	$139	$814,875	11,331,197	$(6,844)	14,308,563	$(19,503)	$(446,865)	$8	$—

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	For the year ended December 31,
	2011	2010	2009
Operating activities
Net loss	$(23,006)	$(14,693)	$(395,595)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	22,898	4,393	392,078
Depreciation	21,413	3,365	598
Amortization	3,868	1,240	108
Stock-based compensation	2,401	966	2,894
Impairment of property, plant and equipment	—	621	—
Bad debt expense	2,206	94	—
Loss from equity investments	462	689	—
Change in fair value of contingent consideration	(5,777)	(4,232)	—
Deferred income taxes	(4,277)	(719)	(754)
Other	(362)	1,347	—
Changes in operating assets and liabilities, net of business acquisitions and purchase price adjustments (Note 3):
Accounts receivable	(31,205)	(241)	(1,191)
Inventory	243	337	12
Prepaid expenses and other receivables	(4,306)	2,285	(147)
Accounts payable and accrued expenses	5,340	2,628	(377)
Deferred revenues	(345)	(573)	—
Income tax payable	244	262	(234)
Other assets	924	(1,122)	(1,000)

Net cash used in operating activities from continuing operations	(9,279)	(3,353)	(3,608)
Net cash used in operating activities from discontinued operations	(4,683)	(749)	(2,440)

Net cash used in operating activities	(13,962)	(4,102)	(6,048)

Investing activities
Cash paid for acquisitions, net of cash acquired (Note 3)	(88,334)	(28,635)	(16,566)
Purchase of property plant and equipment	(150,921)	(17,443)	(19,970)
Proceeds from sale of available-for-sale securities	120,062	168,392	85,153
Purchase of available-for-sale securities	(34,947)	(157,478)	(148,194)
Cash paid for equity investment and joint venture	(16)	(1,135)	(7,182)
Proceeds from (purchases of) certificates of deposit	11,830	(1,367)	—

Net cash used in investing activities of continuing operations	(142,326)	(37,666)	(106,759)
Net cash used in investing activities of discontinued operations	(5,777)	(537)	(16,025)

Net cash used in investing activities	(148,103)	(38,203)	(122,784)

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

(In thousands)

	For the year ended December 31,
	2011	2010	2009
Financing activities
Payments on long term-debt	(73,914)	(193)	—
Borrowings under revolving credit facility	72,799	—	—
Borrowings under term loans	109,885	—	—
Payment of deferred financing costs	(2,764)	—	—
Cash paid to repurchase warrants	—	(2,034)	(4,405)
Cash paid to purchase treasury stock	(4,414)	(1,088)	(14,000)
Cash proceeds from exercise of warrants	47,912	66	—
Cash proceeds from exercise of stock options	—	194	—
Deferred payments	(1,025)	—	—
Proceeds from notes payable	2,568	1,418	—

Net cash provided by (used in) financing activities of continuing operations	151,047	(1,637)	(18,405)
Net cash provided by (used in) financing activities of discontinued operations	—	(992)	1,705

Net cash provided by (used in) financing activities	151,047	(2,629)	(16,700)
Net decrease in cash	(11,018)	(44,934)	(145,532)
Cash and cash equivalents—beginning of period	91,212	136,050	281,683
Effect of change in foreign exchange rate on cash and cash equivalents	—	96	(101)

Cash and cash equivalents—end of period	$80,194	$91,212	$136,050
Less: cash and cash equivalents of discontinued operations at year end	—	10,460	12,643

Cash and cash equivalents of continuing operations at year end	$80,194	$80,752	$123,407

Non-cash investing and financing activities
Common stock issuances for business acquisitions	$16,925	$7,773	$6,101
Property, plant and equipment purchased in exchange for accounts payable	$7,890	$2,030	$—
Supplemental cash flow information:
Cash paid for interest	$(2,784)	$(106)	$(17)
Cash paid for income taxes	$(162)	$(389)	$(143)

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollars in thousands, except share and per share amounts)

Note 1—Organization and Nature of Business Operations

Heckmann Corporation, a Delaware Corporation, together with its subsidiaries (collectively, the “Company”, “we”, “us” or “our”), is a services-based company focused on total water solutions for shale or “unconventional” oil and gas exploration. We operate in one business segment: water solutions for energy development.

Our business, which we refer to as Heckmann Water Resources or HWR, addresses the pervasive demand for diverse water and wastewater solutions required for the production of oil and gas in an integrated and efficient manner through various service and product offerings. HWR’s services include water delivery and disposal, trucking, fluids handling, treatment and temporary and permanent pipeline facilities, and water infrastructure services for oil and gas exploration and production companies. HWR also transports fresh water for production and provides services for site preparation, water pit excavations and remediation.

HWR currently operates multi-modal water disposal, treatment, trucking and pipeline transportation operations in select shale areas in the United States in the Haynesville, Eagle Ford, Marcellus, Utica, Barnett and Tuscaloosa Marine Shale areas. HWR serves customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment or disposal of fresh water and complex wastewater flows, such as flowback and produced brine water, in connection with shale oil and gas hydraulic fracturing drilling, or “hydrofracturing,” operations.

Our strategy is to provide an integrated and efficient complete water solution to our customers through a full suite of services which we have built and will continue to build through organic growth and acquisitions.

Basis of Presentation. The accompanying audited consolidated financial statements of the Company have been prepared by management in accordance with the instructions to Form 10-K of the United States Securities and Exchange Commission (the “SEC”). These statements include all normal reoccurring adjustments considered necessary by management to present a fair statement of the consolidated balance sheets, results of operations, and cash flows.

The business comprising our former bottled water segment is presented as discontinued operations in the Company’s consolidated financial statements. See Note 12—“Discontinued Operations” for additional information. Unless stated otherwise, any reference to income statement items in these accompanying audited consolidated financial statements refers to results from continuing operations.

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts, transactions and profits are eliminated in consolidation.

Accounting Estimates—The Company’s consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of the financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information, however, actual results could differ from those estimates.

Earnings Per Share—Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is based upon the weighted average number of common shares outstanding during the period plus the additional weighted average common equivalent shares during the period. Common equivalent shares result from the assumed exercises of outstanding warrants, restricted stock and stock options, the proceeds of which are then assumed to have been used to repurchase outstanding shares of common stock. Inherently, stock warrants are deemed to be anti-dilutive when the average market price of the common stock during the period is less than the exercise prices of the stock warrants.

For the purpose of the computation of earnings per share, shares issued in connection with acquisitions that are returnable are considered contingently returnable shares and although classified as issued, are not included in the basic weighted average number of shares outstanding until all necessary conditions are met that no longer cause the shares to be contingently returnable. Accordingly, excluded from the computation of basic EPS are approximately 931,000 contingently returnable shares that are subject to sellers indemnification obligations and accordingly are held in escrow as of December 31, 2011. There were approximately 1,937,000 contingently returnable shares held in escrow as of December 31, 2010 and none as of December 31, 2009.

Deferred Financing Costs—Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense based on the term of the related debt using the straight-line method, which approximates the effective interest method. As of December 31, 2011, the unamortized amount was $2,638,000 and is included in other long-term assets in the accompanying consolidated balance sheets.

Equity Investments—Equity investments in companies over which the Company has no ability to exercise significant influence are accounted for under the cost method. Equity investments in companies over which the Company has the ability to exercise significant influence but does not hold a controlling interest are accounted for under the equity method and the Company’s income or loss on these investments is recorded in non-operating income or expense.

Concentrations of Customer Risk—One of the Company’s customers comprised 25% of the Company’s consolidated revenues and 29% of the Company’s consolidated accounts receivable for the year ended December 31, 2011. Two of the Company’s customers comprised 16% and 12%, respectively, of total consolidated revenues for the year ended December 31, 2010. Three of the Company’s customers comprised 17%, 16%, and 12%, respectively, of the Company’s consolidated accounts receivable for the year ended December 31, 2010. Three of the Company’s customers comprised 20%, 13% and 10%, respectively, of the Company’s consolidated revenues for the year ended December 31, 2009. None of the Company’s customers comprised more than 10% of the Company’s consolidated accounts receivable for the year ended December 31, 2009.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the United States. The Company has not experienced any historical losses in such accounts and believes that the risk of any loss is minimal. A majority of the funds held in the United States are invested in institutional money market funds.

Marketable Securities—All of the Company’s investments in marketable securities are classified as available-for-sale. These marketable securities are stated at fair value with any unrealized gains or losses recorded in accumulated other comprehensive income (loss), a component of equity, until realized. Other-than-temporary declines in market value from original cost are included in the current year’s operations. In determining whether an other-than-temporary decline in the market value has occurred, the Company considers the duration that, and extent to which, fair value of the investment is below its cost. Realized gains and losses are calculated based on specific identification to the individual securities involved with the resulting gains and losses included in non-operating income and expense on the consolidated statements of operations.

Accounts Receivable, net—Accounts receivable are recognized and carried at the original invoice amount less an allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts to reflect the expected uncollectibility of trade receivables. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s willingness or ability to pay, the effect of general economic conditions and the ongoing relationship with the customer. Accounts with outstanding balances longer than the payment terms are considered past due. The Company writes off trade receivables when it determines that they have become uncollectible.

The table below sets forth the Company’s allowance for doubtful accounts for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Balance at beginning of period	$1,232	$—	$—
Additions: Bad debt expense	2,206	94	—
Acquisition of CVR	—	1,138	—
Write-offs of uncollectible accounts	(802)	—	—

Balance at end of period	$2,636	$1,232	$—

Property, Plant and Equipment, net—Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Additions and major replacements or betterments are added to the assets at cost. Maintenance and repair costs and minor replacements are charged to expense when incurred. When assets are replaced or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the consolidated statement of operations.

Subsequent to the completion of the original 50-mile PVC pipeline in February 2010, HWR incurred significant costs for pipeline start up, commissioning, integrity testing and remediation. As a result, during the year ended December 31, 2011 and 2010, the Company recorded start up and commissioning expenses of approximately $2.1 million and $11.8 million, respectively, within operations.

Depreciation is computed using the following estimated useful lives:

Buildings	20-25 years
Motor vehicles	5-10 years
Disposal wells	10 years
Pipelines	30 years
Office equipment	5-10 years
Machinery and equipment	3-15 years

Goodwill and Intangibles—Goodwill represents the excess of the purchase price over the fair value of the net assets of the businesses acquired. Authoritative guidance requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments are required to estimate the fair value of a reporting unit including estimating future cash flows, determining appropriate discount rates and other assumptions. The Company performs this impairment analysis annually during the third quarter of each fiscal year. The Company adopted Accounting Standards Update (“ASU”) No. 2011- 08, Intangibles-Goodwill and Other (Topic 350) during the third quarter of 2011. The updated standard permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value before applying the more quantitative two-step impairment test. On September 30, 2011 the Company disposed of its bottled water segment and as such now operates as one reportable segment. The disposition and subsequent abandonment of the bottled water segment resulted in goodwill impairment of $6 million. Based on qualitative assessments, management does not believe it is more likely than not that the fair value of the remaining reporting unit is less than its carrying value. Intangible assets with estimatable lives are amortized in a pattern consistent with the asset’s identifiable cash flows or using a straight-line method over their remaining estimated benefit periods if the pattern of cash flows is not estimatable. See Note 7 of the Notes to Consolidated Financial Statements for additional disclosures related to goodwill and intangible assets.

Accounting for the Impairment of Long-Lived Assets other than Goodwill—In accordance with authoritative guidance, the Company reviews the carrying value of intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of their carrying amounts to the undiscounted cash flows that the asset or asset group is expected to generate. If the carrying amount of the assets exceeds the undiscounted cash flows the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

Fair Value of Financial Instruments—The carrying amounts of the Company’s cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying value of the Company’s marketable securities are adjusted to fair value as of the balance sheet date. The Company’s long-term debt, secured by various properties, bears interest at rates commensurate with market rates and therefore management believes carrying values approximate fair values. The fair value of the contingent consideration was determined using a probability-weighted discounted cash flow model.

Revenue Recognition—We recognize revenues in accordance with Staff Accounting Bulletin No 104, and accordingly all of the following criteria must be met for revenues to be recognized: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable and collectibility is reasonably assured. The majority of our revenue results from contracts with direct customers and revenues are generated upon performance of contracted services.

Services provided to our customers primarily include the transportation of fresh water and saltwater by Company-owned trucks or through a temporary or permanent water transport pipeline. Revenues are also generated through fees from our disposal wells and rental of tanks. Certain customers, limited to those under contract with us to utilize the pipeline, have an obligation to dispose of a minimum quantity (number of barrels) of saltwater over the contract period. Transportation and disposal rates are generally based on a fixed fee per barrel of disposal water or, in certain circumstances, transportation is based on an hourly rate. Revenue is recognized based on the number of barrels transported or disposed or at hourly rates for transportation. Rates for other services are based on negotiated rates with our customers and revenue is recognized when the services have been performed.

Income taxes—Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that will more likely than not be realized. The Company recognizes a tax position if it is more likely than not that it will be sustained upon examination. The tax position is measured at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2011 and 2010, the Company had no interest or penalties accrued for uncertain tax positions.

Reclassifications and Comparability

Certain reclassifications have been made to prior periods’ financial statements in order to conform them to the current period’s presentation.

Recently Issued Accounting Pronouncements

Fair Value Measurement

In May 2011, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 generally provides a uniform framework for fair value measurements and related disclosures between U.S. GAAP and International Financial Reporting Standards (“IFRS”). Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation process used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. This update is effective for annual and interim periods beginning on or after December 15, 2011. The effect of ASU 2011-04 on the consolidated financial statements and related disclosures is not expected to be significant.

Comprehensive Income

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220). ASU 2011-05 gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income were not changed. Additionally, no changes were made to the calculation and presentation of earnings per share. This update is effective for annual and interim periods beginning on or after December 15, 2011. The effect of ASU 2011-05 on the consolidated financial statements and related disclosures is not expected to be significant.

Intangibles—Goodwill and Other

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350) that permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two step goodwill impairment test. The updated guidance requires that, if an entity concludes that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount; it would not be required to perform the two-step impairment test for the reporting unit. The provisions of the updated guidance are effective for annual and interim periods beginning after December 15, 2011 with early adoption permitted. The Company adopted ASU 2011-08 in the third quarter of 2011. The adoption of this guidance did not affect the Company’s results of operations, financial position or liquidity.

Note 3—Business Acquisitions

In 2011, the Company completed the following acquisitions, with an aggregate purchase price of approximately $110.2 million, comprised of $88.5 million cash consideration (less cash acquired of $0.2 million), 2,700,844 shares of the Company’s common stock with an estimated fair value of approximately $16.9 million, and approximately $5.0 million of contingent consideration. In conjunction with these acquisitions, the Company incurred transaction costs of approximately $0.9 million, which are reported in selling, general and administrative expenses in the accompanying consolidated statements of operations. These acquisitions enhanced the service offerings of the Company and expanded its geographic coverage.

Company name	Form of acquisition	Date of acquisition
Bear Creek Services, LLC	Fresh water and produced water transportation assets and salt water disposal wells	April 1, 2011

Devonian Industries	Substantially all of the assets and certain liabilities	April 4, 2011

Sand Hill Foundation, LLC	Fresh water and produced water transportation assets and salt water disposal wells	April 12, 2011

Excalibur Energy Services, Inc. and Blackhawk, LLC	100% of the outstanding equity interests	May 5, 2011

Consolidated Petroleum, Inc.	Substantially all of the assets and certain liabilities	June 14, 2011

As of December 31, 2011 the final allocation of the purchase price for these acquisitions is summarized as follows:

Land	$1,281
Equipment	34,451
Salt Water disposal wells	14,000
Customer relationships	10,120
Disposal permits	2,340
Other assets	6,835
Goodwill	50,289
Deferred income tax liabilities	(3,956)
Other liabilities	(5,103)

Total	$110,257

The purchase agreement with Excalibur Energy Services, Inc. contains a contingent consideration clause in the form of an earn-out provision based upon the achievement of an $8.8 million EBITDA target at the end of the first fiscal year after the May 5, 2011 closing date. At the date of acquisition, the Company recorded a liability of $2.5 million as the estimated fair value of this contingent consideration. As of December 31, 2011, the Company determined that the performance based EBITDA target would not be met and accordingly recorded an increase to non-operating income of approximately $2.5 million, net of interest expense accretion, as a result of the change in the fair value of the contingent consideration. Additionally, another acquisition agreement contains contingent consideration whereby the seller is precluded from competing with the Company for a period of three years. The Company recorded $2.5 million as the estimated fair value of this contingent consideration. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and relates to the Company’s strategic growth into servicing shale or “unconventional” oil and gas exploration and the economies of scale expected from the acquisitions. Goodwill of $28.9 million and other intangible assets of $9.3 million are expected to be deductible for tax purposes.

Due to the immediate integration of the assets and operations of Bear Creek Services, LLC and Sand Hill Foundation, LLC it is not possible to separately determine the revenues and net income of those operations for the twelve months ended December 31, 2011. The amount of revenue and net income attributable to the remaining three acquisitions that is included in the Company’s consolidated financial statements from the respective date of the acquisition to the period ended December 31, 2011 are approximately $50.6 million and approximately $3.8 million, respectively.

Pro forma Financial Information

The following unaudited pro forma results of operations for the years ended December 31, 2011 and 2010, respectively, assumes that the acquisitions were completed at the beginning of the periods presented. The pro forma results include adjustments to reflect additional amortization of intangibles associated with the acquisitions, and other costs deemed to be non-recurring in nature.

	2011	2010
Pro forma revenues	$183,278	$92,337
Pro forma net income (loss) from continuing operations	617	(7,948)
Pro forma net income (loss) per share from continuing operations:
Basic and Diluted	$0.01	$(0.07)

The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisitions been effective as of January 1 of the respective years, or of future operations of the Company.

Acquisition of Complete Vacuum and Rental, Inc. (“CVR”)

On November 30, 2010 (the “Closing Date”), the Company purchased 100% of the outstanding equity interests of CVR, a company that operates an oilfield waste transportation and disposal business with a fleet of vacuum trucks, winch trucks and frac tanks operating from terminals in east Texas, northwest Louisiana and central Arkansas and a network of six deep injection disposal wells located in east Texas.

The initial purchase price was $47.0 million consisting of cash in the amount of $29.6 million, the issuance of 2,008,562 shares of the Company’s common stock (valued at approximately $7.8 million based on the market price of the Company’s common stock as of the Closing Date) and contingent consideration valued at approximately $9.6 million. The stock portion of the purchase price issued to CVR’s former stockholders and certain employees were issued pursuant to the exemption from registration provided by Section 4(2) of the United States Securities Act of 1933, as amended. There were no underwriters employed in connection with the issuance of these securities.

The allocation of the purchase price was based on determination of the fair value of tangible and intangible assets acquired and liabilities assumed as of the Closing Date. The following table summarizes the allocation of the purchase price:

Cash	$1,024
Accounts receivable	12,283
Other assets	1,132
Fixed assets	44,976
Customer relationships	2,610
Disposal permits	137
Goodwill	33,751

Total assets	$95,913

Accounts payable and accrued liabilities	$(9,991)
Deferred income tax liabilities	(9,316)
Other liabilities	(29,590)

Total liabilities assumed	(48,897)

Total purchase price	$47,016

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and relates to the economies of scale expected from the acquisition. Of the $33.8 million recorded as goodwill, none is expected to be deductible for tax purposes.

In addition to the initial purchase price, the Company may make additional payments to CVR’s former shareholders upon the achievement of an EBITDA target of $20.0 million for each of the fiscal years 2011, 2012 and 2013. The Company is to pay CVR’s former shareholders an additional $2.0 million plus one-half of the amount by which EBITDA exceeds $20.0 million for the relevant fiscal year (the “Earn-Out Payments”). The Earn-Out Payments are to be paid in a combination of 70% cash and 30% of the Company’s common stock, up to an aggregate maximum amount equal to $12.0 million in total. The specific number of shares of the Company’s common stock to be included in each Earn-Out Payment shall be computed as the average of the closing sales price of the Company’s common stock on the New York Stock Exchange for the 10 trading days immediately prior to the issuance of the shares.

The fair value of the contingent consideration at the Closing Date was determined to be approximately $9.6 million using a probability-weighted discounted cash flow model. In accordance with the authoritative guidance for business combinations, the contingent consideration is considered to be a liability and accordingly will be subject to further valuation and remeasurement at interim reporting dates with any changes recognized in earnings. The Company recorded a decrease to non-operating income of approximately $0.8 million, net of interest expense accretion, during the year ended December 31, 2011 as a result of the change in the fair value of the contingent consideration relating to the earn-out.

Acquisition of Charis Partners, LLC, Greer Exploration Corporation, and Silversword Partnerships

On July 1, 2009, the Company, through HWR, completed the purchase of all the limited liability company interests of Charis Partners, LLC and all of the assets of Greer Exploration Corporation and Silversword Partnerships. The aggregate purchase price of approximately $23 million consisted of cash totaling $17 million and the issuance of 1,576,577 shares of its common stock (valued at approximately $6.1 million based on the market price of the Company’s common stock as of July 1, 2009). These assets underlie a multi-modal saltwater disposal, treatment and pipeline transportation business in Texas and Louisiana serving customers seeking to dispose of saltwater and frac fluid generated in their oil and gas operations. The goodwill related to the acquisition was approximately $7.2 million as of December 31, 2009. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and relates to the economies of scale expected from the acquisition. Of the $7.2 million recorded as goodwill, all of which is expected to be deductible for tax purposes.

In addition to the initial purchase price, the Company makes quarterly cash payments of $175,000 from July 2009 through April 2012 (totaling $2,100,000) in accordance with the transaction documents. The Company was obligated to make an additional payment of $5 million upon the achievement of certain financial performance targets in 2010 and 2011. As a result of the significant costs incurred during the quarter ended June 30, 2010 for pipeline start-up, commissioning, and pipeline integrity testing, which continued into the first half of 2011, management determined that the contingent consideration obligation related to the profitability targets for 2011 and 2010 would not be met. The Company recorded an increase to non-operating income of approximately $4.1 million and $3.9 million, net of interest expense accretion, during the years ended December 31, 2011 and 2010, respectively, as a result of the change in the fair value of the contingent consideration relating to the earn-outs.

Purchase Price

The acquisition of the assets was recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations.

The purchase price is determined as follows:

Cash paid to sellers	$16,566
Market value of Heckmann’s common stock issued on Closing Date	6,101
Cash to be paid to sellers in quarterly installments	1,784
Acquisition consideration payable	900
Contingent consideration, due on achieving milestone	7,887

Total purchase price	$33,238

The allocation of the purchase price was based on the determination of the fair value of tangible and intangible assets acquired and liabilities assumed as of the Closing Date. The following table summarizes the allocation of the purchase price:

Inventory	$1,102
Fixed Assets	6,106
Customer relationships	1,741
Customer contracts	17,352
Disposal permits	110
Goodwill	7,259
Deferred income tax liabilities	(432)

Total	$33,238

The goodwill related to the acquisition was approximately $7.3 million as of December 31, 2009. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and relates to the economies of scale expected from the acquisition. Of the $7.3 million recorded as goodwill, none is expected to be deductible for tax purposes.

Note 4—Investments

The amortized cost, gross unrealized holding gains and losses, and fair value of held-to-maturity and available-for sale securities as of December 31, 2011 and 2010 are as follows:

	Contractual Maturity (in years)	Amortized Cost	Gross Unrealized Holding		Fair Value
			Gains	Losses
December 31, 2011
Available-for-sale:
Current:
Corporate Notes	1	$5,161	$8	$—	$5,169

December 31, 2010
Held-to-maturity:
Certificates of deposit	1	$11,830	$—	$—	$11,830

Available-for-sale:
Current:
U.S. Government Agencies	1	$13,026	$14	$—	$13,040
U.S. Government Securities	1	16,168	10	5	16,173
Corporate Notes	1	46,178	169	6	46,341

		75,372	193	11	75,554

Noncurrent:
U.S. Government Agencies	2-3	1,035	30	—	1,065
U.S. Government Securities	2-3	2,925	—	11	2,914
Corporate Notes	2-3	10,537	123	20	10,640

		14,497	153	31	14,619

		$89,869	$346	$42	$90,173

Available-for-sale and held to maturity securities as of December 31, 2011 with an amortized cost and fair value of $5,161 and $5,169, respectively, mature in 2012.

Investment in Underground Solutions, Inc.

On May 6, 2009, the Company purchased approximately 7% of the equity of Underground Solutions, Inc. (“UGSI”), a water infrastructure and pipeline supplier located in Poway, California for approximately $6.8 million in cash. On December 10, 2009, the Company purchased 1.0 million preferred shares of UGSI for approximately $0.4 million in cash. Equity investments in companies over which the Company has no ability to exercise significant influence are accounted for under the cost method. Accordingly, this investment is accounted for under the cost method. The Chief Executive Officer of UGSI serves as a member of the Board of Directors of the Company.

Investment in Energy Transfer Water Solutions, JV LLC

The Company formed a joint venture with Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) in 2010. The joint venture with ETP was a 50/50 partnership that was primarily designed to develop water pipeline infrastructure and treatment solutions for oil and gas producers in the Marcellus Shale area in Pennsylvania, and in the Haynesville Shale areas in Louisiana and Texas, and potentially other areas. On July 8, 2011, the joint venture was formally terminated and dissolved by the parties. During the years ended December 31, 2011 and 2010, the Company recorded losses of $462,000 and $689,000 on this equity investment.

Note 5—Fair Value Measurements

The Company measures certain assets and liabilities pursuant to accounting guidance which establishes a three-tier fair value hierarchy and prioritizes the inputs used in measuring fair value. Theses tiers include:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

•	Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3: Unobservable inputs are used when little or no market data is available.

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011 and 2010, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	December 31, 2011	Significant Other Observable Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Corporate Notes	$5,169	$5,169	$—	$—

Liabilities:
Contingent consideration	$13,597	$—	$—	$13,597

	December 31, 2010	Significant Other Observable Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Certificates of deposit	$11,830	$11,830	$—	$—
U.S. Government Agencies	14,105	14,105	—	—
Corporate Notes	56,981	56,981	—	—
U.S. Government Securities	19,087	19,087	—	—

Total	$102,003	$102,003	$—	$—

Liabilities:
Contingent consideration	$13,701	$—	$—	$13,701

The fair value of the contingent consideration was determined using a probability-weighted income approach at the acquisition date and is revalued at each reporting date or more frequently if circumstances dictate based on changes in the discount periods and rates, changes in the timing and amount of the revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the obligations. Contingent consideration is included within “Accrued expenses” and “Other long-term liabilities” in the Company’s consolidated balance sheet. Changes in the fair value of these obligations are recorded as income or expense within the line item “Other income (expense), net” in the Company’s consolidated statements of operations. Accretion expense related to the increase in the net present value of the contingent liabilities is included in interest expense for the period. The fair value measurement is based on significant inputs not observable in the market, which are referred to as Level 3 inputs. Changes in the fair value of the Level 3 liabilities for the year ended December 31, 2011 and 2010 are as follows:

	2011	2010
Balance at beginning of period	$13,701	$7,887
Additions (Note 3)	5,000	9,584
Change in accretion	1,173	462
Payments	(500)	—
Change in fair value of contingent consideration	(5,777)	(4,232)

Balance at end of period	$13,597	$13,701

In addition to the Company’s assets and liabilities that are measured at fair value on a recurring basis, the Company is required, by generally accepted accounting principles in the United States, to record certain assets and liabilities at fair value on a nonrecurring basis. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges. During the year ended December 31, 2010, the Company recorded an impairment charge of approximately $3.4 million related to its 48% equity interest in China Bottles, as the decrease in fair value of the investment was deemed to be other than temporary. This expense is included in discontinued operations in the consolidated statements of operations for the year ended December 31, 2010. Equity method investments are measured at fair value on a nonrecurring basis when deemed necessary, using observable inputs such as trading prices of the stock as well as using discounted cash flows, incorporating adjusted available market discount rate information and the Company’s estimates for liquidity risk.

The Company recognized a non-cash charge of approximately $357.5 million during the year ended December 31, 2009 related to the impairment of goodwill applicable to the acquisition of China Water, which is included in discontinued operations. The carrying value of the asset prior to the impairment was approximately $363.9 million (including purchase price adjustments of approximately $54 million). The estimated fair value of the asset at December 31, 2009 is approximately $6.3 million and was based on Level 3 inputs. The fair value of the China Water assets was estimated using a discounted cash flow model, considering future anticipated revenues, operating costs, a risk adjusted discount rate, and other factors.

The Company recognized an other-than-temporary decline of $1.2 million related to the retained noncontrolling interest in ShenYang. Subsequent to the deconsolidation of ShenYang, management determined that the retained noncontrolling interest was of no value and accordingly fully-impaired this asset as of September 30, 2009. This expense is included in discontinued operations for the twelve month period ended December 31, 2009.

The Company also recognized an impairment charge of $6.8 million relating primarily to construction in process of $3.8 million and property, plant and equipment associated with exiting China Waters Beijing facility of $2.4 million. Management determined that the carrying amount of these assets could not be recovered as of September 30, 2009 and in management’s judgment these assets were fully-impaired. This expense is included in discontinued operations for the twelve month period ended December 31, 2009.

Note 6—Property, Plant and Equipment, net

Property, plant and equipment consist of the following:

	December 31,
	2011	2010
Land	$2,254	$—
Buildings	5,090	4,356
Pipelines	61,374	31,265
Disposal wells	48,623	17,381
Machinery and equipment	69,616	19,316
Motor vehicles	74,028	12,801
Office equipment	1,301	345

	262,286	85,464

Accumulated depreciation	(25,128)	(3,850)

Construction in process	32,896	4,082

Property, Plant and equipment, net of accumulated depreciation	$270,054	$85,696

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was approximately $21.4 million, $3.4 million and $0.6 million respectively. All of the depreciation expense was recorded in cost of sales.

Note 7—Goodwill and Intangible Assets

Goodwill

Goodwill activity for 2011 and 2010 is as follows:

Net Book Value at December 31, 2010	Additions	Other Adjustments	Net Book Value at December 31, 2011
$41,008	$50,289	$(1,289)	$90,008

Net Book Value at December 31, 2009	Additions	Other Adjustments	Net Book Value at December 31, 2010
$ 7,257	$33,751	$—	$41,008

During the second quarter of 2011, the Company recorded additions to goodwill of $50.3 million in connection with five acquisitions completed during the quarter (Note 3). The Company also recorded a reduction to goodwill of $1.3 million related to other purchase accounting adjustments during the year ended December 31, 2011. During the fourth quarter of 2010, the Company recorded additions to goodwill of $33.8 million in connection with the acquisition of CVR (Note 3).

Intangible Assets

Intangible assets consisted of the following:

	Weighted- Average Amortization (in years)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net
As of December 31, 2011:
Customer relationships	8	14,767	(2,994)	11,773
Disposal permits	10	2,585	(180)	2,405
Customer contracts	15-17	17,352	(2,041)	15,311

	11	$34,704	$(5,215)	$29,489

As of December 31, 2010:
Customer relationships	7-8	4,352	(318)	4,034
Disposal permits	10	248	(22)	226
Customer contracts	15-17	17,352	(1,007)	16,345

	14	$21,952	$(1,347)	$20,605

Estimated amortization expense of the next five years and thereafter is as follows:

2012	$4,765
2013	3,934
2014	3,306
2015	2,844
2016	2,458
Thereafter	12,182

Total	$29,489

Amortization expense, included in general and administrative expense, for years ended December 31, 2011, 2010 and 2009 was $3.9 million, $1.2 million and $0.1 million, respectively.

Note 8—Equity and Stock-Based Compensation

Founders’ Units

On June 21, 2007, the Company sold 14,375,000 units for an aggregate purchase at a price of $71,875 or $0.005 per unit, to the Company’s founders. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. Upon the consummation of the Company’s initial public offering and the partial exercise of the over-allotment option by the underwriters, 845,000 units were redeemed for $4,225. Of the remaining founders’ units and net of redemption, 13,152,746 founders’ units were issued to Heckmann Acquisition, LLC.

Initial Public Offering

On November 16, 2007, the Company sold 54,116,800 units (“Units”) in its initial public offering at a price of $8.00 per Unit and received proceeds of $428,071,040, net of underwriting discounts and commissions of $10,823,360 (including $19,482,048 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). Each Unit consisted of one share of the Company’s common stock, $.001 par value, and one redeemable common stock purchase warrant. Each warrant entitled the holder to purchase from the Company one share of common stock at an exercise price of $6.00 per share commencing on November 9, 2008. The warrants expired on November 9, 2011. In connection with the explanation of the warrants, the Units were terminated. The shares of the Company’s common stock that were issued as part of the Units remain outstanding.

Sponsors’ Warrants

Immediately prior to the Company’s initial public offering, the initial stockholders of the Company purchased an aggregate of 7,000,000 warrants at $1.00 per warrant from the Company in a private placement offering. The warrants sold in the private placement were identical to the warrants sold in the Company’s initial public offering except that the initial stockholders’ warrants are not redeemable by the Company as long as they are held by the initial stockholders. The initial stockholders’ warrants are entitled to registration rights and the Company has satisfied its obligations with respect thereto. These warrants expired on November 9, 2011.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2011, 2010 or 2009, no shares of preferred stock were outstanding.

Expiration and Cancellation of Listed Units and Warrants

Prior to their expiration on November 9, 2011 described below, we had outstanding publicly-issued Units, each consisting of one share of our common stock and a warrant entitling the holder to purchase from us one share of our common stock at an exercise price of $6.00. The Company also had outstanding publicly-issued warrants entitling the holder to purchase from us one share of our common stock at an exercise price of $6.00. The Units and the warrants were listed on the New York Stock Exchange, or NYSE. On November 9, 2011, all of the then-outstanding unexercised listed warrants, including the warrants issued with the Units, expired at 5 p.m. Eastern time and were cancelled. Prior to their expiration, 7,985,209 of the listed warrants were exercised for $47.9 million in cash. During the fourth quarter of 2011 and upon expiration, the remaining publicly listed warrants and units were delisted from the NYSE. The shares of our common stock that were issued as part of the Units remain outstanding and are listed and trade with our shares of common stock on the NYSE under the symbol “HEK.” Subsequent to the cancellation and expiration of the warrants and the Units, we have remaining outstanding approximately 1.56 million privately-issued warrants, of which approximately 0.94 million are exercisable at $6.38 per share and expire on January 24, 2013, and approximately 0.62 million are exercisable at $2.02 per share and expire on August 22, 2012. The privately-issued warrants are not listed on any exchange.

Stock Options

The Company grants stock options, stock appreciation rights, restricted common stock and restricted stock units, performance shares and units, other stock-based awards and cash-based awards to employees, directors, consultants and advisors of the Company in accordance with the Heckmann Corporation 2009 Equity Incentive Plan (the “2009 Plan”). The 2009 Plan authorizes the issuance of up to 5,000,000 shares of common stock through the issuance of stock-based awards. The Company has 963,393 shares of common stock available for awards under the 2009 Plan as of December 31, 2011.

The Company has granted a total of 2,817,500 common stock options under the terms of the 2009 Plan. Stock options generally vest over a three year period. The exercise price for options is generally equal to the market price of the Company’s common stock at the grant dates. The maximum contractual term of stock options is 10 years. The Company estimates the fair value of stock options granted to employees using a Black-Scholes option-pricing model. The assumptions used to estimate the fair value of stock awards granted in the years ended December 31, 2011, 2010 and 2009 are as follows:

	Year ended December 31,
	2011	2010	2009
Volatility	34.6%	34.8%	33.9%
Expected term (years)	10	10	10
Risk free interest rate	2.7%	3.6%	3.5%
Expected dividend yield	0%	0%	0%

The expected term of stock options represents the period of time that the stock options granted are expected to be outstanding taking into consideration the contractual term of the options and post-vesting termination and option exercise behaviors of the Company’s employees. The expected volatility is based on the historical price volatility of the Company’s common stock. The risk-free interest rate represents the U.S. Treasury bill rate for the expected term of the related stock options. The dividend yield represents the Company’s anticipated cash dividend over the expected term of the stock options.

Stock-based compensation expense for stock options is included in general and administrative expense in the statements of operations on a straight line basis, over the applicable vesting period, and totaled approximately $1,405,200, $536,900 and $136,200 for the years ended December 31, 2011, 2010, and 2009, respectively. In addition, approximately $461,600 of stock-based compensation cost was included in the results from discontinued operations for the year ended December 31, 2011. Included in this cost is expense recorded in conjunction with vesting approximately 333,500 stock options previously granted to employees in the PRC which were accelerated upon closing of the share purchase agreement (Note 12).

As of December 31, 2011, there was approximately $3.9 million of unrecognized compensation expense for stock options, which is expected to be recognized over a weighted-average period of approximately 1.7 years.

Following is a summary of stock option activity as of December 31, 2011, and changes during the year then ended:

	Underlying Shares	Weighted Avg. Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value as of December 31, 2011
	(In thousands, except per share data)
Outstanding at January 1, 2011	1,685	$3.96
Granted	998	5.86
Exercised	—	—
Forfeited or expired	(22)	4.36

Outstanding at December 31, 2011	2,661	$4.67	8.89	$5,273

Exercisable at December 31, 2011	886	$3.96	8.31	$2,331

Vested and expected to vest at December 31, 2011	2,661	$4.67	8.89	$5,273

The weighted-average grant-date fair value of options granted during the years ended December 31, 2011, 2010 and 2009 was $2.89, $3.96 and $2.04, respectively.

The total intrinsic value of options exercised during the year ended December 31, 2010 was approximately $72,700. There were no options exercised during the years ended December 31, 2011 or 2009. The total intrinsic value of options as of December 31, 2011 is based on the difference between the weighted average exercise price and the Company’s closing stock price on December 30, 2011 (the last business day of 2011) of $6.65.

Restricted Common Stock

The Company has granted a total of 1,320,478 shares of restricted common stock under the terms of the 2009 Plan. Shares of restricted common stock generally vest over a two or three year period and are valued at an amount equal to the market price of the Company’s common stock at the grant dates. The weighted-average grant-date fair value of restricted common stock granted during the years ended December 31, 2011, 2010 and 2009 was $5.99, $3.90 and $4.20, respectively.

Following is a summary of the status of the Company’s non-vested shares of restricted common stock as of December 31, 2011 and 2010 and changes during the years then ended:

	2011		2010
	Underlying Shares	Weighted Avg. Grant Date Fair Value	Underlying Shares	Weighted Avg. Grant Date Fair Value
Non-vested at January 1	204	$3.97	187	$4.20
Granted	489	5.99	191	3.90
Vested	(126)	4.02	(174)	4.13
Forfeited	—	—	—	—

Non-vested at December 31	567	$5.70	204	$3.97

Stock-based compensation expense for restricted common stock is included in general and administrative expense in the statements of operations and totaled approximately $936,000, $427,400 and $1,925,600, for the years ended December 31, 2011, 2010 and 2009, respectively. The total income tax benefit recognized in the statements of operations for restricted common stock totaled approximately $192,900, $36,100 and $171,400 for 2011, 2010 and 2009, respectively.

As of December 31, 2011, there was approximately $2.8 million of unrecognized compensation expense for restricted common stock, which is expected to be recognized over a weighted-average period of approximately 1.7 years. The total fair value of shares vested during the years ended December 31, 2011, 2010 and 2009 was approximately $839,200, $875,500 and $1,887,900, respectively.

Approximately 71,000 shares of restricted common stock were issued in connection with the acquisition of CVR in 2010 and the related compensation cost was capitalized as part of the purchase price.

Note 9—Income Taxes

The Company’s provision for income taxes consists of:

	Year ended December 31,
	2011	2010	2009
Current income tax expense (benefit):
Federal	$—	$(2,746)	$649
State	500	61	25

Total current	500	(2,685)	674

Deferred income tax benefit:
Federal	(4,277)	(719)	(754)

Total income tax benefit	$(3,777)	$(3,404)	$(80)

The difference between the actual income tax expense and that computed by applying the United States federal income tax rate of 35% to pretax income (loss) from continuing operations is summarized below:

	Year ended December 31,
	2011	2010	2009
U.S. federal income tax benefit	35.0%	35.0%	35.0%
U.S. personal holding company tax	0.0	2.2	0.0
State and local income taxes net of federal benefit	-8.4	3.9	5.2
Compensation	-3.7	-1.1	0.0
Transaction costs	-10.2	-1.1	-0.1
Change in fair value of contingent consideration	6.7	8.6	0.0
Loss on Disposal of China Water	976.9	0.0	0.0
Valuation allowance	-909.5	-26.0	-37.0
Other	10.4	3.4	-0.8

Effective tax benefit rate	97.2%	24.9%	2.3%

Significant components of the Company’s deferred tax assets and liabilities as of December 31,2011 and 2010 are as follows:

	2011	2010
Deferred tax assets
Other	$2,528	$3,154
Reserves	1,593	—
Net operating losses	97,733	12,223

Total	101,854	15,377
Valuation allowance	(40,188)	(4,854)

Total deferred tax assets	61,666	10,523

Deferred tax liabilities
Fixed assets and intangibles	$(68,467)	$(18,646)
Other	(79)	(650)

Total deferred tax liabilities	(68,546)	(19,296)

Net deferred tax liability	$(6,880)	$(8,773)

A reconciliation of the beginning and ending amounts of the Company’s valuation allowance on deferred tax assets for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Balance at beginning of the year	$4,854	$1,256	$—
Additions to valuation allowance	35,334	3,598	1,256

Balance at end of the year	$40,188	$4,854	$1,256

The Company has domestic net operating loss carryfowards that were generated in the years ended December 31, 2011, 2010 and 2009. The net operating loss carry forwards are recorded as a deferred tax asset of approximately $98 million. The deferred tax asset relates to net operating losses that can be carried forward to December 31, 2031. Deferred tax assets are reduced by a valuation allowance if it is more likely than not some portion or all of the deferred tax asset will not be realized. During the year ended December 31, 2011 the Company increased its valuation allowance by $35.3 million, in recognition of the future realizability of this portion of the deferred tax assets.

Note 10—Debt

On September 7, 2011, we entered into a $160 million senior secured credit agreement (the “New Credit Facility”), comprising a $70 million term loan facility and a $90 million revolving credit facility, with Regions Bank, as administrative and collateral agent, RBS Citizens Bank, N.A. and First National Bank of Pennsylvania, as co-syndication agents, and the lenders party thereto (the “Lenders”). The New Credit Facility also has an uncommitted “accordion” feature that permits us to increase borrowings under the revolving credit facility by up to an additional $40 million. As required under our New Credit Facility, we have entered into a floating-to-fixed interest swap agreement with a notional value of $35 million. The Company has elected not to use hedge accounting for the interest swap agreement. The financial impact of the interest swap agreement was immaterial to the consolidated financial statements at December 31, 2011. Each of the term loan and revolving credit facilities matures on September 7, 2015. The term loan bears interest at the 30 day LIBOR Index Rate plus an applicable margin as determined by certain levels of a consolidated leverage ratio. At December 31, 2011 the margin was 4.0% and the interest rate applicable to the term loan was approximately 4.3%. The term loan requires scheduled quarterly principal payments of approximately $2.6 million through June 30, 2015 following which the outstanding principal balance becomes due. The revolving credit facility bears interest in a manner similar to the term loan. At December 31, 2011 the margin for the revolving credit facility was 4.0% and the applicable interest rate was approximately 4.4%.

Our obligations under the New Credit Facility are secured by all of our present and future property and assets, real and personal (with the exception of certain specified equipment), as well as a pledge of all of the capital stock or ownership interests in our current and future domestic subsidiaries and up to 65% of the equity interests in our non-U.S. subsidiaries (other than China Water and its subsidiaries). The terms of the Credit Agreement require the Company to comply, on a quarterly basis, with certain financial covenants, including a consolidated net leverage ratio, consolidated funded debt to total capitalization ratio, consolidated fixed charge coverage ratio and consolidated adjusted EBITDA, as defined. The Company met its financial covenants in the fourth quarter of 2011. The Company must also maintain a minimum balance of cash and cash equivalents of $20 million.

In conjunction with closing the New Credit Facility the Company repaid $67,236 million of existing debt with proceeds from the term loan. In 2011, the Company also drew $72,799 million under the revolving credit facility.

Total debt is comprised of the following at December 31, 2011 and 2010:

	2011	2010
Revolving credit facility	$72,799	$—
Term loan due through 2015	67,375	—
CVR credit facilities	—	31,335
Other vehicle financings payable due through 2015	3,896	360

Total debt	144,070	31,695
Less: current portion	(11,914)	(11,221)

Total long-term debt	$132,156	$20,474

The aggregate debt maturities at December 31, 2011 were as follows:

2012	$11,914
2013	11,776
2014	11,373
2015	109,007

Total obligations and commitments	$144,070

Note 11—Commitments and Contingencies

Leases

Future minimum lease payments (including interest) for continuing operations under non-cancelable operating leases and capital leases at December 31, 2011 were as follows:

Certain facilities and equipment are leased under operating leases expiring at various dates. Most of the operating leases contain renewal options. Certain vehicles are leased under capital leases that expire in 2013. Total expense for all operating leases was $0.6 million, $0.2 million and $0.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

	Operating Leases	Capital Leases
2012	$790	$467
2013	697	312
2014	532	—
2015	357	—
2016	214	—
Thereafter	201	—

Total minimum lease payments	$2,791	$779
Less amounts representing interest		(46)

Present value of minimum lease payments		$733
Less current portion		430

Non-current portion		$303

Environmental Liabilities

The Company complies with the environmental protection laws and regulatory framework of the United States and the individual states where it operates water gathering pipelines and salt water disposal wells. The Company has installed safety, monitoring and environmental protection equipment such as pressure sensors and relief valves, and has established reporting and responsibility protocols for environmental protection and reporting to relevant local environmental protection departments. In Texas and Louisiana, the Company is subject to rules and regulations promulgated by the Texas Railroad Commission, the Texas Commission on Environmental Quality and the Louisiana Department of Environmental Quality, all of which are designed to protect the environment and monitor compliance with water quality. Management believes the Company is in material compliance with all applicable environmental protection laws and regulations in the United States, Texas and Louisiana.

Litigation

We are party to various litigation matters, including regulatory and administrative proceedings arising out of the normal course of business, the more significant of which are summarized below. The ultimate outcome of each of these matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome be reasonably estimated presently for every case. The liability we may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result of these matters, may potentially be material to our financial position or results of operations. We review our litigation activities and determine if an unfavorable outcome to us is considered “remote,” “reasonably possible” or “probable” as defined by U.S. GAAP. Where we have determined an unfavorable outcome is probable and is reasonably estimable, we have accrued for potential litigation losses. In addition to the matters described below, we are involved in various other claims and legal actions, including regulatory and administrative proceedings arising out of the normal course of our business. We do not expect that the outcome of such other claims and legal actions will have a material adverse effect on our financial position or results of operations.

Class Action. On May 21, 2010, Richard P. Gielata, an individual purporting to act on behalf of stockholders, served a class action lawsuit filed May 6, 2010 against the Company and various directors and officers in the United States District Court for the District of Delaware captioned In re Heckmann Corporation Securities Class Action (C.A. No. 10-378-LPS-MPT) (the “Class Action”). The Class Action alleges violations of federal securities laws in connection with the acquisition of China Water. The Company responded by filing a motion to transfer the Class Action to California and a motion to dismiss the case. On October 6, 2010, the Magistrate Judge issued a report and recommendation to the District Court Judge to deny the motion to transfer. On October 8, 2010, the court-appointed lead plaintiff, Matthew Haberkorn, filed an Amended Class Action Complaint that adds China Water as a defendant. On October 25, 2010, the Company filed objections to the Magistrate Judge’s report and recommendation on the motion to transfer. The court adopted the report and recommendation on the motion to transfer on March 31, 2011. The Company filed a motion to dismiss the Amended Class Action Complaint and a reply to lead plaintiff’s opposition to the motion to dismiss. On June 16, 2011, the Magistrate Judge issued a report and recommendation to the District Court Judge to deny the motion to dismiss. The Company filed objections to the Magistrate Judge’s report and recommendation on the motion to dismiss. Plaintiff has filed a response to the Company’s objections. On October 25, 2011, the court heard oral argument on the Company’s objections to the report and recommendation on the motion to dismiss. The court has not yet ruled on the objections. On February 2, 2012, Plaintiff filed motion to modify the automatic discovery stay in place pursuant to the Private Securities Litigation Reform Act. The Company filed an opposition on February 13, 2012. On February 15, 2012, the Magistrate Judge entered an order modifying the discovery stay and requiring the Company to produce documents to plaintiff that have been produced in the Derivative Action described below.

Derivative Action. On November 18, 2010, Melissa Hess filed a stockholder derivative complaint, purportedly on behalf of the Company, against various officers and directors in the Superior Court of California, County of Riverside [captioned Hess v. Heckmann, et al.] (the “Derivative Action”). The Derivative Action alleges claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment in connection with the acquisition of China Water. The Company responded to the Derivative Action on February 1, 2011 by filing a motion to stay the case until the Class Action is resolved and a demurrer seeking to dismiss the case. The Company filed a reply to Plaintiff’s opposition to the motion to stay and demurrer on May 25, 2011. The court held a hearing on the demurrer and motion to stay on June 21, 2011. On July 20, 2011, the court issued orders overruling the Company’s demurrer and denying its motion to stay the Derivative Action. On August 24, 2011, the Company’s board of directors formed a special litigation committee and delegated to the special litigation committee the Board’s full power and authority to investigate the Derivative Action to determine whether it is in the best interests of the Company to allow the Derivative Action to proceed on behalf of the Company. On September 2, 2011, the Company filed a motion to stay the Derivative Action pending completion of the special litigation committee’s investigation and determination. On September 26, 2011, the Court held a hearing on the Company’s motion to stay. On October 3, 2011, the court issued an order denying the Company’s motion to stay without prejudice and a separate order requiring Defendants to respond to plaintiff’s request for production of documents within thirty days. On October 28, 2011, the special litigation committee filed a motion to stay the Derivative Action pending completion of its investigation and determination. After meeting and conferring on discovery matters, on December 2, 2011, the special litigation committee, plaintiff and defendants entered into a stipulation and proposed order to vacate the motion to stay filed by the special litigation committee, and, on December 5, 2011, the Court entered the order.

The outcome of the Class Action and Derivative Action could have a material adverse effect on our consolidated financial statements.

On June 10, 2011, we received a subpoena from the Denver Regional Office of the SEC seeking information and documents concerning the Company’s acquisition of China Water in 2008. The Company is cooperating fully with the SEC with respect to its requests.

Note 12—Discontinued Operations

On September 30, 2011, the Company, through its wholly-owned subsidiary, China Water, entered into a Share Purchase Agreement (the “SPA”) by and among Pacific Water & Drinks (HK) Group Limited (f/k/a Sino Bloom Investments Limited), a Hong Kong company (“Buyer”), China Water, as Seller, and China Water Drinks (H.K.) Holdings Limited, a Hong Kong company (“Target”), pursuant to which China Water agreed to sell 100% of the equity interests in Target to Buyer in exchange for shares in Buyer equal to ten percent of the Buyer’s outstanding equity. Upon completion of the sale, the Company abandoned the remaining non-U.S. legal entities that were part of its original acquisition of China Water.

The following table details selected financial information of discontinued operations:

	December 31,
	2011	2010	2009
Revenue	$20,560	$30,483	$32,155
Pretax loss from operations	(4,881)	(4,048)	(392,000)
Income tax expense	(100)	(345)	(78)

Loss from operations	(4,981)	(4,393)	(392,078)
Loss from disposal, net of tax of $0	(17,917)	—	—

Loss from discontinued operations	$(22,898)	$(4,393)	$(392,078)

The Company has presented those assets and liabilities related to the discontinued operations separately on the balance sheet as of December 31, 2010. The carrying value of the assets and liabilities of discontinued operations as of December 31, 2010, were as follows:

Assets:
Cash	$10,460
Accounts receivable	4,133
Inventory	1,726
Other current assets	899
Property plant and equipment	17,922
Intangible assets	10,263
Other non-current assets	179

Assets held for sale	$45,582

Liabilities:
Accounts payable	$13,723
Accrued expenses	10,100
Other non-current liabilities	1,673

Liabilities held for sale	$25,496

Note 13—Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the years ended December 31, 2011 and 2010.

	Three Months Ended
	March 31, 2011		June 30, 2011		September 30, 2011	December 31, 2011
Revenue		$18,231		$39,167	$47,768		$51,671
Gross profit		4,410		10,112	11,978		6,828
Income (loss) from continuing operations		(539)		317	2,594		(2,480)
Income (loss) from discontinued operations		904		(134)	(23,668)		—
Net income (loss) attributable to common stockholders		$365		$183	$(21,074)		$(2,480)
Income (loss) per share from continuing operations:
Basic	$	*	$	*	$0.02		$(0.02)
Diluted		*		*	0.02		(0.02)
Income (loss) per share from discontinued operations: (1)
Basic		$0.01	$	*	$(0.21)	$	*
Diluted		0.01		*	(0.21)		*
Total: (1)
Basic	$	*	$	*	$(0.19)		$(0.02)
Diluted		*		*	(0.19)		(0.02)

*	Amount is less than $0.01.

	Three Months Ended
	March 31, 2010		June 30, 2010	September 30, 2010		December 31, 2010
Revenue		$2,095	$2,473		$1,939		$8,701
Gross profit		445	710		190		2,526
Income (loss) from continuing operations		186	(6,979)		(2,217)		(1,290)
Income (loss) from discontinued operations		(414)	(5,860)		312		1,569
Net income (loss) attributable to common stockholders		$(228)	$(12,839)		$(1,905)		$279
Income (loss) per share from continuing operations:
Basic	$	*	$(0.06)		$(0.02)		$(0.02)
Diluted		*	(0.06)		(0.02)		(0.02)
Income (loss) per share from discontinued operations: (1)
Basic	$	*	$(0.06)	$	*		$0.02
Diluted		*	(0.06)		*		0.02
Total: (1)
Basic	$	*	$(0.12)		$(0.02)	$	*
Diluted		*	(0.12)		(0.02)		*

*	Amount is less than $0.01.
(1)	Totals may not equal corresponding amounts on the Consolidated Statements of Operations due to rounding.

Note 14—Subsequent Events

On March 8, 2012, the Company entered into a definitive Stock Purchase Agreement pursuant to which the Company would acquire all of the outstanding shares of TFI Holdings, Inc. (“TFI”) for $245 million. Headquartered in Scottsdale, Arizona, through its wholly-owned operating subsidiary, Thermo Fluids, Inc., TFI provides route-based environmental services and waste recycling solutions.

Independent Auditor’s Report

To the Board of Directors and

Stockholder of TFI Holdings, Inc.

Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of TFI Holdings, Inc. and its subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholder’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Phoenix, Arizona

March 5, 2012

Member of the RSM International network of independent accounting, tax and consulting firms

TFI Holdings, Inc.

Consolidated Balance Sheets

December 31, 2011 and 2010

ASSETS	2011	2010
CURRENT ASSETS
Cash	$2,856,587	$229,866
Accounts receivable, net of allowance of approximately $589,000 and $164,000, respectively	12,282,243	9,020,055
Inventories	1,436,845	1,264,339
Prepaid expenses and other current assets	1,640,490	1,219,955
Deferred tax asset	21,155	58,228

Total current assets	18,237,320	11,792,443

OTHER ASSETS	108,708	108,708
PROPERTY, PLANT AND EQUIPMENT, net	18,842,411	18,438,526
INTANGIBLE ASSETS, net	43,540,788	46,882,488
GOODWILL	88,849,065	87,705,834
DEFERRED FINANCING COSTS, net of accumulated amorization of approximately $95,000 and $2,600,000, respectively	853,089	1,785,372

Total assets	$170,431,381	$166,713,371

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Revolivng credit facility	$2,500,000	$—
Accounts payable	6,726,319	5,680,489
Accrued expenses	4,132,745	3,055,790
Accrued income taxes	1,016,567	1,261,532
Current portion of long-term debt	7,150,000	612,098

Total current liabilities	21,525,631	10,609,909

LONG-TERM DEBT, less current portion	61,425,000	75,430,202
DEFERRED TAX LIABILITIES	17,964,709	19,483,519

Total liabilities	100,915,340	105,523,630

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock; $0.01 par value; 1,000 shares authorized; issued and outstanding in 2011 and 2010, respectively	10	10
Additional paid-in capital	83,732,817	83,742,817
Accumulated deficit	(14,216,786)	(22,553,086)

Total stockholder's equity	69,516,041	61,189,741

	$170,431,381	$166,713,371

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statements of Income

Years Ended December 31, 2011 and 2010

	2011	2010
Sales	$113,798,292	$80,778,326
Cost of sales	72,126,933	54,644,715

Gross profit	41,671,359	26,133,611

Operating expenses:
Sales and marketing	2,663,285	1,975,631
General and administrative	8,125,196	4,631,196
Depreciation and amortization	7,906,750	7,634,241
Consulting fees to related parties	407,625	400,000
Management fees	151,871	116,500

	19,254,727	14,757,568

Income from operations	22,416,632	11,376,043

Other income (expense):
Interest income	23,707	15,734
Interest expense	(8,714,537)	(7,777,627)

	(8,690,830)	(7,761,893)

Income before income taxes	13,725,802	3,614,150

Income tax expense	(5,389,502)	(339,094)

Net income	$8,336,300	$3,275,056

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statements of Stockholder’s Equity

Years Ended December 31, 2011 and 2010

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2009	1,000	$10	$83,744,417	$(25,828,142)	$57,916,285

Redemption of Class B units in GFS	—	—	(5,000)	—	(5,000)
Redemption of Class C units in GFS	—	—	(300)	—	(300)
Purchase of Class C units in GFS	—	—	3,700	—	3,700
Net income	—	—	—	3,275,056	3,275,056

Balance, December 31, 2010	1,000	10	83,742,817	(22,553,086)	61,189,741

Redemption of Class B units in GFS	—	—	(10,000)	—	(10,000)
Redemption of Class C units in GFS	—	—	(500)	—	(500)
Purchase of Class C units in GFS	—	—	500	—	500
Net income	—	—	—	8,336,300	8,336,300

Balance, December 31, 2011	1,000	$10	$83,732,817	$(14,216,786)	$69,516,041

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,336,300	$3,275,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,906,750	7,634,241
Amortization of debt issuance costs	437,779	685,982
Write-off of debt issuance costs	1,442,381	—
Payment-in-kind interest	503,451	909,461
Deferred income taxes	(1,481,737)	(2,622,225)
Gain on sale of property, plant and equipment	(11,195)	(1,627)
Bad debt expense	111,298	103,436
Change in working capital components:
Accounts receivable	(3,373,486)	(2,494,734)
Inventories	101,882	125,807
Prepaid expenses and other current assets	(420,535)	227,120
Income tax payable	(244,965)	877,403
Accounts payable	895,830	1,935,245
Accrued expenses	1,076,955	641,491

Net cash provided by operating activities	15,280,708	11,296,656

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,570,415)	(2,325,929)
Proceeds from sale of property, plant and equipment	158,020	7,973
Purchase of intangible assets	—	(315,520)
Acquisition of a business	(3,812,964)	—

Net cash used in investing activities	(6,225,359)	(2,633,476)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on revolving loan facility	2,500,000	—
Payments on term loans	(54,470,751)	(10,180,664)
Proceeds on term loans	46,500,000	—
Proceeds from purchase of Class C units in GFS	500	3,700
Payments for redemption of Class B units in GFS	(10,000)	(5,000)
Payments for redemption of Class C units in GFS	(500)	(300)
Debt issuance costs	(947,877)	—

Net cash used in financing activities	(6,428,628)	(10,182,264)

Net increase (decrease) in cash	2,626,721	(1,519,084)

Cash:
Beginning	229,866	1,748,950

Ending	$2,856,587	$229,866

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011 and 2010

	2011	2010
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$5,370,635	$6,163,109

Cash paid for income taxes	$7,114,088	$926,837

Cash received from income taxes	$4,863	$1,274,848

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Debt refinanced during 2011 with existing lender	$23,500,000	$—

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business:

TFI Holdings, Inc., together with its wholly owned subsidiaries (collectively, the Company), is a leading provider of environmental services to generators of used oil and a leading producer of fuel oil in the western United States. The Company collects used oil, generated primarily by the automotive industry, and then satisfies mandated environmental regulations for the safe disposal of the used oil by treating it to remove water and detritus materials to produce a fuel oil, which is then sold to industrial customers as an alternative energy source to diesel and natural gas. The Company is a wholly-owned subsidiary of Green Fuel Services, LLC (GFS).

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of TFI Holdings, Inc. and its wholly-owned subsidiaries Thermo Fluids, Inc., and TFI Northwest, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition:

Revenue is recognized upon shipment or delivery, dependent on contracted terms, of salable fuel oil or upon recovery service provided in the receipt of waste oil and antifreeze per specific customer contract terms. Transportation costs charged to customers are included in revenue. Sales taxes charged to customers are included in revenue.

Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains substantially all of its cash with a major financial institution in the United States. At times, the Company maintains balances in excess of the federally insured limit. Management believes, based on the quality of the financial institutions, that the risk is not significant and has not experienced any losses.

The Company derives net sales from a certain customer that is greater than 10% of total net sales. The net sales from this customer for the years ended December 31, 2011 and 2010 were approximately $35,900,000 and $15,900,000, respectively and the related accounts receivable balances as of December 31, 2011 and 2010 were approximately $4,700,000 and $3,000,000, respectively.

Accounts receivable:

Accounts receivable are carried at the original invoiced amount. Management determines the need for an allowance for doubtful accounts by identifying any collection issues. Accounts receivable are written off when deemed uncollectible and recoveries of accounts receivable previously written off are recorded when received. Interest is charged on accounts receivable when the amount is not paid within the agreed terms.

Inventories:

Inventories consist primarily of salable fuel oil and antifreeze and are stated at the lower of cost or market.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Property, plant and equipment:

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 1 to 20 years. Construction in progress is stated at cost. Repairs and maintenance costs are expensed as incurred, while costs representing additions or improvements are capitalized. Gains and losses on asset disposals are reflected in results of operations when realized.

Deferred financing costs:

Deferred financing costs relate to direct costs incurred by the Company in obtaining its credit agreements. These costs are capitalized when incurred and amortized using the straight-line method, which approximates the effective interest method, over the term of the related debt. Total amortization of deferred financing costs for the years ended December 31, 2011 and 2010 was $437,779 and $685,982, respectively, and is included in interest expense in the consolidated statements of income. During 2011, as a result of debt refinancing, the Company wrote off $1,442,381 of previously capitalized deferred financing costs, which has been included in interest expense in the consolidated statement of income.

Intangible assets:

Intangible assets other than goodwill are amortized over their useful lives unless these lives are determined to be indefinite. Intangible assets are carried at cost less accumulated amortization. The Company’s intangible assets consist primarily of customer and vendor relationships, non-compete agreements, and permits which are amortized over estimated useful lives ranging from 1 to 20 years assuming no residual value. The Company investigates potential impairments of its intangible assets whenever events or circumstances indicate that the carrying value of the asset or asset group may not be recoverable. The Company did not record any impairment on intangible assets at December 31, 2011 or 2010.

Goodwill:

Goodwill represents the excess of costs over the fair value of the identifiable net assets acquired. The Company’s goodwill is not amortized but reviewed for impairment. The Company evaluates its goodwill for impairment on an annual basis (or more frequently if events or circumstances indicate that the related carrying amount may be impaired) using a two-step process. The first step in the process, which is used to identify potential impairments, compares the fair value of each reporting unit containing goodwill with the reporting unit’s carrying amount. If the fair value of the reporting unit exceeds its carrying amount, the related goodwill is considered to be recoverable and completion of the second step is not required. If the carrying amount of the reporting unit exceeds its fair value, the second step must be performed to measure the amount of any goodwill impairment. In the second step of the process, the implied fair value of the reporting unit’s goodwill is determined in the same manner as the amount of goodwill recognized in a purchase business combination. If the carrying amount of the reporting unit including goodwill exceeds the related implied fair value, an impairment loss is recognized in an amount equal to that excess.

Management has elected to perform its annual impairment testing on December 31. No impairment loss has been recognized by the Company for the years ending December 31, 2011 or 2010.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The change in the carrying amount of goodwill for the year ended December 31, 2011 is as follows:

Balance, December 31, 2010	$87,705,834
Goodwill acquired	1,143,231

Balance, December 31, 2011	$88,849,065

Impairment of long-lived assets:

Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset with other assets at the lowest level of identifiable cash flows. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to dispose, and would no longer be depreciated. No impairment loss has been recognized by the Company as of December 31, 2011 or 2010.

Fair value of financial instruments:

The estimated fair values of the Company’s short-term financial instruments, including receivables, payables, and other current assets arising in the ordinary course of business, approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization. The fair value for borrowings is estimated using rates currently available for similar borrowings with similar credit risk, and for remaining maturities, including the Company’s own credit risk associated with the ability to repay the loans. At December 31, 2011, the fair value approximates the carrying values as substantially all of the borrowing agreements were entered into during 2011.

Income taxes:

The Company follows the asset and liability method of accounting for income taxes whereby deferred income taxes are recognized by applying enacted tax rates applicable to future years to differences between the financial statement and tax bases of certain assets and liabilities. A valuation allowance is provided for any deferred tax assets for which realization is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods.

Management believes the Company has appropriate support for the income tax positions taken and to be taken on its tax returns for all open years on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the goodwill impairment valuation and intangible assets valuation.

Reclassification:

A reclassification has been made to the consolidated balance sheet, income statement and cash flow for the year ended December 31, 2010 in order to be consistent with the presentation for the year ended December 31, 2011. There was no change to previously reported stockholder’s equity or net income.

Subsequent events:

The Company has evaluated subsequent events through March 5, 2012, the date on which the financial statements were available to be issued.

Note 2. Business Combination

During August 2011, the Company acquired certain assets of Southwest Petroleum Waste Management, LLC and related entities (Southwest). The acquisition resulted in the Company’s ability to expand its customers within the Southwest region of the United States. The total acquisition cost was approximately $3,963,000. The purchase price included an estimated earn out of $490,000 that was contingent on achieving certain performance targets during a six-month measurement period as defined in the purchase agreement. The earn out was subsequently reduced to $150,000 based on the Company’s estimate of the expected earn out payment, which is recorded in accounts payable on the consolidated balance sheet. Goodwill arising from the acquisition is expected to be deductible for income tax purposes.

The following table summarizes the preliminary fair values of the assets acquired at the date of the acquisition:

Inventory	$274,388
Property and equipment	864,345
Customer relationships	570,000
Non-compete agreement	1,111,000
Goodwill	1,143,231

Assets acquired	3,962,964
Deferred purchase price liability, estimated	(150,000)

Total cash paid	$3,812,964

The above customer relationship and non-compete intangible assets are being amortized over their estimated useful lives of 5 years. Acquired goodwill represents the amount of purchase price in excess of the fair value of assets acquired.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 3. Inventories

Inventories consist of the following at December 31:

	$00,000,000	$00,000,000
	2011	2010
Fuel oil	$882,149	$570,545
Antifreeze	403,116	548,531
Other	151,580	145,263

	$1,436,845	$1,264,339

Note 4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at December 31:

	$00,000,000.00	$00,000,000.00
	2011	2010
Prepaid insurance	$1,218,405	$846,520
Other prepaid expenses	422,085	363,435

	$1,640,490	$1,209,955

Note 5. Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31:

	2011	2010
Land	$2,365,000	$2,365,000
Land improvements	2,289,302	2,283,552
Equipment	5,909,987	4,486,046
Storage tanks	9,359,470	9,014,936
Vehicles	8,841,519	7,700,022
Leasehold improvements	3,377,345	3,269,425
Construction in progress	2,173,305	1,996,986

	34,315,928	31,115,967
Less accumulated depreciation and amortization	(15,473,517)	(12,677,441)

	$18,842,411	$18,438,526

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 6. Intangible Assets

Intangible assets consist of the following at December 31:

	Useful Life in Years	2011
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	5-20	$35,392,322	$9,694,284	$25,698,038
Vendor relationships	15	19,380,000	7,106,000	12,274,000
Permits	8	10,300,000	7,081,250	3,218,750
Trade name	10	4,040,000	2,222,000	1,818,000
Other	1-5	3,366,459	2,834,459	532,000

		$72,478,781	$28,937,993	$43,540,788

	Useful Life in Years	2010
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	5-20	$34,316,133	$7,819,562	$26,496,571
Vendor relationships	15	19,380,000	5,814,000	13,566,000
Permits	8	10,300,000	5,793,751	4,506,249
Trade name	10	4,040,000	1,818,000	2,222,000
Other	1-5	2,796,459	2,704,791	91,668

		$70,832,592	$23,950,104	$46,882,488

The difference between the gross carrying amount and net carrying amount for each item presented is attributable to accumulated amortization. The Company recorded amortization expense of $4,987,975 and $4,785,672 for the years ended December 31, 2011 and 2010, respectively.

Estimated future amortization expense applicable to the acquired intangible assets subject to amortization is as follows for each of the five years subsequent to December 31, 2011:

Years Ending December 31:
2012	$5,162,409
2013	5,162,409
2014	4,518,659
2015	4,023,031
2016	3,634,910
Thereafter	21,039,370

$43,540,788

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 7. Accrued Expenses

Accrued expenses consist of the following at December 31:

	2011	2010
Accrued employee costs	$1,956,888	$1,300,646
Accrued insurance	1,095,622	—
Accrued interest	790,422	737,400
Accrued sales and use taxes	60,599	92,744
Accrued management fees	80,000	925,000
Other	149,214	—

	$4,132,745	$3,055,790

During October 2011, the Company entered into a financing agreement for their insurance policy with monthly payments of approximately $135,000 which includes interest at an annual rate of 3.14%. The financing agreement matures in September 2012. The balance on the financing agreement at December 31, 2011 is approximately $1,082,000 which is included in accrued expenses in the consolidated balance sheet.

Note 8. Revolving Credit Facility, Long-Term Debt and Pledged Assets

During July 2011, the Company entered into a syndicated credit facility agreement (the Credit Agreement) whereby the sole lead arranger and agent is a minority shareholder in GFS. In accordance with this agreement, total borrowing availability is $90,000,000 in the form of a $20,000,000 revolving credit facility and $70,000,000 in two term loans ($35,000,000 each). Included in the total borrowings of $90,000,000 is $23,500,000 which was refinanced with an existing lender. As such, this amount is considered a noncash transaction and is reflected in the Supplemental Schedule of Noncash Investing and Financing Activities on page 6.

The revolving credit facility matures in July 2016 with interest due monthly based on the applicable margin as defined in the agreement (4.50% to 5.75%) at December 31, 2011), plus the higher of LIBOR or 1.25%. The Company is required to pay a monthly fee of .50% on the unused portion of the revolving credit facility.

All borrowings under the Credit Agreement are collateralized by substantially all assets of the Company. The Credit Agreement further contains provisions that require mandatory prepayments, as defined. At December 31, 2011, management has included an estimate of $4,300,000 in current maturities as a result of a mandatory prepayment, required by the Excess Cash Flow calculation provision in the Credit Agreement. Additionally, the Company is subject to certain financial and nonfinancial covenants.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 8. Revolving Credit Facility, Long-Term Debt and Pledged Assets (Continued)

Long-term debt consists of the following at December 31:

	2011	2010
Term Note A, due in quarterly installments of $625,000 beginning September 2011, increasing to $6,250,000 in Janury 2015 through June 2016 with remaining outstanding principal and interest due in July 2016. Interest due monthly based on an applicable margin as defined in the agreement (ranging from 4.50% to 4.75% at December 31, 2011), plus the greater of LIBOR or 1.25%.	$33,750,000	$—

Term Note B, due in quarterly installments of $87,500 beginning September 2011, increasing to $16,625,000 in July 2016 through December 2016, with any remaining outstanding payments of principal and interest to be paid in January 2017. Interest due monthly based on the applicable margin as defined in the agreement (ranging from 5.00% to 5.25% at December 31, 2011), plus the greater of LIBOR or 1.25%.	34,825,000	—

Note payable to bank that is a minority shareholder of GFS, due in 24 quarterly installments of .25% of the original principal through June 2012, three quarterly installments of 23.50% of the original principal, and the remaining balance due upon maturity, with interest at LIBOR (.30% at December 31, 2010), plus 5.0%. The note matures June 2013, is collateralized by substantially all assets of the Company and is guaranteed by the shareholder of the Company. Borrowings are subject to financial and non-financial covenants.	—	49,486,816

Subordinated note payable to bank that is a minority shareholder of GFS, due upon maturity in June 2014, with cash interest at 12% per annum and 3.5% of paid-in-kind (PIK) through the increase in the outstanding principle balance of the note on a monthly basis. The note is collateralized by substantially all assets of the Company and is guaranteed by the shareholder of the Company. Borrowings are subject to financial and non-financial covenants.	—	26,555,484

	68,575,000	76,042,300
Less current portion of long-term debt	(7,150,000)	(612,098)

	$61,425,000	$75,430,202

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 8. Revolving Credit Facility, Long-Term Debt and Pledged Assets (Continued)

The following table represents the scheduled maturities under the Company’s debt obligations at December 31, 2011:

Years Ending December 31:
2012	$7,150,000
2013	2,850,000
2014	2,850,000
2015	14,100,000
2016	41,625,000

$68,575,000

Note 9. Income Taxes

The components giving rise to the deferred tax assets and deferred tax liabilities described below have been included in the accompanying consolidated balance sheets at December 31, 2011 and 2010 as follows:

	2011	2010
Current assets	$21,155	$58,228
Noncurrent liabilities	(17,964,709)	(19,483,519)

	$(17,943,554)	$(19,425,291)

The income tax expense (benefit) for the years ended December 31 consists of the following:

	2011	2010
Current tax expense	$6,871,239	$2,961,319
Deferred tax (benefit)	(1,481,737)	(2,622,225)

	$5,389,502	$339,094

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

The Company’s deferred tax assets (liabilities) consist of the following at December 31:

	2011	2010
Deferred tax assets:
Accrued expenses	$253,441	$240,554
Allowance for doubtful accounts	221,733	60,370
Section 263A expenses	17,634	68,645
Capital losses	—	675,297
Deferred financing costs	335,099	—

	827,907	1,044,866
Less valuation allowance	—	(675,297)

	827,907	369,569

Deferred tax liabilities:
Property, plant and equipment	(3,118,536)	(3,011,797)
Intangible assets	(15,183,610)	(16,471,722)
Prepaid expenses	(458,873)	(311,341)

	(18,761,019)	(19,794,860)

	$(17,933,112)	$(19,425,291)

In 2005, the Company generated an approximate $1.8 million capital loss carryover. Such capital loss can be carried over to offset capital gains through 2010. The Company has recorded a full valuation allowance against such carryover as management does not believe that the related deferred tax asset will ultimately be realized.

The Company’s tax expense varies from the statutory rate primarily due to the use of estimated state tax rates and certain permanent differences, including the domestic production activities deduction.

Note 10. Commitments and Contingencies

Litigation:

From time to time, the Company is involved in various legal actions in the ordinary course of business. Although the outcome of any such legal action is uncertain, in the opinion of management, there is no legal proceeding pending or asserted against or involving the Company, that the outcome of which is likely to have a material adverse effect upon the consolidated financial position or results of operations of the Company.

Lease commitments:

The Company leases real property and equipment under operating lease agreements requiring monthly payments ranging from approximately $200 to $30,000 that expire at various dates through March 2021. Rent expense under all operating leases totaled approximately $3,387,000 and $3,409,000 for the years ended December 31, 2011 and 2010, respectively.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 10. Commitments and Contingencies (Continued)

The following table presents future annual minimum payments under non-cancelable operating leases at December 31, 2011:

Years Ending December 31:
2012	$2,637,000
2013	1,987,000
2014	1,387,000
2015	1,016,000
2016	817,000
Thereafter	2,303,000

$10,147,000

Note 11. Related Party Transactions

The Company has an agreement with its majority owner for management consulting services. In exchange for the services, the Company will pay $300,000 per year for three years. On April 15, 2010, this agreement was amended to reduce the annual fee to $100,000 if the Board should elect to only request advisement services. On June 27, 2006, the Company entered into an agreement with a minority owner for financial and management consulting services. In exchange for the services, the Company will pay $300,000 per year. Under these agreements, the Company has incurred a total of $400,000 in consulting expenses for the years ended December 31, 2011 and 2010, respectively.

The Company leases various office facilities from employees. Rent expense attributable to employees for the years ended December 31, 2011 and 2010 was approximately $95,000 and $96,000, respectively.

Note 12. Medical Plan

During April 2011, the Company elected third-party health insurance coverage and is no longer self-insured. The amounts charged to expense for losses, claims and premiums was approximately $349,000 and $1,730,000 for the years ended December 31, 2011 and 2010, respectively, and are included in selling, general, and administrative expenses in the consolidated statements of income.

Note 13. Subsequent Events

Letter of intent:

In February 2012, GFS entered into a letter of intent agreement to sell all Company outstanding equity to a third party. The terms of the agreement continue to be negotiated as of the date of these financial statements. It is estimated that the transaction will close no earlier than April 1, 2012.

Acquisition:

The Company reached an agreement in principle on February 15, 2012, for the purchase of all assets of Nevco Oil Services, Inc. The agreement calls for a purchase price of approximately $1,370,000, subject to certain purchase price adjustments.

Independent Auditor’s Report

To the Board of Directors and

Stockholder of TFI Holdings, Inc.

Phoenix, Arizona

We have audited the accompanying consolidated balance sheet of TFI Holdings, Inc. and its subsidiaries (the Company) as of December 31, 2009, and the related consolidated statements of income, stockholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Phoenix, Arizona

April 13, 2010

McGladrey & Pullen, LLP is a member firm of RSM International

— an affiliation of separate and independent legal entities.

TFI Holdings, Inc.

Consolidated Balance Sheet

December 31, 2009

ASSETS
CURRENT ASSETS
Cash	$1,748,950
Accounts receivable, net of allowance of $139,000	6,628,757
Inventories	1,390,146
Prepaid expenses and other current assets	1,555,783
Deferred tax asset	302,180

Total current assets	11,625,816

PROPERTY, PLANT AND EQUIPMENT, net	18,967,512

INTANGIBLE ASSETS, net	51,352,640

GOODWILL	87,705,834

DEFERRED FINANCING COSTS, net	2,471,354

Total assets	$172,123,156

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$3,745,244
Accrued expenses	2,414,299
Accrued income taxes	384,129
Current portion of long-term debt	612,100
Deferred tax liabilities	362,764

Total current liabilities	7,518,536

LONG-TERM DEBT, less current portion	84,701,403

DEFERRED TAX LIABILITIES	21,986,932

Total liabilities	114,206,871

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock; $0.01 par value; 1,000 shares authorized; issued and outstanding	10
Additional paid-in capital	83,744,417
Accumulated deficit	(25,828,142)

Total stockholder’s equity	57,916,285

$172,123,156

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statement of Income

Year Ended December 31, 2009

Sales	$73,192,274
Cost of sales	52,464,614

Gross profit	20,727,660

Operating expenses:
Sales and marketing	1,076,577
General and administrative	3,638,421
Goodwill impairment	11,128,298
Depreciation and amortization	7,874,967
Gain on sale of property, plant and equipment	(7,826)
Consulting fees to related parties	440,641
Management fees	116,500

24,267,578

Loss from operations	(3,539,918)

Other income (expense):
Interest income	7,381
Interest expense	(8,430,428)

(8,423,047)

Loss before income taxes	(11,962,965)

Income tax benefit	297,556

Net loss	$(11,665,409)

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statement of Stockholder’s Equity

Year Ended December 31, 2009

			Additional		Total
	Common Stock		Paid-In		Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2008	1,000	$10	$83,715,317	$(14,162,733)	$69,552,594

Redemption of Class B units in GFS	—	—	(10,000)	—	(10,000)
Purchase of Class B units in GFS	—	—	32,500	—	32,500
Purchase of Class C units in GFS	—	—	6,600	—	6,600
Net loss	—	—	—	(11,665,409)	(11,665,409)

Balance, December 31, 2009	1,000	$10	$83,744,417	$(25,828,142)	$57,916,285

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statement of Cash Flows

Year Ended December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,665,409)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,917,409
Amortization of debt issuance costs	705,773
Debt issued in lieu of interest	878,314
Goodwill impairment	11,128,298
Amortization of intangible assets	4,957,558
Deferred income taxes	(1,156,352)
Gain on sale of property, plant and equipment	(7,826)
Bad debt expense	209,361
Interest rate swap	(920,557)
Change in working capital components:
Accounts receivable	(109,443)
Inventories	1,405,810
Prepaid expenses and other current assets	(20,085)
Income tax receivable	822,239
Income tax payable	384,129
Accounts payable	(1,450,986)
Accrued expenses	(39,560)

Net cash provided by operating activities	8,038,673

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,500,908)
Proceeds from sale of property, plant and equipment	65,774
Purchase of intangible asset	(76,729)

Net cash used in investing activities	(1,511,863)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving loan facility	1,600,000
Payments on revolving loan facility	(1,600,000)
Payments on term loans	(5,985,250)
Proceeds from purchase of Class B units in GFS	32,500
Proceeds from purchase of Class C units in GFS	6,600
Payments for redemption of Class B units in GFS	(10,000)

Net cash used in financing activities	(5,956,150)

Net increase in cash	570,660

Cash:
Beginning	1,178,290

Ending	$1,748,950

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Consolidated Statement of Cash Flows (Continued)

Year Ended December 31, 2009

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$7,434,573

Cash received for interest	$7,381

Cash paid for income taxes	$926,937

Cash received from income taxes	$1,274,848

See Notes to Consolidated Financial Statements.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

Nature of business:

TFI Holdings, Inc., together with its wholly owned subsidiaries (collectively, the Company), is a leading provider of environmental services to generators of used oil and a leading producer of fuel oil in the western United States. The Company collects used oil, generated primarily by the automotive industry, and then satisfies mandated environmental regulations for the safe disposal of the used oil by treating it to remove water and detritus materials to produce a fuel oil, which is then sold to industrial customers as an alternative energy source to diesel and natural gas. The Company is a wholly-owned subsidiary of Green Fuel Services, LLC (GFS).

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of TFI Holdings, Inc. and its wholly-owned subsidiaries Thermo Fluids, Inc. and TFI Northwest, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition:

Revenue is recognized upon shipment or delivery, dependent on contracted terms, of salable fuel oil or upon recovery service provided in the receipt of waste oil and antifreeze per specific customer contract terms. Transportation costs charged to customers are included in revenue. Sales taxes charged to customers are included in revenue.

Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains substantially all of its cash with a major financial institution in the United States. At times, the Company maintains balances in excess of the federally insured limit. Management believes, based on the quality of the financial institutions, that the risk is not significant and has not experienced any losses.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and their geographical dispersion.

Accounts receivable:

Accounts receivable are carried at the original invoiced amount. Management determines the need for an allowance for doubtful accounts by identifying any collection issues. Accounts receivable are written off when deemed uncollectible and recoveries of accounts receivable previously written off are recorded when received. Interest is not charged on accounts receivable.

Inventories:

Inventories consist primarily of salable fuel oil and antifreeze and are stated at the lower of standard cost (which approximates cost on a first-in, first-out basis) or market.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Property, plant and equipment:

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 1 to 20 years. Repairs and maintenance costs are expensed as incurred, while costs representing additions or improvements are capitalized. Gains and losses on asset disposals are reflected in results of operations when realized.

Deferred financing costs:

Deferred financing costs relate to direct costs incurred by the Company in obtaining its credit agreements. These costs are capitalized when incurred and amortized using the straight line method, which approximates the effective interest method, over the term of the related debt. Total amortization of deferred financing costs for the year ended December 31, 2009 was $705,773, and is included in interest expense in the consolidated statement of income.

Interest rate swap:

The Company used an interest rate swap to reduce its overall exposure to the effect of interest rate fluctuations on its results of operations and cash flows. This agreement expired during September 2009. The fair value of the interest rate swap was recorded as an asset or liability with changes in the fair value recorded in the consolidated statement of income.

Intangible assets:

Intangible assets other than goodwill are amortized over their useful lives unless these lives are determined to be indefinite. Intangible assets are carried at cost less accumulated amortization. The Company’s intangible assets consist primarily of customer and vendor relationships and permits which are amortized over estimated useful lives ranging from 1 to 20 years assuming no residual value. The Company investigates potential impairments of its intangible assets whenever events or circumstances indicate that the carrying value of the asset or asset group may not be recoverable. The Company did not record any impairment on intangible assets at December 31, 2009.

Goodwill:

Goodwill represents the excess of costs over the fair value of the identifiable net assets acquired. The Company’s goodwill is not amortized but reviewed for impairment. The Company evaluates its goodwill for impairment on an annual basis (or more frequently if events or circumstances indicate that the related carrying amount may be impaired) using a two-step process. The first step in the process, which is used to identify potential impairments, compares the fair value of each reporting unit containing goodwill with the reporting unit’s carrying amount. If the fair value of the reporting unit exceeds its carrying amount, the related goodwill is considered to be recoverable and completion of the second step is not required. If the carrying amount of the reporting unit exceeds its fair value, the second step must be performed to measure the amount of any goodwill impairment. In the second step of the process, the implied fair value of the reporting unit’s goodwill is determined in the same manner as the amount of goodwill recognized in a purchase business combination. If the carrying amount of the reporting unit’s goodwill exceeds the related implied fair value, an impairment loss is recognized in an amount equal to that excess.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Goodwill (continued):

Management has elected to perform its annual impairment testing on December 31. During 2009, as a result of its annual impairment testing, the Company determined its goodwill was partially impaired and recorded an impairment charge to income in the amount of $11,128,298.

Impairment of intangibles and long-lived assets:

Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset with other assets at the lowest level of identifiable cash flows. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to dispose, and would no longer be depreciated. No impairment loss has been recognized by the Company as of December 31, 2009.

Fair value:

In September 2006, the Financial Accounting Standards Board issued authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies only to fair value measurements already required or permitted by other accounting standards and does not impose requirements for additional fair value measures. This guidance was issued to increase consistency and comparability in reporting fair values. The effective date of the guidance on certain nonfinancial assets and nonfinancial liabilities was delayed to fiscal years beginning after November 15, 2008, and interim periods without those fiscal years. In 2009, the Company adopted the remaining provisions of the guidance which did not have a material impact on the Company’s consolidated financial condition, results of operations, or cash flows.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally inobservable inputs. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of inobservable inputs. Based on observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and realiability of the information used to determine fair values.

Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1: Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2: Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or similar assets or liabilities.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Fair value of financial instruments (continued):

Level 3: Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets.

The Company has identified goodwill as the only item requiring disclosure under the fair value measurement guidance (See Note 2).

Accounting guidance also requires the Company to disclose the estimated fair value of its financial instruments. The estimated fair values of the Company’s short-term financial instruments, including receivables, payables, and prepaid expenses and other current assets arising in the ordinary course of business, approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization. Given the terms of the debt obligations to its affiliate compared to terms available to the Company as of December 31, 2009, management believes its debt obligations approximate fair value at December 31, 2009.

Income taxes:

The Company follows the asset and liability method of accounting for income taxes whereby deferred income taxes are recognized by applying enacted tax rates applicable to future years to differences between the financial statement and tax bases of certain assets and liabilities. A valuation allowance is provided for any deferred tax assets for which realization is more likely than not that some portion or all of the deferred tax assets will not be realized.

On January 1, 2009, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods.

Management believes the Company has appropriate support for the income tax positions taken and to be taken on its tax returns for all open years on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the goodwill impairment valuation and intangible assets valuation

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Subsequent events:

The Company has evaluated subsequent events through April 13, 2010, the date on which the financial statements were issued.

Note 2. Fair Value Accounting

Fair value on a nonrecurring basis:

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents goodwill and reflects the level within the fair value hierarchy as of December 31, 2009:

	Fair Market Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Goodwill	$44,070,767	$—	$—	$44,070,767

Goodwill in one reporting unit was written down to its implied fair value of $44,070,767 by a charge to earnings of $11,128,298 during the year ended December 31, 2009. Some of the inputs used to determine the implied fair value of the Company and the corresponding amount of the impairment included the Company’s forecasts which were estimated based on historical results, anticipated revenue growth, and overall profitability. The Company’s adjustment for $11,128,298 was primarily based on the Company’s estimates and assumptions, therefore the resulting fair value measurement was determined to be Level 3.

Note 3. Inventory

Inventories consist of the following as of December 31, 2009:

Fuel oil	$736,517
Antifreeze	459,939
Other	193,690

$1,390,146

Note 4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following as of December 31, 2009:

Prepaid insurance	$955,647
Other prepaid expenses	490,551
Deposits	109,585

$1,555,783

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 5. Property, Plant and Equipment

Property, plant and equipment consist of the following as of December 31, 2009:

Land	$2,365,000
Land improvements	2,278,912
Equipment	4,247,528
Storage tanks	8,959,583
Vehicles	7,475,002
Leasehold improvements	3,135,948
Construction in progress	406,715

28,868,688
Less accumulated depreciation and amortization	(9,901,176)

$18,967,512

Note 6. Intangible Assets

Intangible assets consist of the following at December 31, 2009:

	Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	20	$34,100,613	$6,025,723	$28,074,890
Vendor relationships	15	19,380,000	4,522,000	14,858,000
Permits	8	10,300,000	4,506,250	5,793,750
Trade name	10	4,040,000	1,414,000	2,626,000
Other	1-2	2,696,459	2,696,459	—

		$70,517,072	$19,164,432	$51,352,640

The difference between the gross carrying amount and net carrying amount for each item presented is attributable to accumulated amortization. The Company recorded amortization expense of $4,957,558 for the year ended December 31, 2009.

Estimated future amortization expense applicable to the acquired intangible assets subject to amortization is as follows for each of the five years subsequent to December 31, 2009:

Years Ending December 31:
2010	$4,783,123
2011	4,783,123
2012	4,783,123
2013	4,725,137
2014	4,013,250
Thereafter	28,264,884

$51,352,640

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 7. Goodwill

The change in carrying amount of goodwill consist of the following at December 31, 2009:

Beginning balance	$98,834,132
Impairment of goodwill	(11,128,298)

$87,705,834

As of December 31, 2009, the Company completed the first step impairment tests for the goodwill at each of its reporting units. The fair value of one of the reporting units did not exceed the related carrying value. The implied fair value of the goodwill was determined and an impairment charge was recognized for the excess of the carrying amount over the fair value amount. The fair values of the reporting units were estimated using a discounted cash flow method.

Note 8. Accrued Expenses

Accrued expenses consist of the following at December 31, 2009:

Accrued employee costs	$1,041,886
Accrued interest	718,325
Accrued sales and use taxes	29,088
Accrued management fees	625,000

$2,414,299

Note 9. Revolving Line of Credit, Long-Term Debt and Pledge Assets

The Company has a revolving loan facility (Revolver) with a bank that is a minority stockholder. Of the total borrowing available under the Revolver, an amount not to exceed $1,000,000 may be used to support the issuance of letters of credit. The Revolver bears interest at LIBOR (0.257% at December 31, 2009) plus 5.0%, with borrowings secured by substantially all assets of the Company. There were no outstanding balances under the Revolver at December 31, 2009. The Revolver requires an annual unused commitment fee at a rate of .75% if 50%—100% is unused and .50% if less than 50% is unused. The revolving loan facility expires in June 2013. Borrowings are subject to financial and non-financial covenants.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 9. Revolving Line of Credit, Long-Term Debt and Pledge Assets (Continued)

Long-term debt consists of the following at December 31, 2009:

Note payable to bank that is a minority stockholder, due in 24 quarterly installments of .25% of the original principal through June 2012, three quarterly installments of 23.50% of the original principal, and the remaining balance due upon maturity, with interest at LIBOR (.235% and .257% at December 31, 2009 for one month and three month LIBOR rates, respectively), plus 5.0%. The note matures June 2013, is collarteralized by substantially all assets of the Company and is guaranteed by the shareholder of the Company. Borrowings are subject to financial and non-financial covenants.	$59,667,480

Subordinated note payable to bank that is a minority stockholder, due upon maturity in June 2014, with cash interest at 12% per annum and 3.5% of paid-in-kind (PIK) through the increase in the outstanding principle balance of the note on a monthly basis. The note is collarteralized by substantially all assets of the Company and is guaranteed by the shareholder of the Company. Borrowings are subject to financial and non-financial covenants.	25,646,023

85,313,503
Less current portion of long-term debt	(612,100)

$84,701,403

The following table represents the scheduled maturities under the Company’s debt instruments as of December 31, 2009:

Years Ending December 31:
2010	$612,100
2011	612,100
2012	29,370,002
2013	29,060,846
2014	25,658,455

$85,313,503

Note 10. Income Taxes

The components giving rise to the deferred tax assets and deferred tax liabilities described below have been included in the accompanying consolidated balance sheet at December 31, 2009 as follows:

Current assets	$302,180
Current liabilities	(362,764)
Noncurrent liabilities	(21,986,932)

$(22,047,516)

The income tax benefit for the year ended December 31, 2009 consists of the following:

Current tax expense	$858,796
Deferred benefit	(1,156,352)

$(297,556)

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 10. Income Taxes (Continued)

The Company’s deferred tax assets (liabilities) consist of the following at December 31, 2009:

Deferred tax assets:
Accrued expenses	$186,932
Other	115,248
Capital losses	675,297

977,477
Less valuation allowance	(675,297)

302,180

Deferred tax liabilities:
Property, plant and equipment	(3,349,681)
Intangible assets	(18,637,251)
Prepaid expenses	(362,764)

(22,349,696)

$(22,047,516)

The Company generated an approximate $1.8 million capital loss carryover. Such capital loss can be carried over to offset capital gains in certain future years through 2010. The Company has recorded a full valuation allowance against such carryover as management does not believe that the related deferred tax asset will ultimately be realized. The Company’s tax benefit is lower than the statutory rate primarily as a result of the impairment charge recorded in these financial statements relating to non-deductible goodwill for tax purposes.

Note 11. Commitments and Contingencies

Litigation:

From time to time, the Company is involved in various legal actions in the ordinary course of business. Although the outcome of any such legal action is uncertain, in the opinion of management, there is no legal proceeding pending or asserted against or involving the Company, the outcome of which is likely to have a material adverse effect upon the consolidated financial position or results of operations of the Company.

Lease commitments:

The Company leases real property and equipment under operating lease agreements that expire at various dates through December 2016. Rent expense under all operating leases totaled approximately $3,976,000 for the year ended December 31, 2009.

TFI Holdings, Inc.

Notes to Consolidated Financial Statements

Note 11. Commitments and Contingencies (Continued)

The following table presents future annual minimum payments under non-cancelable operating leases as of December 31, 2009:

Years Ending December 31:
2010	$3,289,000
2011	2,896,000
2012	2,266,000
2013	1,550,000
2014	901,000
Thereafter	2,634,000

$13,536,000

Note 12. Related Party Transactions

On June 23, 2006, the Company entered into an agreement with a related party for management consulting services. In exchange for the services, the Company will pay $300,000 per year for three years. On July 15, 2008, this agreement was amended to reduce the annual fee to $100,000. On June 27, 2006, the Company entered into an agreement with another related party for financial and management consulting services. In exchange for the services, the Company will pay $300,000 per year. Under these agreements, the Company has incurred a total of $441,000 in consulting expenses for the year ended December 31, 2009.

The Company leases four office facilities from related parties. The rent expense for the year ended December 31, 2009 was approximately $88,000.

Note 13. Medical Plan

The Company provides a medical plan to substantially all full-time employees through a third party provider the contract of which requires the Company to self insure up to a maximum liability of $55,000 per employee. The estimated liability includes a provision for known claims and losses, as well as an estimate for claims incurred but not yet reported. The amounts charged to expense for losses, claims and premiums was approximately $1,671,000 for the year ended December 31, 2009, and are included in selling, general, and administrative expenses.

Note 14. Interest Rate Swap

During 2006, the Company entered into an interest rate swap to lock in the interest cash outflows on a portion of its floating-rate debt. The Company entered into an interest rate swap with a total notional amount of $30,000,000 at December 31, 2006. The swap changes the variable-rate interest on a portion of the balance of the Company’s loan from Bank to fixed-rate interest. Under the terms of the swap (which expired in September 2009), the Company paid a fixed interest rate of 5.295%. The Company received monthly the variable interest rate of LIBOR, based on a three-month interval on the interest rate swap. This amount was subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligation affects earnings.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated March 26, 2012

PROSPECTUS

$400,000,000

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Units

Purchase Contracts

This prospectus relates to the sale from time to time in one or more offerings of up to $400,000,000 of:

•	debt securities, which we may issue in one or more series and which may be guaranteed by certain of our subsidiaries;

•	shares of our common stock;

•	shares of our preferred stock, which we may issue in one or more series or classes;

•	fractional shares of our preferred stock represented by depositary shares;

•	warrants to purchase our debt securities, common stock or preferred stock;

•	rights to purchase common stock or other securities;

•	units; and

•	purchase contracts for the purchase or sale of our common stock, preferred stock, debt securities or depositary shares.

The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

When securities are offered under this prospectus, we will provide you with a prospectus supplement or a free writing prospectus describing the specific securities being offered, the manner in which they are being offered, the offering price of the securities and the net proceeds from the sale of those securities. The securities may be offered separately or together in any combination or as a separate series. You should carefully read this prospectus and any accompanying prospectus supplement or free writing prospectus, together with any documents incorporated by reference herein and therein, before you invest in our securities. We may sell these securities to or through underwriters, to other purchasers, through dealers or agents or through any combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” The names of the underwriters, dealers and agents, if any, will be set forth in the accompanying prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any securities, the applicable prospectus supplement will also set forth any applicable commissions or discounts payable to them.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “HEK.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained herein and in the applicable prospectus supplement and any related free writing prospectus, and in any other document incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2012.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell, at any time and from time to time over the next three years, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplements or any related free writing prospectus filed with the SEC. We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

When used in this prospectus, the terms “Heckmann,” “we,” “our” and “us” refer to Heckmann Corporation and its consolidated subsidiaries, unless otherwise specified. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments;

•	the benefits of our completed and future acquisition and disposition transactions and our expansion plans and opportunities, including future acquisitions; and

•	plans to increase operational capacity, including well and pipeline construction or expansion.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this prospectus and our current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

financial results that may be volatile and may not reflect historical trends due to, among other things, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate;

•	difficulties encountered in integrating acquired assets, businesses and management teams;

•	our ability to attract, motivate and retain key executives and qualified employees in key areas of our business;

•	fluctuations in prices and demand for commodities such as natural gas and oil;

•	changes in customer drilling activities and capital expenditure plans, including impacts due to lower natural gas prices;

•	difficulties in identifying and completing acquisitions and differences in the type and availability to us of consideration or financing for such acquisitions;

•

risks associated with the operation, construction and development of salt water disposal wells and pipelines, including access to additional disposal well locations and pipeline rights-of-way, and unscheduled delays or inefficiencies;

•	the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets;

•	changes in economic conditions in the markets in which we operate or in the world generally;

•	reduced demand for our services, including due to regulatory or other influences related to extraction methods such as hydrofracking, or the loss of key customers;

•	control of costs and expenses;

•	present and possible future claims, litigation or enforcement actions or investigations;

•

natural disasters, such as hurricanes, earthquakes and floods, or acts of terrorism that may impact our corporate headquarters or our assets, including our wells or pipelines, our distribution channels, or which otherwise disrupt the markets we serve;

•	the threat or occurrence of international armed conflict and terrorist activities;

•	the unknown future impact on our business from the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules to be promulgated under it;

•

risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and gas extraction businesses, particularly relating to water usage, disposal, transportation and treatment; and

•	other risks identified in this prospectus.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

HECKMANN CORPORATION

We are a services-based company focused on total water and wastewater solutions for shale or “unconventional” oil and gas exploration and production. We address the pervasive demand for diverse water and wastewater solutions required for the exploration and production of oil and gas in an integrated and efficient manner through various service and product offerings. Our services include water delivery and disposal, trucking, fluids handling, treatment, temporary and permanent pipeline facilities, and water infrastructure services for oil and gas exploration and production companies. All of our operations included in our water solutions for energy development business segment are branded as Heckmann Water Resources, or HWR. We also hold a minority interest in the water infrastructure solutions and pipeline supplier Underground Solutions, Inc., or “UGSI” (OTC: UGSI).

We currently operate multi-modal water disposal, treatment, trucking and pipeline transportation operations in select shale areas in the United States, including the Haynesville, Eagle Ford, Marcellus, Utica, Barnett and Tuscaloosa Marine Shales and Permian Basin areas. We are currently extending our businesses and operations into other hydrocarbon-rich shale areas. We serve customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment or disposal of fresh water and complex water flows, such as flowback and produced brine water, in connection with shale oil and gas hydraulic fracturing drilling, or “hydrofracturing,” operations. We also transport fresh water for production and provide services for site preparation, water pit excavations and remediation. At each of our wastewater disposal wells, we also separate and recover meaningful amounts of waste oil for reprocessing and sale into the secondary market.

As a result of acquisitions and our organic growth, we now own and operate a fleet of more than 500 trucks and approximately 1,100 frac tanks. In addition, we have 25 operating salt water disposal, or underground injection, wells in the Haynesville and Eagle Ford Shale areas with permitted combined capacity of more than 400,000 barrels per day. We are also in various stages of acquiring, developing and permitting additional salt water disposal wells in our operating markets.

We also develop underground pipelines for the efficient delivery of fresh water and removal of produced water, with a 50-mile underground water transport pipeline and a 19-mile underground pipeline expansion project under construction in the Haynesville Shale area. We also own approximately 200 miles of portable poly and aluminum pipe and associated pumps and other equipment that are used above ground for pumping and transporting water from streams, ponds and special holding areas, including our frac tanks, to hydraulic fracturing wells. These assets enhance our service capabilities to our underground pipeline network in the Haynesville area and are available to complement our current service offerings to our customers throughout all shale areas in which we operate.

Previously, we owned and operated a bottled water business through our subsidiary, China Water and Drinks, Inc. On September 30, 2011, we completed the disposition of all of our bottled water business.

Headquartered in Pittsburgh, Pennsylvania, Heckmann Corporation was incorporated in Delaware on May 29, 2007. Our principal executive offices are located at 300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108, and our website is http://www.heckmanncorp.com. Information contained in our web site is not incorporated by reference into and does not form any part of this prospectus.

Recent Developments

TFI Acquisition. On March 8, 2012, we announced that we entered into a definitive agreement to purchase Thermo Fluids Inc., or TFI, through the purchase of all of the issued and outstanding common stock of its parent corporation, TFI Holdings, Inc. The purchase price for the TFI acquisition is $245.0 million, of which $227.5 million is payable in cash and $17.5 million is payable in our common stock, which will be placed into escrow for approximately one year at the closing date. We expect that the TFI acquisition will close in the second quarter of 2012, subject to satisfaction or of customary closing conditions.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find Additional Information.”

RATIO OF EARNINGS TO FIXED CHARGES

We began our corporate existence on May 29, 2007, and until our October 30, 2008, acquisition of China Water, we were a blank check company with no operations. On September 30, 2011, we completed the disposition, through sale and abandonment, of all of our China Water business. Accordingly, the China Water business is reported as discontinued operations for financial reporting purposes for all relevant reporting periods. A presentation of the China Water results, on a discontinued operations basis, has been previously reported in our filings with the SEC, which are incorporated by reference in this prospectus. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations. Accordingly, the ratio of earnings to fixed charges prior to our inception on May 29, 2007, which does not provide meaningful information, is not presented.

	Year ended December 31,				For the Period May 29, 2007 (Inception) through December 31, 2007
	2011	2010(1)	2009(1)	2008
Ratio of earnings to fixed charges	0.03:1	N/A	N/A	(2)	(2)

(1)	The ratio of earnings to fixed charges was less than one to one coverage and accordingly represents a deficit of $12.4 million and $3.3 million for the twelve months ended December 31, 2010 and 2009, respectively.

(2)	We had fixed charges of approximately $21,900 and $10,200 for the twelve months ended December 31, 2008, and for the period from May 29, 2007 (inception), through December 31, 2007, respectively. Earnings for those two periods were approximately $8.6 million and $2.3 million, respectively. Accordingly, the ratio of earnings to fixed charges is not meaningful for these periods.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by this prospectus. Unless otherwise specified in the applicable prospectus supplement or any related free writing prospectus, we currently expect to use the net proceeds of our sale of securities for general corporate purposes, which may include, among other things:

•	working capital;

•	capital expenditures;

•	acquisitions;

•	stock repurchases; and

•	the repayment of outstanding indebtedness.

We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and supplemental indenture applicable to the debt securities. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the debt securities that we may offer using this prospectus. Further terms of the debt securities will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the debt securities in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of the applicable indenture, supplemental indenture and form of debt security.

General

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible or exchangeable debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock or other securities of ours or of a third party. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and an eligible banking institution or other eligible party, as trustee. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in a prospectus supplement (and any free writing prospectus).

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures are not complete and are qualified in their entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. You should read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and we will file supplemental indentures and forms of debt securities containing the terms of the debt securities being offered as exhibits to the registration statement of which this prospectus is a part or such supplemental indentures will be incorporated by reference to reports that we file with the SEC. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The indentures do not limit the amount of other debt that we may incur and do not contain financial or similar restrictive covenants. The indentures do not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities offered and the price or prices at which we will offer the debt securities. The description will include:

•	the title of the debt securities;

•	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which we must pay the principal;

•	whether the debt securities will be issued with any original issue discount;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	whether and under what circumstances, if any, we will pay a premium or additional amounts on any debt securities;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem or retire any debt security, if at all;

•	any obligation to redeem or repurchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the manner in which we will determine the amount of principal of or any premium or interest or additional amounts on the debt securities;

•	if other than United States dollars, the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity if other than 100%;

•

the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	whether the debt securities will be secured or unsecured, and the terms of any secured debt;

•	if applicable, that the debt securities are defeasible;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures, including whether the indenture will restrict our ability or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital shares or the capital shares of our subsidiaries;

•	redeem capital shares;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders or affiliates;

•	issue or sell shares of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	procedures for any auction or remarketing, if any; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity under the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than United States dollars in the prospectus supplement.

Guarantees

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of such guarantees. Any such guarantees will be made only by certain of our 100 percent-owned subsidiaries, will be made on a joint and several basis and will be full and unconditional.

Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any guarantor to incur additional secured or unsecured indebtedness or issue secured or unsecured guarantees.

Conversion and Exchange Rights

The applicable prospectus supplement or free writing prospectus will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

Unless otherwise indicated in a prospectus supplement, we may not make any payment on the subordinated debt securities if a default in the payment of the principal of, premium, if any, interest or other obligations, including a default under any repurchase or redemption obligation, in respect of senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to senior indebtedness that permits holders of the senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

Our financing agreements contain certain restrictions on our ability to incur additional senior and subordinated indebtedness. However, the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement or free writing prospectus with respect to that series. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “Global Securities” and will trade in book-entry form only.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer or exchange of any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•

the successor is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state, and assumes our obligations under the debt securities and the indentures, as appropriate; and

•	immediately after the transaction, no event of default occurs and continues.

The terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture.

Events of Default

Each of the following will constitute an event of default under each indenture, subject to modification or deletion as provided in a supplemental indenture with respect to any specific series of debt securities:

•	failure to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or deferred;

•	failure to pay any interest on any debt security when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

•

failure to perform any other covenant applicable to the series of debt securities (contained in the debt securities or the applicable indenture) that continues for a specified number of days after we (and the indenture trustee in the event of notice from security holders) receive notice from the indenture trustee or holders of at least a specified percentage in aggregate principal amount of the debt securities of that series;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default, other than an event of default as a result of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will automatically become immediately due and payable.

The holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, and in the event of a waiver after acceleration as described in the immediately preceding paragraph, we have received written notice of such waiver and have remedied such default or event of default. Any waiver shall cure the default or event of default.

Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee indemnity satisfactory to it. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•

the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered indemnity to the trustee satisfactory to it to institute the proceeding; and

•	the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, such holder’s debt securities.

Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

Modification and Waiver

By entering into supplemental indentures, we and the indenture trustee may modify the terms of an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect, omission or inconsistency in the indentures;

•	to evidence the assumption by a successor corporation of our obligations in compliance with the provisions described above under “Consolidation, Merger or Sale of Assets”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939, as amended;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to secure any series of debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•

to make such other provisions in regard to matters or questions arising under the indentures or supplemental indentures that do not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures or supplemental indentures, we and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal, premium or interest on any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

•	change the place or currency of payment of principal, premium or interest on any debt security;

•	impair the right to enforce any payment on any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

•	in the case of debt securities that are convertible or exchangeable into other securities, adversely affect the right of holders to convert or exchange any of the debt securities;

•	reduce the percentage in principal amount of outstanding securities of any series for which the holders’ consent is required;

•	reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

•	modify provisions with respect to the nine bullet points above.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Optional Redemption

Redemption at Our Option

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the indenture trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the depository in accordance with its procedures. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information, as applicable: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; the terms of conversion of the securities; any restrictions or conditions to redemption; the CUSIP number of the debt securities to be redeemed.

By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the indenture trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the applicable indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the indenture trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Repayment at Holder’s Option

If specified in the applicable prospectus supplement, the holders of the debt securities of a series will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at a time or times and subject to the conditions specified in the applicable prospectus supplement. If the holders of those debt securities have that option, the applicable prospectus supplement will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security; provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “Global Securities,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only person that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, upon our direction, the applicable indenture shall cease to be of further effect with respect to any series of debt securities issued under the applicable indenture specified by us, subject to the survival of specified provisions of the applicable indenture (including the obligation, if applicable, to exchange or convert debt securities of that series into other securities or property in accordance with their terms) when:

•	either

(A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the indenture trustee for cancellation, subject to exceptions, or

(B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the indenture trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

•	we have paid all other sums payable under the applicable indenture with respect to the debt securities of that series; and

•	the indenture trustee has received an officer’s certificate and an opinion of counsel called for by the applicable indenture.

At such time as we shall have satisfied the conditions set forth in the immediately preceding paragraph with respect to any series of guaranteed debt securities, each guarantor of the debt securities of that series shall (except as provided in the next succeeding sentence and subject to other limited exceptions) be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of that series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the indenture trustee and without the consent of the holders of any debt securities.

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the indenture trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the indenture trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indentures provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under such indentures, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and the third and fifth bullet points under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the indenture trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the indenture trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from an event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the indenture trustee an opinion of counsel that the conditions precedent to such defeasance have been satisfied and that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Notices

We will mail notices to holders of debt securities at the addresses that appear in the security register.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Information Concerning the Indenture Trustee

The indenture trustee undertakes to perform only those duties as are specifically set forth in the applicable indenture. The indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by an indenture at the request or direction of any of the applicable holders pursuant to such indenture unless such holders shall have offered to the indenture trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Payment and Paying Agents

Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

Unless the applicable prospectus supplement or free writing prospectus indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent, except we may pay interest by check mailed to the address of the person entitled to the payment. Unless the applicable prospectus supplement or free writing prospectus indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the applicable prospectus supplement or free writing prospectus. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF COMMON STOCK

The following summarizes the material terms of our common stock. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, in each case as amended, and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Our amended and restated certificate of incorporation, as amended, authorizes us to issue 500 million shares of common stock, par value $0.001 per share, and 1 million shares of preferred stock, par value $0.001 per share. As of March 5, 2012, 126,726,124 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our common stock is listed on the NYSE under the symbol “HEK.”

We have outstanding approximately 1.6 million privately-issued warrants to acquire shares of our common stock, of which 941,175 have an exercise price of $6.38 per share and expire on January 24, 2013, and the remaining 626,866 have an exercise price of $2.02 per share and expire on August 22, 2012. In addition, as of December 31, 2011, we had granted options to acquire 2,817,500 shares of common stock and 1,320,478 restricted stock units under the Heckmann Corporation 2009 Equity Incentive Plan; 963,393 shares of common stock remain available as of December 31, 2011, for future grants under this plan.

General

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by our stockholders. Our stockholders do not have cumulative voting rights.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Subject to the preferences and rights, if any, applicable to preferred stock, holders of our common stock are entitled to receive dividends if and when declared by the board of directors.

Rights upon Liquidation or Dissolution

Subject to the preferential rights of any other shares or series of capital stock or other securities, if we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, holders of our common stock will be entitled to share ratably in our assets legally available for distribution to those holders after the satisfaction of, or provision for, all of our debts and liabilities.

Staggered Board of Directors

Our amended and restated certificate of incorporation, as amended, provides that our board of directors is classified into three classes of directors of approximately equal size. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Delaware Anti-Takeover Law; Amended and Restated Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law: We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” for Section 203 purposes includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This provision could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire Heckmann.

DESCRIPTION OF PREFERRED STOCK

We may issue 1,000,000 shares of preferred stock par value $0.001 per share, from time to time in one or more classes or series, with the exact terms of each series or class established by our board. Without seeking stockholder approval, our board may issue preferred stock with voting and other rights that are greater than the rights of our common stock and could adversely affect the voting power of the holders of our common stock.

The rights, preferences, privileges and restrictions of the preferred stock of each series or class will be determined by our board of directors and set forth in a certificate of designations relating to such series or class that will amend our Certificate of Incorporation. We will include each certificate of designations as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred stock in any prospectus supplement will not necessarily describe all of the terms of the preferred stock in detail. You should read the applicable certificate of designations for a complete description of all of the terms.

This section describes the general terms of the preferred stock that we may offer using this prospectus. Further terms of the preferred stock will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the preferred stock in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of the certificate of designations.

As of the date of this prospectus, none of our authorized preferred stock has been designated by our board of directors for issuance as part of any particular series of preferred stock, and all of such preferred stock is therefore available for future issuance in the discretion of our board of directors as part of one or more series of preferred stock with terms yet to be determined.

Terms

You should refer to the prospectus supplement relating to the offering of any series of preferred stock for specific terms of the shares, including the following terms:

•	the maximum number of shares in the series or class and the distinctive designation;

•	number of shares offered and initial offering price;

•	the terms on which dividends, if any, will be paid;

•	the terms of any preemptive rights;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the repurchase or redemption of the shares of the series;

•

the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

•

terms and conditions upon which shares will be exchangeable into debt securities or any other securities, including the exchange price, rate or other manner of calculation, exchange period and any anti-dilution provisions, if applicable;

•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	the voting rights, if any, on the shares of the series;

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares; and

•	any material United States federal income tax consequences.

The issuance of preferred stock may delay, deter or prevent a change in control.

Ranking

Unless we provide otherwise in a prospectus supplement, the preferred stock offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all other equity securities ranking junior to the offered preferred stock;

•	on a parity with all of our equity securities ranking on a parity with the offered preferred stock; and

•	junior to all of our equity securities ranking senior to the offered preferred stock.

As used herein, the term “equity securities” does not include convertible debt securities.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights, except as may be required by applicable law.

Dividends

Subject to any preferential rights of any outstanding shares or series of shares, our preferred shareholders are entitled to receive dividends, if any, when and as authorized by our board of directors, out of legally available funds, as specified in the applicable prospectus supplement.

Redemption

If we provide for a redemption right in a prospectus supplement, the preferred stock offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that prospectus supplement.

Liquidation Preference

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital shares ranking senior, an amount equal to the stated or liquidation value of the series plus, if applicable, an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their our preferred stock if the shares were paid in full.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock or other securities will be set forth in the prospectus supplement relating to the offering of those preferred stock. These terms typically will include number of shares of common stock or other securities into which the preferred stock is convertible; conversion price (or manner of calculation); conversion period; provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; events, if any, requiring an adjustment of the conversion price; and provisions affecting conversion in the event of the redemption of that series of preferred stock.

Transfer Agent and Registrar

We will identify in a prospectus supplement the transfer agent and registrar for any series of preferred stock offered by this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

The description below and in the prospectus supplement is not complete. The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the depositary shares that we may offer using this prospectus. Further terms of the depositary shares will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the rights in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of the depositary agreement and the depositary receipt.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock.

The shares of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the United States, which we refer to as the “depositary.” The prospectus supplement will include the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock, to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights. The deposit agreement will include the terms and conditions for any sale of the depositary receipts and the audit rights of the owner of depositary shares. Depositary receipts will be issued for depositary shares.

The depositary may issue temporary depositary receipts substantially identical to, and entitling the holders to all the rights pertaining to, the definitive depositary receipts. Definitive depositary receipts will then be prepared thereafter and temporary depositary receipts may be exchanged for definitive depositary receipts at our expense.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute all cash dividends or other cash distributions on the preferred stock, rounded to the nearest cent, to the record holders of depositary shares in proportion to the numbers of such depositary shares owned by them on the relevant record date. Fractions of one cent not so distributed will be added to the next sum received by the depositary for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will, if feasible, distribute property received by it to the record holders of depositary shares entitled to them. If the distribution is not feasible, the depositary may, with our approval, sell the property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

After the redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. All rights of the holders of the depositary shares will cease, except the right to receive the money or other property to which the holders are entitled upon redemption and surrender of the depositary receipts for their depositary shares.

Voting the Preferred Stock

The depositary will mail to the holders of depositary shares the information contained in any notice of meeting at which the holders of preferred stock are entitled to vote. Each record holder of depositary shares on the record date for the preferred stock may instruct the depositary to exercise its voting rights with respect to the depositary shares. The depositary will attempt to vote the number of shares of preferred stock underlying such depositary shares in accordance with these instructions. We will agree to take any action required to enable the depositary to vote the depositary shares. The depositary will abstain from voting shares of preferred stock to the extent it does not receive instructions from the holders of depositary shares relating to that preferred stock.

Amendment and Termination of the Deposit Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, we and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time, except that neither of us can make any amendment that would materially and adversely alter the rights of the existing holders of depositary shares without approval by the record holders of at least a majority of the outstanding depositary shares. We or the depositary may terminate a deposit agreement only if:

•	all outstanding depositary shares relating thereto have been redeemed; or

•	there has been a final distribution to the holders of preferred stock and to the holders of the related depositary shares in the event of our liquidation, dissolution or winding up.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges listed in the deposit agreement as holders’ charges.

Withdrawal or Surrender of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if the law or any circumstance beyond its or our control prevents the performance of the depositary’s obligations under the deposit agreement. We and the depositary will be required only to perform our respective duties in good faith. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless the holders of those securities provide satisfactory indemnity. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us, and we may at any time remove the depositary. Any such resignation or removal will take effect when a successor depositary meeting the requirements of the depositary agreement is established.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the warrants to purchase common stock or other securities that we may offer using this prospectus. Further terms of the warrants will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the rights in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of the warrant and warrant agreement.

Outstanding Warrants

We have outstanding approximately 1.6 million privately-issued warrants to acquire shares of our common stock, of which 941,175 have an exercise price of $6.38 per share and expire on January 24, 2013, and the remaining 626,866 have an exercise price of $2.02 per share and expire on August 22, 2012.

Warrants We May Offer

We may issue additional warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

•	title of the warrants;

•	aggregate number of warrants;

•	price or prices at which the warrants will be issued;

•	designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

•	date, if any, on and after which the warrants and the debt securities offered with the warrants, if any, will be separately transferable;

•	purchase price for each security purchasable on exercise of the warrants;

•	the terms for changes to or adjustments in the exercise price, if any;

•	dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

•	minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;

•	anti-dilution provisions or other adjustments to the exercise price of the warrants;

•	terms of any right that we may have to redeem the warrants;

•	effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

•	name and address of the warrant agent, if any;

•	information with respect to book-entry procedures;

•	any material United States federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

DESCRIPTION OF RIGHTS

The complete terms of the rights will be contained in the rights agreements we enter into with rights agents. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the rights agreements and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the rights to purchase common stock or other securities that we may offer to shareholders using this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the rights in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable. As part of any rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue rights, each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. Further terms of the rights will be stated in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights. The rights agreements and rights certificates will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. See “Where You Can Find Additional Information” for information on how to obtain copies of the rights agreements and rights certificates.

The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including the record date for shareholders entitled to the rights distribution, the number of rights issued and the number of shares of common stock that may be purchased upon exercise of the rights, the exercise price of the rights, the date on which the rights will become effective and the date on which the rights will expire, and any applicable U.S. federal income tax considerations.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to shareholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for shareholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	the terms for changes to or adjustments in the exercise price, if any;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement;

•	our ability to withdraw or terminate the rights offering;

•	any material United States federal income tax consequences; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendment of the rights.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Prior to the exercise of a holder’s rights, the holder will not have any of the rights of holders of the securities issuable upon the exercise of the rights and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any document applicable to the securities comprising the units. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the units that we may offer using this prospectus. Further terms of the units will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the units in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the units and the related documents applicable to the securities constituting the units.

We may issue units, in one or more series, consisting of any combination of one or more of the other securities described in this prospectus. If we offer units, we will describe the terms in a prospectus supplement (and any free writing prospectus). Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

•	title of the units;

•	aggregate number of units;

•	price or prices at which the units will be issued;

•	designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

•	name and address of the unit agent;

•	information with respect to book-entry procedures;

•	any material United States federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Warrants,” “Description of Rights” and “Description of Purchase Contracts” will apply to each unit and to any common stock, preferred stock, debt security, warrant, right or purchase contract included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the State of New York. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

DESCRIPTION OF PURCHASE CONTRACTS

The complete terms of the purchase contracts will be contained in the contract documents and any related document applicable to the securities subject to the purchase contract. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the purchase contracts and any related document. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the purchase contracts that we may offer using this prospectus. Further terms of the purchase contracts will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the units in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the units and the related documents applicable to the securities constituting the units.

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our common stock, preferred stock, debt securities or depositary shares. The price of our securities that may be the subject of our purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock, debt securities or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	any material United States federal income tax considerations relevant to the purchase contracts;

•	whether the purchase contracts will be issued in fully registered global form; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendment of the purchase contracts.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Company, or

DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by other financial companies, including the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our Articles of Incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our Articles of Incorporation or the relevant indenture, warrant agreement, trust agreement or guarantee only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•

we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

•

there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture trust agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, any indenture trustee, any depositary, any rights agent, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through an underwriter or group of underwriters managed or co-managed by one or more underwriters, or to or through dealers, through agents, directly to one or more investors or through a combination of such methods of sale.

We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, placement agents, finders or dealers, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions set forth in the applicable underwriting agreement, and, subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved. We will describe in the applicable prospectus supplement the terms of any agreements or arrangements with broker-dealers, including volume limitations on sales, parties to the agreement and the conditions under which the agreement or arrangement may be terminated.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. These activities may cause the market price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of fees, discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short-sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

Reed Smith LLP will provide us with an opinion as to legal matters in connection with the securities we are offering. Thompson & Knight LLP will provide us with an opinion as to certain matters of Texas law in connection with the securities we are offering.

EXPERTS

The consolidated financial statements of Heckmann Corporation and subsidiaries as of December 31, 2011, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Heckmann Corporation and subsidiaries as of December 31, 2010, and for each of the years in the two-year period ended December 31, 2010, have been audited by GHP Horwath, P.C., independent registered public accounting firm, as stated in their report dated March 14, 2011 (December 7, 2011 as to the effects of the discontinued operations presentation for 2010 and 2009 as described in Note 12), and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TFI Holdings, Inc. and subsidiaries as of as of and for the years ended December 31, 2011, 2010, and 2009, have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen, LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

Information that we furnish to or file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to or exhibits included in these reports, are available free of charge on our website at www.heckmanncorp.com soon after such reports are furnished to or filed with the SEC. Our reports, including any exhibits included in such reports, that are filed with or furnished to the SEC are also available on the SEC’s website at www.sec.gov. You may also read and copy any materials filed or furnished by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549; information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may request copies of these documents from the SEC, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Neither the contents of our website nor that maintained by the SEC are incorporated into or otherwise a part of this filing. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Current Reports on Form 8-K filed with the SEC on March 13, 2012, and March 22, 2012; and

•

the description of our common stock contained in our registration statement on Form S-8 filed with the SEC on May 8, 2009, including any amendment or report filed for the purpose of updating that description.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Unless expressly incorporated into this prospectus, information furnished under Items 2.02 and 7.01 on a Current Report on Form 8-K, and the exhibits furnished pursuant thereto, shall not be incorporated by reference into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

These documents may be obtained as explained above (see “— Available Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number or via the Internet at:

Heckmann Corporation,

300 Cherrington Parkway, Suite 200,

Coraopolis, Pennsylvania 15108,

Attn: Investor Relations

Telephone no.: (412) 329-7275

Website: www.heckmanncorp.com

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

16,700,000 Shares

Common Stock

Credit Suisse

Jefferies

Roth Capital Partners

Prospectus Supplement

March    , 2012